Exhibit 10.1

Execution Version

LOAN AND SECURITY AGREEMENT

Dated as of June 1, 2015

KEY ENERGY SERVICES, INC., and

KEY ENERGY SERVICES, LLC,

as Borrowers

BANK OF AMERICA, N.A.,

as Administrative Agent

and

BANK OF AMERICA, N.A.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Co-Collateral Agents

and

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Bookrunners

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Syndication Agent

7.6.	Further Assurances	59
7.7.	Certain Limited Exclusions	59
7.8.	Intercreditor Agreement	60
Section 8.	COLLATERAL ADMINISTRATION	60
8.1.	Borrowing Base Reports	60
8.2.	Accounts	61
8.3.	Proceeds of the Term Loans	61
8.4.	Equipment	62
8.5.	Deposit Accounts	62
8.6.	General Provisions	63
8.7.	Power of Attorney	64
Section 9.	REPRESENTATIONS AND WARRANTIES	64
9.1.	General Representations and Warranties	64
9.2.	Complete Disclosure	72
Section 10.	COVENANTS AND CONTINUING AGREEMENTS	73
10.1.	Affirmative Covenants	73
10.2.	Negative Covenants	79
10.3.	Financial Covenants	87
Section 11.	GUARANTY	88
11.1.	Guaranty	88
11.2.	No Setoff or Deductions; Taxes; Payments	89
11.3.	Rights of Secured Parties	89
11.4.	Certain Waivers	89
11.5.	Obligations Independent	90
11.6.	Subrogation	90
11.7.	Termination; Reinstatement	90
11.8.	Subordination	90
11.9.	Stay of Acceleration	91
11.10.	Expenses	91
11.11.	Miscellaneous	91
11.12.	Condition of Borrowers	91
11.13.	Additional Guarantors	91
Section 12.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	91
12.1.	Events of Default	91
12.2.	Remedies upon Default	92
12.3.	License	93
12.4.	Setoff	93
12.5.	Remedies Cumulative; No Waiver	94
Section 13.	AGENTS	94
13.1.	Appointment, Authority and Duties of Agents	94
13.2.	Agreements Regarding Collateral and Borrower Materials	95
13.3.	Reliance By Administrative Agent	96
13.4.	Action Upon Default	96
13.5.	Ratable Sharing	96
13.6.	Indemnification	97
13.7.	Limitation on Responsibilities of Administrative Agent	97
13.8.	Successor Administrative Agent and Co-Agents	97
13.9.	Due Diligence and Non-Reliance	98
13.10.	Remittance of Payments and Collections	98
13.11.	Individual Capacities	99
13.12.	Titles	99
13.13.	Bank Product Providers	99

(ii)

13.14.	Co-Collateral Agents	99
13.15.	No Third Party Beneficiaries	100
Section 14.	BENEFIT OF AGREEMENT; ASSIGNMENTS	100
14.1.	Successors and Assigns	100
14.2.	Participations	100
14.3.	Assignments	101
14.4.	Replacement of Certain Lenders	102
Section 15.	MISCELLANEOUS	102
15.1.	Consents, Amendments and Waivers	102
15.2.	Indemnity	103
15.3.	Notices and Communications	103
15.4.	Performance of Borrowers’ Obligations	105
15.5.	Credit Inquiries	105
15.6.	Severability	105
15.7.	Cumulative Effect; Conflict of Terms	105
15.8.	Counterparts; Execution	105
15.9.	Entire Agreement	105
15.10.	Relationship with Lenders	105
15.11.	No Advisory or Fiduciary Responsibility	106
15.12.	Confidentiality	106
15.13.	[Reserved.]	107
15.14.	GOVERNING LAW	107
15.15.	Consent to Forum	107
15.16.	Waivers by Borrowers	107
15.17.	Patriot Act Notice	108
15.18.	NO ORAL AGREEMENT	108

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment

Schedule 1.1	Commitments of Lenders
Schedule 1.1(A)	[Reserved]
Schedule 1.1(B)	Closing Date Immaterial Domestic Subsidiaries
Schedule 1.1(C)	Closing Date Excluded Property
Schedule 1.1(D)	Specified Account Debtors
Schedule 2.3	Existing Letters of Credit
Schedule 7.4.1	Commercial Tort Claims
Schedule 8.5	Deposit Accounts
Schedule 9.1.16	Restrictive Agreements
Schedule 9.1.18	Names and Capital Structure
Schedule 9.1.19	Locations of Offices
Schedule 9.1.21	Intellectual Property
Schedule 9.1.24	Hedging Agreements
Schedule 9.1.25(a)	Filing Offices
Schedule 10.1.20	Post-Closing Undertakings
Schedule 10.2.1(l)	Closing Date Borrowed Money
Schedule 10.2.4	Investments

(iii)

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is dated as of June 1, 2015 (this “Agreement”), among KEY ENERGY SERVICES, INC., a Maryland corporation (the “Company”), KEY ENERGY SERVICES, LLC, a Texas limited liability company (“Key Energy LLC”, and together with the Company, collectively, “Borrowers”), certain subsidiaries of the Borrowers named as guarantors herein, the financial institutions party to this Agreement from time to time as Lenders, BANK OF AMERICA, N.A., a national banking association, as administrative agent for the Lenders (in such capacity, “Administrative Agent”) and BANK OF AMERICA, N.A., a national banking association, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as co-collateral agents for the Lenders (in such capacity, “Co-Collateral Agents”).

R E C I T A L S:

Borrowers have requested that Lenders provide a credit facility to Borrowers to finance their mutual and collective business enterprise. Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1. Definitions. As used herein, the following terms have the meanings set forth below:

ABL Priority Collateral: as defined in the Intercreditor Agreement.

Account: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

Account Debtor: a Person obligated under an Account, Chattel Paper or General Intangible.

Accounts Formula Amount: (a) 85% of the Value of Eligible Accounts; provided, however, that such percentage shall be reduced by 1.0% for each percentage point (or portion thereof) that the Dilution Percent exceeds 5% plus (b) the lesser of (i) the greater of (x) $35,000,000 and (y) 25.0% of the aggregate amount of Revolver Commitments then in effect, and (ii) 80% of the Value of Eligible Unbilled Accounts; provided, however, that such percentage shall be reduced by 1.0% for each percentage point (or portion thereof) that the Dilution Percent exceeds 5%.

Acquisition: a transaction or series of transactions resulting in (a) acquisition of a business, division or all or substantially all assets of a Person; (b) record or beneficial ownership of more than 50% of the Equity Interests of a Person; or (c) merger, consolidation or combination of a Borrower or a Restricted Subsidiary with another Person.

Additional Issuing Bank: any financial institution that is a Lender selected by the Borrower Agent and approved by Administrative Agent (which approval shall not be unreasonably withheld or delayed) to issue one or more Letters of Credit hereunder, provided that such financial institution consents to becoming an Additional Issuing Bank and provided further that such financial institution shall become a party to this Agreement in the capacity as an Issuing Bank by executing a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and signed by the Borrower, the Additional Issuing Bank and Administrative Agent.

Affiliate: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

Affiliate Transaction: as defined in Section 10.2.10.

Agent: each of Administrative Agent and each Co-Collateral Agent.

Agent Indemnitees: each Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by any Agent.

Allocable Amount: as defined in Section 5.11.3(b).

Anti-Terrorism Law: any law relating to terrorism or money laundering, including the Patriot Act.

Anti-Corruption Laws: all laws, rules and regulations of any jurisdiction applicable to the Borrowers or their Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the U.S. Foreign Corrupt Practices Act (FCPA) and the U.K. Bribery Act.

Applicable Law: all laws, rules, regulations and binding governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Margin: (a) 4.50% per annum in the case of LIBOR Revolver Loans and (b) 3.50% per annum in the case of Base Rate Loans.

Approved Fund: any Person (other than a natural Person) engaged in making, purchasing, holding or otherwise investing in commercial loans in its ordinary course of activities and that is administered or managed by a Lender, an entity that administers or manages a Lender or an Affiliate of either.

Asset Coverage Ratio: as of any date of determination, the ratio, determined on a consolidated basis for the Company and its Consolidated Subsidiaries, of (a) PP&E Value to (b) the sum of (i) the outstanding principal amount of the Debt under the Term Loan Documents, and, after the Discharge of Term Obligations, the outstanding principal amount of the Debt under the Loan Documents as of such date, plus (ii) the amount of any fine or settlement payable as a result of the FCPA Matter that is secured by a Lien on the Collateral as of such date.

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of any Obligor or any Restricted Subsidiary, including any disposition in connection with a sale-leaseback transaction or synthetic lease.

Assignment: an assignment and acceptance agreement between a Lender and Eligible Assignee, in the form of Exhibit A or otherwise reasonably satisfactory to Administrative Agent.

Availability: the Borrowing Base minus Revolver Usage.

Availability Reserve: the sum (without duplication) of (a) the Bank Product Reserve; (b) the aggregate amount of liabilities secured by Liens upon the ABL Priority Collateral that are senior to Administrative Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); and (c) such additional reserves, in such amounts and with respect to such matters, as Co-Collateral Agents in their Permitted Discretion may elect to impose from time to time.

Bank of America: Bank of America, N.A., a national banking association, and its successors and assigns.

Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, agents and attorneys.

Bank Product: any of the following products, services or facilities extended to any Borrower or Affiliate of a Borrower by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card, purchase cards and merchant card services; and (d) other banking products or services, other than Letters of Credit.

Bank Product Reserve: the aggregate amount of reserves established by Co-Collateral Agents from time to time in their Permitted Discretion in respect of Secured Bank Product Obligations.

Bankruptcy Code: Title 11 of the United States Code.

Base Rate: for any day, a per annum rate equal to the greatest of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30 day interest period as of such day, plus 1.0%.

Base Rate Loan: any Loan that bears interest based on the Base Rate.

Base Rate Revolver Loan: a Revolver Loan that bears interest based on the Base Rate.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor or (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments; (b) Capital Leases; (c) reimbursement obligations with respect to drawn letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

Borrower Agent: as defined in Section 4.4.

Borrower Materials: Borrowing Base Reports, Compliance Certificates, Settlement Payment Certificate, Payment Conditions Certificate and other information, reports, financial statements (other than projections and any other forward-looking statements) and other materials delivered by Borrowers hereunder, as well as other Reports and information provided by any Agent to Lenders.

Borrowing: a group of Loans that are made or converted together on the same day and have the same interest option and, if applicable, Interest Period.

Borrowing Base: on any date of determination, an amount equal to (a) the lesser of (i) the aggregate Revolver Commitments; or (ii) the sum of the Accounts Formula Amount plus the lesser of (A) the Segregated Account Cash Balance and (B) $15,000,000, minus (b) the Availability Reserve.

Borrowing Base Report: a report of the Borrowing Base by Borrowers, in form and substance satisfactory to Administrative Agent.

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina and New York, and if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted in the London interbank market.

Capital Expenditures: all expenditures made by a Borrower or Restricted Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year.

Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Administrative Agent to Cash Collateralize any Obligations.

Cash Collateral Account: a demand deposit, money market or other account established by Administrative Agent at such financial institution as Administrative Agent may select in its Permitted Discretion, which account shall be subject to a Lien in favor of Administrative Agent for the benefit of Secured Parties.

Cash Collateralize: the delivery of cash to Administrative Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 103% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Secured Bank Product Obligations), in an amount equal to Administrative Agent’s good faith estimate of the amount due or to become due, including fees, expenses and indemnification hereunder. “Cash Collateralization” has a correlative meaning.

Cash Equivalents: (a) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one (1) year from the date of creation thereof; (b) deposits maturing within one (1) year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively or, in the case of any Foreign Subsidiary, a bank organized in a jurisdiction in which the Foreign Subsidiary conducts operations having assets in excess of $500,000,000; (c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) hereof, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (d) commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody’s; (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) hereof; and (f) deposits in money market funds investing exclusively in Investments described in clauses (a) through (e) hereof.

Cash Management Services: services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

CFC: as defined in the definition of “Foreign Subsidiary”.

Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

Change of Control: the occurrence of one or more of the following events:

(a) any sale, lease, transfer, conveyance or other disposition (in one transaction or a series of related transactions) of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Agreement) unless immediately following such sale, lease, transfer, conveyance or other disposition in compliance with this Agreement such properties or assets are owned, directly or indirectly, by (i) the Company or a Subsidiary of the Company or (ii) a Person controlled by the Company or a Subsidiary of the Company;

(b) the approval by the holders of Equity Interests of the Company of any plan or proposal for the liquidation or dissolution of the Company;

(c) the acquisition, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of the Equity Interests of the Company by any Person or Group that, as a result of such acquisition, either (i) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, 50.1% or more of the Company’s then outstanding Equity Interests or Voting Stock or (ii) otherwise has the ability to elect, directly or indirectly, a majority of the members of the board of directors of the Company, including, without limitation, by the acquisition of revocable proxies for the election of directors;

(d) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders (or members, as applicable) of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office;

(e) a “change in control”, “change of control offer” or any comparable term under, and as defined in, the Senior Notes Indenture or the Term Loan Credit Agreement; or

(f) (i) the Company ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in Key Energy LLC or any other Borrower or (ii) the sale or transfer of all or substantially all assets of a Borrower, except to another Borrower.

Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of any Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date: as defined in Section 6.1.

Co-Collateral Agent: has the meaning assigned to such term in the preamble hereto.

Code: the Internal Revenue Code of 1986.

Collateral: all Property described in Section 7.1 (and not excluded by Section 7.7), all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Commitment: for any Lender, the aggregate amount of such Lender’s Revolver Commitment. “Commitments” means the aggregate amount of all Revolver Commitments.

Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrowers terminate the Revolver Commitments pursuant to Section 2.1.4; or (c) the date on which the Revolver Commitments are terminated pursuant to Section 12.2.

Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

Company: as defined in the introductory paragraph hereto.

Compliance Certificate: a certificate, in form and substance satisfactory to Administrative Agent, by which Borrowers (a) certify compliance with Section 10.3, (b) calculate the Fixed Charge Coverage Ratio, the Asset Coverage Ratio and Liquidity for the applicable date (regardless of whether compliance with the Fixed Charge Coverage Ratio, the Asset Coverage Ratio or Liquidity for the applicable date is tested for such period), (c) to the extent applicable, attach related consolidating financial statements reflecting the adjustments necessary to eliminate (1) the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements and (2) the financial and other operational results of Unrestricted Subsidiaries (if any), (d) sets forth reasonably detailed calculations satisfactory to the Administrative Agent demonstrating that the aggregate value of the Excluded Property as of the last day of the period covered by such Compliance Certificate does not exceed $45,000,000 (giving effect to the Real Estate and Vehicles subject to Section 10.1.20 as if all of the steps set forth on Schedule 10.1.20 have been completed with respect thereto (but only for as long as Section 10.1.20 has not been breached with respect to such Real Estate or Vehicles), and (e) lists any office or place of business that was opened or was closed during the period covered by the certificate.

Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.

Consolidated Cash Interest Expense: Consolidated Interest Expense excluding any amount described in clause (a) of the definition thereof and any amount not payable in cash (including any interest payable-in-kind).

Consolidated Interest Expense: for any period, the sum (determined without duplication) of the aggregate gross interest expense of the Company and the Consolidated Subsidiaries for such period, whether paid or accrued, including to the extent included in interest expense under GAAP: (a) amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Agreement; (b) any interest expense on Debt of another Person that is guaranteed by the Company or any Consolidated Subsidiary or secured by a Lien on assets of the Company or any Consolidated Subsidiary (whether or not such guarantee or Lien is called upon); (c) capitalized interest and (d) the portion of any payments or accruals under Capital Leases allocable to interest expense, plus the portion of any payments or accruals under Synthetic Leases allocable to interest expense whether or not the same constitutes interest expense under GAAP.

Consolidated Net Income: for any period of determination, the aggregate of the net income (or loss) of the Company and the Consolidated Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Company or any Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Company and the Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Company or to a Consolidated Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Applicable Law applicable to such Consolidated Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) any non-cash gains or losses during such period, including any under ASC 718 or ASC 815 and (d) any non-cash gains or losses attributable to writeups or writedowns of assets.

Consolidated Subsidiaries: each Restricted Subsidiary of the Company (whether now existing or hereafter created or acquired) the financial statements of which shall be consolidated with the financial statements of the Company in accordance with GAAP.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Covenant Trigger Period: the period (a) commencing on the day that Availability is less than the greater of (X) $20,000,000 and (Y) 20.0% of the aggregate amount of Revolver Commitments on such day; and (b) continuing until the day (1) Availability has been greater than the greater of (X) $20,000,000 and (Y) 20.0% of the aggregate amount of Revolver Commitments and (2) no Default has occurred and is continuing, in the case of each of the clauses (b)(1)(X), (b)(1)(Y) and (b)(2), for a period of 90 consecutive calendar days.

Cure Period: as defined in Section 10.3.2.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt: for any Person, the sum of the following (without duplication): (a) all obligations of such Person for Borrowed Money; (b) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services; (c) all obligations under Synthetic Leases; (d) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (e) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (f) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (g) obligations to pay for goods or services even if such goods or services are not actually received or utilized by such Person; (h) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by Applicable Law but only to the extent of such liability; and (i) Disqualified Capital Stock.

Debtor Relief Laws: as defined in Section 11.1.

Deemed Cash Equivalents: each of the following:

(a) the assumption of any liabilities (as shown on the Company’s or the Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary of the Company (other than liabilities that are by their terms subordinated to Loans or any Guarantee) by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or the Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or the Restricted Subsidiary into cash or Cash Equivalents within 180 days following their receipt (to the extent of cash or Cash Equivalents received; and

(c) accounts receivable of a business retained by the Company or any of its Restricted Subsidiaries following the sale of such business; provided, that such accounts receivable are not (i) past due more than 60 days and (ii) do not have a payment date greater than 90 days from the date of the invoice creating such accounts receivable.

Default: any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto, and with respect to the fee payable pursuant to Section 3.2.2 herein as provided in the last sentence thereof.

Defaulting Lender: any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two Business Days; (b) has notified Administrative Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect; (c) has failed, within three Business Days following request by Administrative Agent or any Borrower, to confirm in a manner satisfactory to Administrative Agent and Borrowers that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority); provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender’s agreements.

Deposit Account Control Agreement: control agreement satisfactory to Administrative Agent executed by an institution maintaining a Deposit Account for an Obligor, to perfect Administrative Agent’s Lien on such account.

Designated Jurisdiction: a country or territory that is the subject of a Sanction.

Dilution Percent: the percent, determined for Borrowers’ most recent Fiscal Quarter, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts, divided by (b) gross sales.

Discharge of Term Obligations: as defined in the Intercreditor Agreement.

Disqualified Capital Stock: any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the later of (a) the Revolver Termination Date and (b) the latest maturity of the Term Loans at the date of issuance of such Equity Interest.

Distribution: any payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); distribution, advance or repayment of Debt to a holder of Equity Interests; or purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Dollars: lawful money of the United States.

Domestic Subsidiary: any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

Dominion Account: a special account established by Borrowers at Bank of America or another bank acceptable to Administrative Agent, over which Administrative Agent has control (and either has or may obtain exclusive control for withdrawal purposes).

Drawing Document: any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.

EBITDA: for any period of determination, the sum of (without duplication), the following determined on a consolidated basis: (a) Consolidated Net Income during such period;

plus (b) to the extent deducted from Consolidated Net Income in such period: (i) income tax expense, (ii) franchise tax expense, (iii) Consolidated Interest Expense, (iv) amortization and depreciation during such period, (v) all non-cash charges and adjustments, (vi) non-recurring cash expenses related to the Transactions, (vii) non-recurring cash expenses relating to transactions permitted pursuant to Section 10.2.9(k) provided that the aggregate expenses added back pursuant to this clause (vii) shall not exceed

$10,000,000 through the Revolver Termination Date, (viii) expenses incurred in connection with the FCPA Matter during the Fiscal Quarters ending March 31, 2015, June 30, 2015, September 30, 2015 and December 31, 2015; provided that expenses added back pursuant to this clause (viii) may not exceed in any such Fiscal Quarter the dollar amount set forth below opposite such Fiscal Quarter:

Fiscal Quarter Ending	Maximum FCPA Expense Addback
March 31, 2015	$18,000,000
June 30, 2015	$10,000,000
September 30, 2015	$5,000,000
December 31, 2015	$5,000,000

provided, that to the extent the Maximum FCPA Expense Addback in any of the above Fiscal Quarters is not fully used, the unused amount may be carried forward to any subsequent Fiscal Quarter ending on or prior to December 31, 2016;

and (ix) the amount of any settlement of the FCPA Matter;

minus (c) the amount of any cash payment of any settlement of the FCPA Matter in excess of the Net Liquidity, determined immediately prior to such cash payment;

provided, that if the Company or any Consolidated Subsidiary shall acquire or dispose of any Property in an aggregate amount of at least $15,000,000 during such period (other than (A) pursuant to clauses (a), (b), (d), (e), (f), (h) and (i) of Section 10.2.9 and (B) acquisitions and dispositions of Equipment in the Ordinary Course of Business), then EBITDA shall be calculated, with calculation in form and substance reasonably satisfactory to Administrative Agent, after giving pro forma effect to such acquisition or disposition, as if such acquisition or disposition had occurred on the first day of such period (provided that Administrative Agent is reasonably satisfied with the form and substance of the related projections).

Notwithstanding any of the foregoing to the contrary, for purposes of calculating all financial ratios and tests for any four-Fiscal Quarter period that includes the Fiscal Quarter ending June 30, 2014, September 30, 2014 or December 31, 2014, EBITDA shall be based on the sum of (a) the applicable amounts specified below for such Fiscal Quarter, and (b) EBITDA for the portion of such four-Fiscal Quarter period not including such Fiscal Quarter:

Fiscal Quarter Ending	EBITDA
June 30, 2014	$44,237,000
September 30, 2014	$47,617,000
December 31, 2014	$41,593,000

Eligible Account: an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars and is deemed by Co-Collateral Agents, in their Permitted Discretion, to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if (a) it is unpaid for more than 60 days after the original due date, or more than 90 days after the original invoice date; (b) 50% or more of the Accounts owing by the

Account Debtor are not Eligible Accounts under the foregoing clause; (c) when aggregated with other Accounts owing by the Account Debtor, it exceeds 20% (or 30% for any Account Debtor listed on Schedule 1.1(D) (each such Account Debtor, together with any additional Account Debtor that may be approved by Co-Collateral Agents from time to time in their discretion in writing, a “Specified Account Debtor”) for so long as such Specified Account Debtor has and maintains Investment Grade Rating) of the aggregate Eligible Accounts (or such higher percentage as Co-Collateral Agents may establish for the Account Debtor from time to time) (provided that only the amount in excess of 20% (or in excess of 30% for the Specified Account Debtor that has and maintains Investment Grade Rating (or in excess of such higher percentage as Co-Collateral Agents may establish for the Account Debtor from time to time) shall be deemed ineligible); (d) it does not conform in any material respect with a covenant or representation herein; (e) it is owing by a creditor or supplier who has not entered into an agreement reasonably satisfactory to Co-Collateral Agents waiving applicable rights of setoff, or is otherwise reasonably determined to be subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent (other than Accounts approved by Co-Collateral Agents in their Permitted Discretion owing to a Borrower pursuant to an order granting critical vendor status to a Borrower), or is subject to any Sanction or on any specially designated nationals list maintained by OFAC; or the Borrowers are not able to bring suit or enforce remedies against the Account Debtor through judicial process (unless such Account is guaranteed or supported by a guarantor or support provider reasonably acceptable to Co-Collateral Agents, on such terms as a reasonably acceptable to Co-Collateral Agents); (g) the Account Debtor is organized or has its principal offices or 50% or more of its assets outside the United States or Canada unless Co-Collateral Agents have consented to such Account Debtor in their Permitted Discretion or the Account is supported by a letter of credit (delivered to and directly drawable by Administrative Agent) or credit insurance reasonably satisfactory in all respects to Co-Collateral Agents; (h) it is owing by a Governmental Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Co-Collateral Agents in compliance with the federal Assignment of Claims Act; (i) it is not subject to a duly perfected, first priority Lien in favor of Administrative Agent, or is subject to any other Lien (other than Liens permitted by clauses (i) or (j) of Section 10.2.2 and inchoate Liens permitted by Section 10.2.2 that are at all times junior to Administrative Agent’s Liens); (j) the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (l) its payment has been extended beyond the periods specified in clause (a) above or the Account Debtor has made a partial payment (solely with respect to the invoice relating to such Account); (m) it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes; (n) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof; or (p) it has not been billed or is not evidenced by an invoice. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded.

Eligible Assignee: a Person that is (a) a Lender (except for any Defaulting Lender and its Affiliates), Affiliate of a Lender or Approved Fund; (b) any other assignee approved by Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Agent (which approval by the Borrower Agent shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five Business Days after notice of the proposed assignment is given to the Borrower Agent); and (c) during an Event of Default, any Person acceptable to Administrative Agent in its discretion.

Eligible Unbilled Account: an Account which would be Eligible Accounts but for the failure to satisfy the terms of clause (p) of the definition of Eligible Account; provided that any such Account shall cease to be an Eligible Unbilled Account if an invoice with respect thereto shall not be delivered to the applicable Account Debtor within 30 calendar days following the date on which such Account was originally created.

Enforcement Action: any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, action in an Obligor’s Insolvency Proceeding or otherwise).

Environmental Laws: Applicable Laws (including programs, permits and guidance promulgated by regulators) relating to public health (other than occupational safety and health regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Notice: a notice (whether written or, to any Borrower’s knowledge, oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Permit: any permit, registration, license, notice, approval, consent, exemption, variance, spill or response plan, or other authorization required under or issued pursuant to applicable Environmental Laws.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) withdrawal of an Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) complete or partial withdrawal by an Obligor or ERISA Affiliate from a Multiemployer Plan; (d) filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, or the institution of proceedings by the PBGC to terminate a Pension Plan; (e) determination that any Pension Plan is considered an at-risk plan or a plan in critical or endangered status under the Code or ERISA; (f) an event or condition that constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Pension Plan; (g) imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate; or (h) failure by an Obligor or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan.

Event of Default: as defined in Section 12.1.

Excepted Liens: (a) Liens for Taxes, assessments or other governmental charges or levies (other than (i) any Lien attaching for failure to pay any fine or settlement amount in connection with the FCPA Matter or (ii) any Lien securing any fine or settlement amount in connection with the FCPA Matter which is senior to the Lien in favor of the Administrative Agent or the Term Loan Agent or which is granted with the consent or approval of any Borrower or any of its Subsidiaries) which are not delinquent or which are being Properly Contested; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being Properly Contested; (c) landlord’s liens, maritime liens, liens granted under storage contracts, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens, in each case arising in the Ordinary Course of Business or incident to the operation and maintenance of Properties each of which is in respect of obligations that are not delinquent or which are being Properly Contested; (d) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board of Governors and no such deposit account is intended by any Borrower or any Restricted Subsidiaries to provide collateral to the depository institution; (e) easements, zoning restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of any Borrower or any Restricted Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines or distribution lines, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by any Borrower or any Restricted Subsidiary or materially impair the value of such Property subject thereto; (f) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature, in each case incurred in the Ordinary Course of Business and (g) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; provided, further that Liens described in clauses (a) through (d), (f) and (g) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.

Exchange Act: Securities Exchange Act of 1934 and any successor statute thereto, in each case as amended from time to time.

Excluded Property: any Real Estate and Vehicles owned by an Obligor that are designated by such Obligor as Excluded Property; provided that the aggregate value of all Real Estate and Vehicles owned by Obligors that constitute Excluded Property may not exceed $45,000,000 (it being understood and agreed that if the aggregate value of all such Real Estate and Vehicles exceeds $45,000,000, Obligors shall subject one or more pieces of Real Estate to the Mortgages pursuant to Section 7.3.1 and/or subject one or more Vehicles to the Lien in favor of Administrative Agent pursuant to Section 7.3.2 such that the aggregate value of all such Real Estate and Vehicles that are not subject to a Mortgage or Lien is less than $45,000,000); provided further that in no event shall any Specified Vehicle constitute Excluded Property. For purposes of calculating the aggregate value of the Property described above, (a) the value assigned to any Real Estate shall be the individual net book value of such Real Estate and (b) the value assigned to any Vehicle shall be the value assigned to such Vehicle in the most recent PP&E Report. All of the Excluded Property as of the Closing Date is listed on Schedule 1.1(C).

Excluded Subsidiary: (a) an Immaterial Domestic Subsidiary, (b) a captive insurance Subsidiary, (c) a Foreign Subsidiary, (d) an Unrestricted Subsidiary, (e) KES Mexico Holding Company, LLC, a Delaware limited liability company, (f) KES Global Holdings, LLC, a Delaware limited liability company and (g) subject to Section 10.1.20, Key Energy Services (Mexico), LLC, a Delaware limited liability company.

Excluded Swap Obligation: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an “eligible contract participant” as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.

Excluded Taxes: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower Agent under Section 14.4) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 5.9, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately prior to such assignment or to such Lender immediately prior to its change in Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.10 and (d) any U.S. federal withholding Taxes imposed under FATCA.

Executive Order: Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001.

Existing Credit Agreement: as defined in Section 6.1(p).

Existing Letters of Credit: the letters of credit previously issued under the Existing Credit Agreement that are outstanding as of the Closing Date and listed on Schedule 2.3 hereto.

Extraordinary Expenses: all reasonable and documented costs, expenses or advances that Administrative Agent may incur during an Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Administrative Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Administrative Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise of any rights or remedies of Administrative Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and reasonable and documented standby fees, legal fees, appraisal fees, brokers’ and auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

FATCA: Sections 1471 through 1474 of the Code (including any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

FCPA Matter: as defined in the definition of the term “Material Adverse Effect.”

Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Administrative Agent.

Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of Borrowers and Restricted Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for the Company and its Consolidated Subsidiaries for the most recently completed four-Fiscal Quarter or, during the Reporting Trigger Period, for the most recently completed 12-month period, of (a) EBITDA minus Capital Expenditures (excluding (i) those financed or funded with Borrowed Money (other than Revolver Loans), (ii) the portion thereof funded with the Net Proceeds from Asset Dispositions of Equipment or Real Estate which Borrowers are permitted to use to purchase assets pursuant to Section 8.6.2(c) and (iii) the portion thereof funded with the proceeds of casualty insurance or condemnation awards in respect of any Equipment and Real Estate which Borrowers are not required to use to prepay the Loans pursuant to Section 8.6.2(b) or with the proceeds of casualty insurance or condemnation awards in respect of any other Property) and (iv) cash taxes paid (net of cash tax refunds received during such period), to (b) Fixed Charges.

Fixed Charges: the sum of Consolidated Cash Interest Expense, scheduled principal payments made on Borrowed Money, and Distributions (other than Upstream Payments) paid in cash.

Flood Laws: (a) the National Flood Insurance Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, (c) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto, and (d) all other applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders relating to flood matters, in each case, as now or hereafter in effect or any successor statute thereto.

FLSA: the Fair Labor Standards Act of 1938.

Foreign Lender: any Lender that is not a U.S. Person.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary: a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code (a “CFC”).

Fronting Exposure: a Defaulting Lender’s interest in LC Obligations, Swingline Loans and Protective Advances, except to the extent Cash Collateralized by the Defaulting Lender or allocated to other Lenders hereunder.

Full Payment: with respect to any Obligations or Guaranteed Obligations, as applicable, (a) the full cash payment thereof (other than inchoate or contingent or reimbursable obligations for which no claim has been asserted), including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); and (b) if such Obligations or Guaranteed Obligations are LC Obligations or inchoate or contingent in nature (other than inchoate or contingent or reimbursable obligations for which no claim has been asserted), Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Administrative Agent in its Permitted Discretion, in the amount of required Cash Collateral). No Loans shall be deemed to have been paid in full unless all Commitments related to such Loans have expired or been terminated.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies, such as the European Union or the European Central Bank).

Guaranteed Obligations: as defined in Section 11.1.

Guarantor Payment: as defined in Section 5.11.3(b).

Guarantors: (a) Key Energy Mexico, LLC, a Delaware limited liability company and (b) each other Person that guarantees payment or performance of the Obligations, provided that, for purposes of clarity, no Excluded Subsidiary shall be a Guarantor.

Guaranty: the guaranty of each Guarantor set forth in Section 11.

Hazardous Material: any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance, “ “hazardous material, “ “hazardous waste, “ “solid waste, “ “toxic waste, “ “extremely hazardous substance,” “toxic substance, “ “contaminant, “ “pollutant, “ or words of similar meaning or import found in any applicable Environmental Law; (b) hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes, to the extent any of the foregoing are present in quantities or concentrations prohibited under applicable Environmental Laws.

Hedging Agreement: a “swap agreement” as defined in Section 101(53B)(A) of the Bankruptcy Code.

Hedging Termination Value: in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s)

determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined by the counterparties to such Hedging Agreements.

Immaterial Domestic Subsidiary: any Domestic Subsidiary of the Company (other than a Subsidiary that is a Borrower or a Subsidiary that is a Guarantor on the Closing Date) designated by Borrower Agent in writing as an Immaterial Domestic Subsidiary which has assets with a net book value of $1,000,000 or less and annual revenues of $1,000,000 or less; provided that all Domestic Subsidiaries so designated as Immaterial Domestic Subsidiary may not have at any time, in the aggregate, assets with a net book value exceeding $5,000,000 or annual revenues exceeding $5,000,000; and in the event such thresholds are exceeded at any time, and Borrower Agent does not promptly deliver to Administrative Agent a written notice asserting that such Domestic Subsidiary shall no longer be deemed an Immaterial Domestic Subsidiary, then the most recently designated Immaterial Domestic Subsidiary shall no longer be deemed an Immaterial Domestic Subsidiary and shall comply with the provisions of Section 10.1.13 to become a Guarantor. All of the Immaterial Domestic Subsidiaries as of the Closing Date are listed on Schedule 1.1(B) and designated thereon as Immaterial Domestic Subsidiaries.

Incremental Term Loans: as defined in the Term Loan Credit Agreement.

Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment on account of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.

Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Restricted Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Intercreditor Agreement: the Intercreditor Agreement of even date herewith, between the Term Loan Agent and Administrative Agent.

Intercompany Note: as defined in Section 10.2.1(e).

Interest Period: as defined in Section 3.1.3.

Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).

Investment: with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If any Borrower or any Restricted Subsidiary of the Borrowers sells or otherwise disposes of less than all of the Equity Interests of any direct or indirect Restricted Subsidiary of the Borrowers such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Borrowers, Borrowers will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Borrowers’ Investments in such Subsidiary that were not disposed of or sold.

Investment Grade: short-term unsecured debt ratings equal to or higher than P-3 (or equal to or higher than Baa3 long term unsecured senior debt ratings) assigned by Moody’s and short-term unsecured debt ratings equal to or higher than A-3 (or equal to or higher than BBB- long term unsecured senior debt ratings) assigned by S&P.

IP Assignment: a collateral assignment or security agreement pursuant to which an Obligor grants a Lien on its Intellectual Property to Administrative Agent, as security for its Obligations.

IRS: the United States Internal Revenue Service.

Issuing Bank: as the context may require, (a) Bank of America (including any Lending Office of Bank of America), (b) Wells Fargo Bank, National Association (provided, however, that Wells Fargo Bank, National Association, shall be an Issuing Bank only with respect to those Existing Letters of Credit as to which it is the issuer, and any renewals and extensions thereof (so long as all applicable conditions precedent to the issuance or effectiveness of any such renewal or extension, as set forth in this Agreement and the other Loan Documents, have been satisfied or waived in the manner described herein), (c) any Additional Issuing Bank, (d) any replacement issuer appointed pursuant to Section 2.3.4, or (e) collectively, all of the foregoing. For the avoidance of doubt, references to “Issuing Bank” in Section 14.1 and Section 15.1 shall have the meaning specified in clause (e) of the foregoing sentence. Except as provided in the immediately preceding sentence, any reference to “Issuing Bank” herein shall be to the applicable Issuing Bank, as appropriate.

Issuing Bank Indemnitees: any Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.

Key Energy LLC: as defined in the introductory paragraph hereto.

LC Application: an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance reasonably satisfactory to Issuing Bank and Administrative Agent. In the event of any conflict between the terms of any LC Application and this Agreement, the terms of this Agreement shall govern.

LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6.2; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Overadvance exists and Revolver Usage does not exceed the Borrowing Base; (c) the Letter of Credit and payments thereunder are denominated in Dollars or other currency satisfactory to Administrative Agent and the applicable Issuing Bank; and (d) the purpose and form of the proposed Letter of Credit are reasonably satisfactory to Administrative Agent and Issuing Bank. Additionally, no Issuing Bank shall have any obligation to issue a Letter of Credit if (i) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit or request that such Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular or (ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers or any other Person to an Issuing Bank or Administrative Agent in connection with any Letter of Credit.

LC Obligations: the sum (without duplication) of (a) all amounts owing by Borrowers for drawings under Letters of Credit; and (b) the Stated Amount of all outstanding Letters of Credit.

LC Request: a request for issuance of a Letter of Credit, to be provided by Borrower Agent to Issuing Bank, in form satisfactory to Administrative Agent and Issuing Bank.

Lender Indemnitees: Lenders and Secured Bank Product Providers, and their officers, directors, employees, Affiliates, agents and attorneys.

Lenders: lenders party to this Agreement (including Administrative Agent in its capacity as provider of Swingline Loans) and any Person who hereafter becomes a “Lender” pursuant to an Assignment, other than any Person that shall have ceased to be a party hereto pursuant to an Assignment.

Lending Office: the office (including any domestic or foreign Affiliate or branch) designated as such by a Lender or Issuing Bank by notice to Administrative Agent and Borrower Agent.

Letter of Credit: each Existing Letter of Credit and any standby or documentary letter of credit, foreign guaranty, documentary bankers’ acceptance or similar instrument issued by Issuing Bank for the account or benefit of a Borrower or Affiliate of a Borrower.

Letter of Credit Subline: $75,000,000.

LIBOR: the per annum rate of interest (rounded up to the nearest 1/8th of 1% and in no event less than zero) determined by Administrative Agent at or about 11:00 a.m. (London time) two Business Days prior to an interest period, for a term equivalent to such period, equal to the London Interbank Offered Rate, or comparable or successor rate approved by Administrative Agent, as published on the applicable Reuters screen page (or other commercially available source designated by Administrative Agent from time to time); provided, that (a) any comparable or successor rate shall be applied by Administrative Agent, if administratively feasible, in a manner consistent with market practice and (b) if LIBOR shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

LIBOR Loan: each set of LIBOR Revolver Loans having a common length and commencement of Interest Period.

LIBOR Revolver Loan: a Revolver Loan that bears interest based on LIBOR.

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: a Person’s interest in Property securing an obligation owed to, or a claim by, such Person, including any lien, security interest, pledge, hypothecation, assignment, trust, reservation, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.

Lien Waiver: an agreement, in form and substance reasonably satisfactory to Administrative Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Administrative Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Administrative Agent, and agrees to deliver the Collateral to Administrative Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Administrative Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Administrative Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Administrative Agent the right, vis-à-vis such Licensor, to enforce Administrative Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Liquidity: as of any time, the sum of (a) Availability as of such time, plus (b) all unrestricted cash and unrestricted Cash Equivalents (excluding Segregated Account Cash Balance) (it being understood that, for the avoidance of doubt, the existence of a Lien in favor of Administrative Agent, Term Loan Agent or holders of Permitted Junior Priority Secured Debt (or their representative) will not result in such cash or Cash Equivalents becoming restricted) held by Borrowers and Guarantors in their Deposit Accounts or Securities Accounts located in the United States as of such time.

Loan: a Revolver Loan.

Loan Documents: this Agreement, Other Agreements and Security Documents.

Loan Year: each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: a material adverse change in, or a material adverse effect on (a) the business, Properties, condition (financial or otherwise) or results of operations of the Borrowers and their Subsidiaries, taken as a whole; (b) the rights and remedies of Administrative Agent or any Lender under the Loan Documents, or of the ability of Obligors to perform their respective obligations under the Loan Documents, in each case, taken as a whole; or (c) the validity or enforceability against any Obligor of any Loan Document to which it is a party; provided, however, that no change or effect relating to the investigation by the Special Committee of the Company’s board of directors formed on May 27, 2014 of the Company’s compliance with the U.S. Foreign Corrupt Practices Act and other relevant law involving business activities that took place prior to May 27, 2014 in each of Russia, Mexico, Ecuador and Colombia or the results of such investigation (collectively, the “FCPA Matter”) shall constitute a Material Adverse Effect or be considered in determining whether a Material Adverse Effect shall have occurred, but only to the extent that any action or any conduct of, any Borrower or any Subsidiary or any of their respective officers, directors, employees, or agents which, in any case, may be found to have violated the anti-bribery provisions of the FCPA (A) occurred outside of the United States, and (B) did not occur in any jurisdiction other than Russia and Mexico.

Material Contract: any agreement or arrangement to which a Borrower or Restricted Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Material Debt.

Material Debt: Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrowers and their Restricted Subsidiaries in an aggregate principal amount exceeding $30,000,000. For purposes of determining Material Debt, the “principal amount” of the obligations of the Borrowers or any Restricted Subsidiary in respect of any Hedging Agreement at any time shall be the Hedging Termination Value.

Moody’s: Moody’s Investors Service, Inc., and its successors.

Mortgage: a mortgage or deed of trust in which an Obligor grants a Lien on its Real Estate to Administrative Agent, as security for its Obligations.

Mortgaged Property: any Real Estate owned by any Obligor that is subject to a Mortgage.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which an Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Net Liquidity: with respect to each cash payment of a settlement of the FCPA Matter (a) all unrestricted cash and unrestricted Cash Equivalents (it being understood that, for the avoidance of doubt, the existence of a Lien in favor of Administrative Agent, Term Loan Agent or holders of Permitted Junior Priority Secured Debt (or their representative) will not result in such cash or Cash Equivalents becoming restricted) held by Borrowers and Guarantors in their Deposit Accounts or Securities Accounts located in the United States, determined immediately before such cash payment, minus (b) the aggregate principal amount of the Loans (excluding, for the avoidance of doubt, issued undrawn Letters of Credit) outstanding immediately before such cash payment.

Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Restricted Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Administrative Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

Non-Recourse Debt: Debt (a) as to which neither the Company nor any of its Restricted Subsidiaries, (i) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Debt) or (ii) is directly or indirectly liable (as a guarantor or otherwise); (b) the incurrence of which will not result in any recourse against any of the assets of the Company or its Restricted Subsidiaries; and (c) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Debt (“Other Debt”) of the Company or any of its Restricted Subsidiaries to declare pursuant to the express terms governing such Debt a default on such Other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity.

Notice of Borrowing: a request by Borrower Agent of a Borrowing of Revolver Loans, in form satisfactory to Administrative Agent.

Notice of Conversion/Continuation: a request by Borrower Agent of a conversion or continuation of any Loans as LIBOR Loans, in form reasonably satisfactory to Administrative Agent.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents, (d)

Secured Bank Product Obligations, and (e) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.

Obligor: each Borrower, Guarantor or other Person that is liable for payment of any Obligations or that has granted a Lien on its assets in favor of Administrative Agent to secure any Obligations.

OFAC: Office of Foreign Assets Control of the U.S. Treasury Department.

Oilfield Intellectual Property: (a) the services provided by the Borrowers and/or their Restricted Subsidiaries, including, but not limited to, well servicing, work-over, and drilling services; (b) all data and/or other information generated or obtained by or on behalf of the Borrowers and/or their Restricted Subsidiaries in connection with the provision of such services; (c) all measurement, acquisition, manipulation, and display and all devices and systems used or useful in measuring, acquiring, manipulating, displaying, and/or otherwise dealing with such data or information; and (d) all U.S. and foreign patents and trademarks, U.S. and foreign applications for patents and trademarks, trade secrets, confidential business information, U.S. and foreign copyrights, and any other intellectual property or intellectual property right associated with items described in clauses (a) through (c) above.

Ordinary Course of Business: the ordinary course of business of any Borrower or Restricted Subsidiary, undertaken in good faith and consistent with Applicable Law and past practices.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability company agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: each LC Document, fee letter, the Intercreditor Agreement, Borrower Materials, promissory note or Intercompany Note now or hereafter delivered by an Obligor or other Person to Administrative Agent or a Lender in connection with any transactions relating hereto.

Other Connection Taxes: Taxes imposed on a Recipient as a result of a present or former connection between the Recipient and the jurisdiction imposing such Tax (other than connections arising from the Recipient having executed, delivered, become a party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).

Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 14.4(c)).

Overadvance: as defined in Section 2.1.5.

Overadvance Loan: a Base Rate Revolver Loan made when an Overadvance exists or is caused by the funding thereof.

Participant: as defined in Section 14.2.1.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Conditions: with respect to any applicable payment or transaction, each of the following conditions:

(a) as of the date of any such payment or transaction, and after giving effect thereto, no Default shall exist or has occurred and is continuing,

(b) (i) Liquidity at any time during the immediately preceding 60 consecutive day period on a pro forma basis shall have been not less than $100,000,000 and (ii) after giving effect to the payment or transaction, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment or transaction, Liquidity shall be not less than $100,000,000,

(c) (i) Availability at any time during the immediately preceding 60 consecutive day period on a pro forma basis shall have been not less than the greater of (X) $40,000,000 and (Y) 25% of the aggregate amount of Revolver Commitments then in effect and (ii) after giving effect to the payment or transaction, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment or transaction, Availability shall be not less than the greater of (X) $40,000,000 and (Y) 25% of the aggregate amount of Revolver Commitments then in effect,

(d) as of the date of any such payment or transaction, and after giving effect thereto (and to any reduction in EBITDA set forth in an applicable Settlement Payment Certificate), on a pro forma basis (including with respect to periods prior to the Closing Date), the Fixed Charge Coverage Ratio (x) for the four-Fiscal Quarter period ending on the last day of the most recent Fiscal Quarter or (y) during the Reporting Trigger Period, for the 12-month period ending on the last day of the most recent month, prior to the date of such payment or transaction for which Administrative Agent has received financial statements in accordance with Section 10.1.2(a), 10.1.2(b) or 10.1.2(c) shall be at least 1.00 to 1,

(e) the FCPA Matter has been resolved in its entirety and, in the event of any settlement or other resolution of the FCPA Matter, payments of the entire settlement amount (and any fine or other amount required to resolve such FCPA Matter) have been made, and

(f) receipt by Administrative Agent of a certificate of a Senior Officer of the Borrower Agent certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby (each, a “Payment Conditions Certificate”).

Payment Item: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Funding Rules: Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in, for plan years ending prior to the Pension Protection Act of 2006 effective date, Section 412 of the Code and Section 302 of ERISA, both as in effect prior to such act, and thereafter, Sections 412, 430 and 436 of the Code and Sections 302 and 303 of ERISA.

Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by an Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted Acquisition: an Acquisition by any Borrower or any of its Restricted Subsidiaries, provided that (a) the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be engaged in substantially the same lines of business as one or more of the businesses of the Borrowers and their Restricted Subsidiaries or in a business or businesses reasonably related thereto; (b) immediately before giving effect to such Acquisition, no Event of Default shall have occurred and be continuing; (c) at the time of such Acquisition and immediately thereafter, (i) no Default shall have occurred and be continuing, and (ii) the Payment Conditions have been satisfied; (d) if such acquired Person has outstanding Debt at the time of such Acquisition, such Debt is permitted pursuant to Section 10.2.1; (e) any such newly-created or acquired Subsidiary shall comply with the requirements of Section 10.1.13 and (f) with respect to any Acquisition for which the consideration with respect to such Acquisition equals or exceeds $25,000,000, the Borrowers shall have delivered to Administrative Agent and each Lender, at least five Business Days prior to the date on which such Acquisition is to be consummated, a certificate of a Senior Officer, in form and substance reasonably satisfactory to Administrative Agent, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such Acquisition.

Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment and other assets permitted hereunder; (f) arising under the Loan Documents; (g) arising with respect to customary provisions of any contract, customer agreement, purchase order, document or other agreement incurred in the Ordinary Course of Business; (h) arising by operation of law; or (i) in an aggregate amount of $10,000,000 or less at any time.

Permitted Discretion: a determination made in the exercise, in good faith, of reasonable business judgment (from the perspective of a secured, asset-based lender).

Permitted Junior Debt Conditions: of an applicable Debt are that such Debt (i) is not scheduled to mature prior to the date that is 91 days after the latest maturity of the Loans and the Term Loans, (ii) does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions that provide for the prior repayment in full of the Loans and all other Obligations), in each case prior to the latest maturity of the Loans and the Term Loans at the time such Debt is incurred, (iii) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors and the terms of such guarantee shall be no more favorable to the secured parties in respect of such Debt than the terms of the Guaranty, and (iv) has covenants, default and remedy provisions and other terms and conditions (other than interest, fees, premiums and funding discounts) that are, taken as a whole, substantially identical to, or less favorable to the investors providing such Debt than, those set forth in this Agreement.

Permitted Junior Priority Secured Debt: secured Debt incurred by Obligors in the form of one or more series of junior lien secured notes or junior lien secured loans; provided that (i) such Debt is secured by the Collateral on a junior priority basis to the Liens in favor of Administrative Agent and the Liens in favor of the Term Loan Agent under security documents substantially similar to the Security Documents and is not secured by any property or assets of any Borrower or any Subsidiary other than the Collateral, (ii) the holders of such Debt (or their representative) and Administrative Agent and the Term Loan Agent shall be party to an intercreditor agreement in form and substance reasonably satisfactory to

Administrative Agent, (iii) such Debt has financial covenants that are, taken as a whole, substantially identical to, or less favorable to the investors of such Debt than, those set forth in this Agreement and the Term Loan Credit Agreement and (iv) such Debt meets the Permitted Junior Debt Conditions.

Permitted Lien: as defined in Section 10.2.2.

Permitted Purchase Money Debt: Purchase Money Debt of Borrowers and Restricted Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $25,000,000 at any time.

Permitted Unsecured Debt: unsecured Debt incurred by Obligors in the form of one or more series of senior unsecured notes or loans; provided that such Debt (i) meets the Permitted Junior Debt Conditions, (ii) has no financial maintenance covenants, and (iii) does not contain any provisions that cross-default to any Default hereunder.

Person: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

Plan: an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of an Obligor or ERISA Affiliate, or to which an Obligor or ERISA Affiliate is required to contribute on behalf of its employees.

Platform: as defined in Section 15.3.3.

PP&E Value: the sum of (a) the total net recovery value (determined on the basis of an orderly liquidation value) after expenses of the Term Priority Collateral as set forth in the most recent PP&E Value Report delivered pursuant to Section 10.1.17 or Section 10.1.1(b) and (b) cash and Cash Equivalents in excess of $100,000,000 deposited in the TL Proceeds and Priority Collateral Account; provided that, if the Company or any Consolidated Subsidiary shall have acquired or disposed of any Term Priority Collateral after the date of such PP&E Value Report but before the time such PP&E Value is being calculated, then PP&E Value shall be calculated, with calculation in form and substance reasonably satisfactory to Administrative Agent, after giving pro forma effect to such acquisition or disposition by (i) with respect to any such acquisition, increasing the PP&E Value reflected in the applicable PP&E Value Report by the purchase price paid by the Company or such Consolidated Subsidiary for such Term Priority Collateral and (ii) with respect to any such disposition, deducting from the PP&E Value reflected in the applicable PP&E Value Report the value attributable to any Term Priority Collateral subject to such disposition.

PP&E Value Report: any report delivered pursuant to Section 10.1.17 or Section 10.1.1(b).

Prime Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Bank of America shall take effect at the opening of business on the day specified in the announcement.

Pro Rata: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) by dividing the amount of such Lender’s Revolver Commitment by the aggregate outstanding Revolver Commitments; or (b) following termination of the Revolver Commitments, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate outstanding Loans and LC Obligations or, if all Loans and LC Obligations have been paid in full and/or Cash Collateralized, by dividing such Lender’s and its Affiliates’ remaining Obligations by the aggregate remaining Obligations.

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Administrative Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances: as defined in Section 2.1.6.

Purchase Money Debt: (a) Debt (other than the Obligations), including Capital Leases, for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations), including Capital Leases, incurred within 20 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.

Qualified ECP: an Obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Recipient: Administrative Agent, any Issuing Bank, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.

Refinancing Conditions: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced (other than an increase in an aggregate principal amount resulting solely from any capitalized or payment in kind interest or an increase in the principal amount not in excess of the Term Cap Amount (as defined in the Intercreditor Agreement)); (b) it has a final maturity no sooner than, a weighted average life no less than, and, unless otherwise approved by Administrative Agent, an interest rate no greater than, the Debt being extended, renewed or refinanced; (c) if subordinated, it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced or otherwise on terms and conditions acceptable to Administrative Agent; (d) with respect to Refinancing Debt with a principal amount in excess of $20,000,000, the representations, covenants and defaults applicable to it are no less favorable (taken as a whole in any material respect) to Borrowers, than those applicable to the Debt being extended, renewed or refinanced, unless otherwise approved by Administrative Agent; (e) no additional Lien is granted to secure it (other than additional Permitted Liens on Property not constituting Collateral); (f) no additional Person is obligated on such Debt; and (g) upon giving effect to it, no Default exists.

Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(f), (h), (l) or (n).

Reimbursement Date: as defined in Section 2.3.2.

Related Real Estate Documents: with respect to any Real Estate subject to a Mortgage, the following, in form and substance reasonably satisfactory to Administrative Agent and received by Administrative Agent for review at least 15 days (or such shorter period as agreed to by Administrative Agent) prior to the effective date of the Mortgage: (a) a mortgagee title policy (or binder therefor) having a value not in excess of the fair market value of such Real Estate covering Administrative Agent’s interest under the Mortgage, by an insurer reasonably acceptable to Administrative Agent, which must be fully paid on such effective date; (b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as Administrative Agent may require with respect to other Persons having an interest in the Real Estate; (c) a current, as-built survey of the Real Estate, containing a metes-and-bounds property description and certified by a licensed surveyor reasonably acceptable to Administrative Agent; (d) a life-of-loan flood hazard determination and, if the Real Estate is located in a special flood hazard area, an acknowledged notice to borrower and flood insurance by an insurer reasonably acceptable to Administrative Agent and other such documents as Administrative Agent or any Lender may reasonably require with respect to flood insurance for the Real Estate; (e) a current appraisal of the Real Estate, prepared by an appraiser reasonably acceptable to Administrative Agent; (f) an environmental assessment, prepared by environmental engineers reasonably acceptable to Administrative Agent, and such other reports, certificates, studies or data as Administrative Agent may reasonably require; and (g) such other documents, instruments or agreements as Administrative Agent may reasonably require with respect to any environmental risks regarding the Real Estate.

Release: any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing in quantities or concentrations prohibited under Environmental Laws. “Released” has a correlative meaning.

Report: as defined in Section 13.2.3.

Reportable Event: any event set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.

Reporting Trigger Period: the period (a) commencing on the day that a Default occurs, or Availability is less than the greater of (X) $20,000,000 and (Y) 20.0% of the aggregate amount of Revolver Commitments on such day; and (b) continuing until the day (1) Availability has been greater than the greater of (X) $20,000,000 and (Y) 20.0% of the aggregate amount of Revolver Commitments and (2) no Default has occurred and is continuing, in the case of each of the clauses (b)(1)(X), (b)(1)(Y) and (b)(2), for a period of 90 consecutive calendar days.

Required Lenders: Secured Parties holding more than 50% of (a) the aggregate outstanding Revolver Commitments; or (b) following termination of the Revolver Commitments, the aggregate outstanding Loans and LC Obligations or, if all Loans and LC Obligations have been Paid in Full, the aggregate remaining Obligations; provided, however, that Commitments, Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Loan or LC Obligation by the Secured Party that funded the applicable Loan or issued the applicable Letter of Credit.

Restricted Subsidiary: any Subsidiary that is not an Unrestricted Subsidiary or a direct or indirect Subsidiary of an Unrestricted Subsidiary.

Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Restricted Subsidiary or other Obligor to incur or repay Borrowed Money, to grant, convey, create or impose Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt or requires the consent of other Persons in connection with any of the foregoing.

Revolver Commitment: for any Lender, its obligation to make Revolver Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1, as hereafter modified pursuant to Section 2.1.7 or an Assignment to which it is a party. “Revolver Commitments” means the aggregate amount of such commitments of all Lenders.

Revolver Loan: a loan made pursuant to Section 2.1, and any Swingline Loan, Overadvance Loan or Protective Advance.

Revolver Termination Date: February 28, 2020.

Revolver Usage: (a) the aggregate amount of outstanding Revolver Loans; plus (b) the aggregate Stated Amount of outstanding Letters of Credit, except to the extent Cash Collateralized by Borrowers.

Royalties: all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.

S&P: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

Sanctioned Person: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Designated Jurisdiction or (c) any Person owned or controlled by any such Person.

Sanctions: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

Secured Bank Product Obligations: Debt, obligations and other liabilities with respect to Bank Products owing by a Borrower or Affiliate of a Borrower to a Secured Bank Product Provider; provided, that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.

Secured Bank Product Provider: (a) Bank of America, JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association or any of their Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product, provided such provider delivers written notice to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent, within 10 days following the later of the Closing Date or creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 13.13.

Secured Parties: Administrative Agent, Issuing Banks, Lenders and Secured Bank Product Providers.

Security Documents: the Guaranties, Mortgages, IP Assignments, Deposit Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Segregated Account Cash Balance: the aggregate amount of cash and Cash Equivalents credited to or on deposit in a segregated securities or deposit account maintained with Bank of America over which Administrative Agent has exclusive control and which is subject to a control agreement in favor of Administrative Agent, for the benefit of Secured Parties.

Senior Notes: the Company’s existing 6.750% senior notes due March 1, 2021 issued pursuant to the Senior Notes Indenture.

Senior Notes Indenture: the indenture dated March 4, 2011 (as amended and supplemented from time to time), among the Company, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A.

Senior Officer: the chairman of the board, president, chief executive officer, chief financial officer, controller, treasurer or any senior vice president of a Borrower or, if the context requires, an Obligor.

Settlement Payment Certificate: as defined in Section 10.1.18.

Settlement Report: a report summarizing Revolver Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Revolver Commitments.

Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Specified Obligor: an Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.11).

Specified Vehicle: any well service rig, contract drilling rig, heavy duty vehicle or coiled tubing unit.

Standard Letter of Credit Practice: means, for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under (i) the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) or (ii) the Uniform Customs and Practice for Documentary Credits 2007 Revision (International Chamber of Commerce Publication No. 600); each of (i) and (ii) above, as adopted by the International Chamber of Commerce and including any subsequent revisions thereof as of the date such Letter of Credit is issued, as chosen in the applicable Letter of Credit.

Stated Amount: the outstanding amount of a Letter of Credit, including any automatic increase or tolerance (whether or not then in effect) provided by the Letter of Credit or related LC Documents.

Subsidiary: any entity more than 50% of whose voting securities or Equity Interests is owned by a Borrower or combination of Borrowers (including indirect ownership through other entities in which a Borrower directly or indirectly owns more than 50% of the voting securities or Equity Interests).

Swap Obligations: with respect to an Obligor, its obligations under a Hedging Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

Sweep Trigger Period: the period (a) commencing on the day that an Event of Default occurs, or Availability is less than the greater of (X) $25,000,000 and (Y) 25% of the aggregate amount of Revolver Commitments on such day; and (b) continuing until the day (1) Availability has been greater than the greater of (X) $25,000,000 and (Y) 25% of the aggregate amount of Revolver Commitments and (2) no Event of Default has occurred and is continuing, in the case of each of the clauses (b)(1)(X), (b)(1)(Y) and (b)(2), for a period of 90 consecutive calendar days; provided, however, that as long as (I) the FCPA Matter has been resolved in its entirety and, in the event of any settlement or other resolution of the FCPA Matter, payments of the entire settlement amount (and fine or other amount required to resolve such FCPA Matter) have been made and (II) the Fixed Charge Coverage Ratio (x) for the four-Fiscal Quarter period ending on the last day of the most recent Fiscal Quarter or (y) during the Reporting Trigger Period, for the 12-month period ending on the last day of the most recent month, for which Administrative Agent has received financial statements in accordance with Section 10.1.2(a), 10.1.2(b) or 10.1.2(c) shall be at least 1.00 to 1, from and after the day on which the conditions in both clause (I) and clause (II) of this definition are satisfied, “Sweep Trigger Period” will mean the period (a) commencing on the day that an Event of Default occurs, or Availability is less than the greater of (X) $20,000,000 and (Y) 12.5% of the aggregate amount of Revolver Commitments on such day; and (b) continuing until the day (1) Availability has been greater than the greater of (X) $20,000,000 and (Y) 12.5% of the aggregate amount of Revolver Commitments and (2) no Event of Default has occurred and is continuing, in the case of each of the clauses (b)(1)(X), (b)(1)(Y) and (b)(2), for a period of 90 consecutive calendar days.

Swingline Loan: any Borrowing of Base Rate Revolver Loans funded with Administrative Agent’s funds, until such Borrowing is settled among Lenders or repaid by Borrowers.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term Loan Credit Agreement: the Term Loan and Security Agreement, dated as of the Closing Date, among the Company, as borrower, the financial institutions party thereto from time to time as lenders, and the Term Loan Agent, as agent for such lenders.

Term Loan Agent: Cortland Capital Market Services LLC, a Delaware limited liability company, together with its successors and assigns.

Term Loan Documents: “Loan Documents” under (and as defined) in the Term Loan Credit Agreement.

Term Loans: “Loans” under (and as defined) in the Term Loan Credit Agreement.

Term Priority Collateral: as defined in the Intercreditor Agreement.

TL Proceeds and Priority Collateral Account: as defined in Section 8.3.

Transactions: with respect to the Obligors, the execution, delivery and performance by the Obligors of this Agreement and each other Loan Document and the borrowing of Loans by the Borrowers, the use of the proceeds thereof, the issuance of Letters of Credit hereunder, the guarantee of the Obligations and the grant of Liens by the Obligors on Collateral pursuant to the Loan Documents.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Unrestricted Subsidiary: (a) any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) that is designated by the board of directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the board of directors of the Company as certified in a certificate delivered to the Administrative Agent by a Senior Officer of the Company; (b) each Subsidiary of an Unrestricted Subsidiary, whenever it shall become such a Subsidiary; and (c) each Subsidiary that is as of the Closing Date listed on Schedule 1.1(B) as an Immaterial Domestic Subsidiary (and for so long as any such Subsidiary is an Immaterial Domestic Subsidiary), KES Global Holdings, LLC, KES Mexico Holding Company, LLC, subject to Section 10.1.20, Key Energy Services (Mexico), LLC, and each Foreign Subsidiary that is as of the Closing Date listed on Schedule 9.1.18 shall be deemed to be and shall constitute an Unrestricted Subsidiary notwithstanding anything to the contrary.

The board of directors of the Company may designate any Subsidiary of the Company to become an Unrestricted Subsidiary if:

(A) such Subsidiary:

(1) has no Debt other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained, in light of all the circumstances, at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect contractual obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Persons to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Debt of the Company or any of its Restricted Subsidiaries;

(5) does not own any Equity Interest of, or own or hold any Lien on any property of, the Company or any Restricted Subsidiary of the Company; and

(6) would constitute an Investment which the Company could make in compliance with Section 10.2.4; and

(B) the Payment Conditions are satisfied.

Notwithstanding the preceding, (a) if, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements in clause (A) as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Debt of such Subsidiary shall be deemed to be incurred as of such date and (b) no Subsidiary may be designated as an Unrestricted Subsidiary hereunder unless such Subsidiary is or contemporaneously herewith becomes designated as an “Unrestricted Subsidiary” under and within the meaning of the Senior Notes Indenture and the Term Loan Credit Agreement.

Unused Line Fee Rate: a per annum rate equal to (a) until October 1, 2015, 1.25%, and (b) commencing on October 1, 2015 and thereafter, (i) 1.25%, if Revolver Usage was 50% or less of the Revolver Commitments during the preceding calendar quarter, or (ii) 1.00%, if Revolver Usage was more than 50% of the Revolver Commitments during such quarter.

Upstream Payment: Distribution by a Restricted Subsidiary made ratably with respect to its Equity Interests and Distributions by a Borrower to another Borrower or made with respect to Debt held by a holder of Equity Interests (other than holders of Equity Interests in the Company); it being understood and agreed that nothing in this definition shall permit or deemed to permit any Distribution by an Obligor with respect to Debt held by a holder of Equity Interest that is not an Obligor.

U.S. Person: “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate: as defined in Section 5.10.2(b)(iii).

Value: for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

Vehicles: all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.

Voting Stock: of any Person as of any date, the Equity Interests of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

1.2. Accounting Terms. Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Administrative Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in such change, the change is disclosed to Administrative Agent, and all relevant provisions of the Loan Documents are amended in a manner satisfactory to Required Lenders to take into account the effects of the change.

1.3. Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right,” “Securities Account” and “Supporting Obligation.”

1.4. Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws include all related regulations, interpretations, supplements, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include such Person’s successors and assigns; (f) time of day mean time of day at Administrative Agent’s notice address under Section 15.3.1; or (g) except as expressly provided, discretion of Administrative Agent, any Issuing Bank or any Lender mean the sole and absolute discretion of such Person. All calculations of Value, Borrowing Base components, Loans, Letters of Credit, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Co-Collateral Agents (and not necessarily calculated in accordance with GAAP). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Administrative Agent, any Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Reference to a Borrower’s “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.

SECTION 2. CREDIT FACILITIES

2.1. Revolver Commitment.

2.1.1. Revolver Loans. Each Lender agrees, severally on a Pro Rata basis up to its Revolver Commitment, on the terms set forth herein, to make Revolver Loans to Borrowers from time to time through the Commitment Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Revolver Loan if Revolver Usage at such time plus the requested Loan would exceed the Borrowing Base.

2.1.2. Notes. Loans and interest accruing thereon shall be evidenced by the records of Administrative Agent and the applicable Lender. At the request of a Lender, Borrowers shall deliver promissory note(s) to such Lender, evidencing its Loan(s).

2.1.3. Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrowers solely (a) to refinance existing Debt of Borrowers and their Subsidiaries; (b) to pay fees and transaction expenses incurred with respect to this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for ongoing working capital and for other lawful, general corporate, limited liability company or partnership purposes of Borrowers and their Subsidiaries, including without limitation to finance permitted restricted payments, share repurchases, acquisitions, permitted Capital Expenditures and other Investments of Borrowers and their Subsidiaries. Borrowers shall not, directly or indirectly, use any Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of issuance of the Letter of Credit or funding of the Loan, is the subject of any Sanction; (ii) in any manner that would result in a violation of a Sanction by any Person (including any Secured Party or other individual or entity participating in a transaction); or (iii) for any purpose that would violate the U.S. Foreign Corrupt Practices Act of 1977, UK Bribery Act 2010 or similar law in any jurisdiction.

2.1.4. Voluntary Reduction or Termination of Revolver Commitments.

(a) The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least three (3) Business Days prior written notice to Administrative Agent, Borrowers may, at their option, terminate the Revolver

Commitments and this credit facility. Any notice of termination given by Borrowers shall be irrevocable; provided that such notice may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrowers (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. On the termination date, Borrowers shall make Full Payment of all Obligations.

(b) Borrowers may permanently reduce the Revolver Commitments, on a ratable basis for all Lenders, upon at least three (3) Business Days prior written notice to Administrative Agent, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $10,000,000, or an increment of $5,000,000 in excess thereof.

2.1.5. Overadvances. If Revolver Usage exceeds the Borrowing Base (“Overadvance”) at any time, the excess amount shall be payable by Borrowers on demand by Administrative Agent, but all such Revolver Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Administrative Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance, (a) when no other Event of Default is known to Administrative Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by Administrative Agent to exceed 5% of the Borrowing Base; and (b) regardless of whether an Event of Default exists, if Administrative Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance is not increased by more than $2,500,000 and does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause Revolver Usage to exceed the aggregate Revolver Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Administrative Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.6. Protective Advances. Administrative Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied, to make Base Rate Revolver Loans (“Protective Advances”) (a) up to an aggregate amount of the greater of (i) $10,000,000 and (ii) 10.0% of the aggregate amount of Revolver Commitment outstanding at any time, less, in each case, the amount of Overadvance Loans outstanding pursuant to Section 2.1.5, if Administrative Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations, as long as such Loans do not cause Revolver Usage to exceed the aggregate Revolver Commitments; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including interest, costs, fees and expenses. Lenders shall participate on a Pro Rata basis in Protective Advances outstanding from time to time. Required Lenders may at any time revoke Administrative Agent’s authority to make further Protective Advances under clause (a) by written notice to Administrative Agent. Absent such revocation, Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.

2.1.7. Increase in Revolver Commitments. Borrowers may request an increase in Revolver Commitments from time to time upon notice to Administrative Agent by adding to this Agreement one or more Eligible Assignees that are not already Lenders hereunder to issue additional Revolver Commitments and become Lenders hereunder that are reasonably satisfactory to Administrative Agent (not to be unreasonably withheld, delayed or conditioned) or by allowing one or more existing Lenders to increase their respective Commitments, as long as (a) the requested increase is in a minimum amount of $10,000,000 and is offered on the same terms as existing Revolver Commitments, except for a closing fee specified by Borrowers, (b) increases under this Section do not exceed $30,000,000 in the aggregate and no more than three (3) increases are made, (c) no reduction in Commitments pursuant to Section 2.1.4 has occurred prior to the requested increase, and (d) the requested increase does not cause the Commitments to exceed 90% of any applicable cap under the Term Loan Agreement or any agreement evidencing or governing Permitted Junior Priority Secured Debt. Administrative Agent shall promptly notify Lenders of the requested increase and, within 10 Business Days thereafter, each Lender shall notify Administrative Agent if and to what extent such Lender commits to increase its Revolver Commitment. Any Lender not responding within such period shall be deemed to have declined an increase. If Lenders fail to commit to the full requested increase, Eligible Assignees may issue additional Revolver Commitments and become Lenders hereunder. Administrative Agent may allocate, in its discretion, the increased Revolver Commitments among committing Lenders and, if necessary, Eligible Assignees. Provided the conditions set forth in Section 6.2 are satisfied, total Revolver Commitments shall be increased by the requested amount (or such lesser amount committed by Lenders and Eligible Assignees) on a date agreed upon by Administrative Agent and Borrower Agent, but no later than 45 days following Borrowers’ increase request. Administrative Agent, Borrowers, and new and existing Lenders shall execute and deliver such documents and agreements as Administrative Agent deems appropriate to evidence the increase in and allocations of Revolver Commitments. On the effective date of an increase, the Revolver Usage and other exposures under the Revolver Commitments shall be reallocated among Lenders, and settled by Administrative Agent if necessary, in accordance with Lenders’ adjusted shares of such Commitments.

2.2. [Reserved].

2.3. Letter of Credit Facility.

2.3.1. Issuance of Letters of Credit. From and after the Closing Date, each Existing Letter of Credit shall be deemed, for all purposes of this Agreement, to be a Letter of Credit used for the account of the Borrowers on the Closing Date. The Issuing Banks shall also issue Letters of Credit from time to time until 15 days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a) Each Borrower acknowledges that Issuing Bank’s issuance of any Letter of Credit is conditioned upon Issuing Bank’s receipt of an LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Each LC Request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be irrevocable and shall be made in writing by an authorized Person and delivered to Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to Issuing Bank. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives an LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, such Lender or Borrowers have entered into arrangements satisfactory to Administrative Agent and Issuing Bank to eliminate any Fronting Exposure associated with such Lender. If, in sufficient time to act, Issuing Bank receives written notice from Administrative Agent or Required Lenders that an LC Condition has not been satisfied, Issuing Bank shall not issue the requested Letter of Credit until such notice is withdrawn in writing or until Required Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b) Letters of Credit may be requested by a Borrower to support obligations incurred in the Ordinary Course of Business, or as otherwise approved by Administrative Agent and the applicable Issuing Bank. Increase, renewal or extension of a Letter of Credit shall be treated as issuance of a new Letter of Credit, except that Issuing Bank may require a new LC Application in its discretion. Any other term or provision of this Agreement to the contrary notwithstanding, an Issuing Bank may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of any Borrower or any Subsidiary in respect of (x) a lease of real property, or (y) an employment contract.

(c) Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, none of Administrative Agent, any Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or LC Document; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of any Issuing Bank, Administrative Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of any Issuing Bank under the Loan Documents shall be cumulative. Each Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.

(d) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, each Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Each Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Each Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

(e) Borrowers are responsible for preparing or approving the final text of the Letter of Credit as issued by Issuing Bank, irrespective of any assistance Issuing Bank may provide such as drafting or recommending text or by Issuing Bank’s use or refusal to use text submitted by Borrowers. Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers’ purposes. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, Issuing Bank, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if Borrowers do not at any time want such Letter of Credit to be renewed, Borrowers will so notify Administrative Agent and Issuing Bank at least 15 calendar days before Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.

2.3.2. Reimbursement; Participations.

(a) If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Revolver Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid under any and all circumstances whatsoever, including: (i) any lack of validity, enforceability, or legal effect of any Letter of Credit or this Agreement or any term or provision therein or herein; (ii) payment against presentation of any draft, demand or claim for payment under any Drawing Document which proves to be fraudulent, forged, or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit; (iii) Issuing Bank or any of its branches or affiliates being the beneficiary of any Letter of Credit; (iv) Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit; (v) the existence of any claim, set-off, defense or other right that any Borrower or any of its Subsidiaries may have at any time against any beneficiary, any assignee of proceeds, Issuing Bank or any other Person; (vi)any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.3.2(a), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Issuing Bank, the beneficiary or any other Person; or (vii) the fact that any Default or Event of Default shall have occurred and be continuing. Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Revolver Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender shall fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b) Each Lender hereby irrevocably and unconditionally purchases from Issuing Bank, without recourse or warranty, an undivided Pro Rata participation in all LC Obligations outstanding from time to time. Issuing Bank is issuing Letters of Credit in reliance upon this participation. If Borrowers do not make a payment to Issuing Bank when due hereunder, Administrative Agent shall promptly notify Lenders and each Lender shall within one Business Day after such notice pay to Administrative Agent, for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall provide copies of Letters of Credit and LC Documents in its possession at such time.

(c) The obligation of each Lender to make payments to Administrative Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, noncompliant, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; any waiver by Issuing Bank of a requirement that exists for its protection (and not a Borrower’s protection) or that does not materially prejudice a Borrower; any honor of an electronic demand for payment even if a draft is required; any payment of an item presented after a Letter of Credit’s expiration date if authorized by the UCC or applicable customs or practices; or any setoff or defense that an Obligor may have with respect to any Obligations. No Issuing Bank assumes any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. No Issuing Bank makes to Lenders any express or implied warranty, representation or guaranty with respect to any Letter of Credit, Collateral, LC Document or Obligor. No Issuing Bank shall be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d) No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Document except as a result of its gross negligence or willful misconduct. Each Issuing Bank may (but is not obligated to) refrain from taking any action with respect to a Letter of Credit until it receives written instructions (and in its discretion, appropriate assurances) from the Required Lenders.

2.3.3. Cash Collateral. Subject to Section 2.1.5, if at any time (a) an Event of Default exists, (b) the Commitment Termination Date has occurred, or (c) the Revolver Termination Date is scheduled to occur within 5 Business Days, then Borrowers shall, at Issuing Bank’s or Administrative Agent’s request, Cash Collateralize all the stated amount of all outstanding Letters of Credit and all other LC Obligations. Borrowers shall, at Issuing Bank’s or Administrative Agent’s request at any time, Cash Collateralize the Fronting Exposure of any Defaulting Lender. If Borrowers fail to provide any Cash Collateral as required hereunder, Lenders may (and shall upon direction of Administrative Agent) advance, as Revolver Loans, the amount of Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied).

2.3.4. Resignation of Issuing Bank. Issuing Bank may resign at any time upon notice to Administrative Agent and Borrowers. From the effective date of such resignation, Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have all rights and other obligations of an Issuing Bank hereunder relating to any Letter of Credit issued by it prior to such date. Administrative Agent shall promptly appoint a replacement Issuing Bank, which, as long as no Default or Event of Default exists, shall be reasonably acceptable to Borrowers.

2.3.5. Indemnification. In addition to (and not in any way in limitation of) any other terms or provisions of this Agreement or any other Loan Document or LC Document providing for the indemnification of any Issuing Bank or otherwise, each Borrower agrees to indemnify, defend and hold harmless each Issuing Bank Indemnitee (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any Issuing Bank Indemnitee (other than Taxes, which shall be governed by Section 5.9) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of this Agreement, any Letter of Credit, any LC Document, or any Drawing Document referred to in or related to any Letter of Credit, or any action or proceeding arising out of any of the foregoing (whether administrative, judicial or in connection with arbitration); in each case, including that resulting from the Issuing Bank Indemnitee’s own negligence; provided, however, that such indemnity shall not be available to any Issuing Bank Indemnitee claiming indemnification to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Issuing Bank Indemnitee claiming indemnity. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

2.3.6. Limitation of Liability. The liability of Issuing Bank (or any other Indemnitee) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused directly by Issuing Bank’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit. Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.

SECTION 3. INTEREST, FEES AND CHARGES

3.1. Interest .

3.1.1. Rates and Payment of Interest.

(a) The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation not paid when due (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Revolver Loans.

(b) During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment). Each Borrower acknowledges that the cost and expense to Administrative Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is fair and reasonable compensation for this.

(c) Interest shall accrue from the date a Loan is advanced or Obligation is not paid when due, until paid in full by Borrowers. Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each quarter with respect to a Base Rate Revolver Loan, and on the last day of the applicable Interest Period with respect to a LIBOR Revolver Loan (except in the case of a LIBOR Revolver Loan with an Interest Period of more than 90 days’ duration, each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period); (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2. Application of LIBOR to Outstanding Loans.

(a) Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Default or Event of Default, Administrative Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b) Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give Administrative Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least two Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Administrative Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period for any LIBOR Loan, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loan into a Base Rate Loan. Administrative Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate described in the definition of LIBOR.

3.1.3. Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans, Borrowers shall select an interest period (“Interest Period”) to apply, which interest period shall be 30, 60, 90 or 180 days (or, with the consent of all Lenders, such longer period not to exceed 360 days); provided, however, that:

(a) the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b) if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c) no Interest Period shall extend beyond the Revolver Termination Date.

3.1.4. Interest Rate Not Ascertainable. If, due to any circumstance affecting the London interbank market, Administrative Agent determines that adequate and fair means do not exist for ascertaining LIBOR on any applicable date or that any Interest Period is not available on the basis provided herein, then Administrative Agent shall immediately notify Borrowers of such determination. Until Administrative Agent notifies Borrowers that such circumstance no longer exists, the obligation of Lenders to make affected LIBOR Loans shall be suspended and no further Loans may be converted into or continued as such LIBOR Loans.

3.2. Fees.

3.2.1. Unused Line Fee. Borrowers shall pay to Administrative Agent, for the Pro Rata benefit of Lenders, a fee equal to the Unused Line Fee Rate times the amount by which the Revolver Commitments exceed the average daily Revolver Usage during any quarter. Such fee shall be payable quarterly in arrears, on the first day of each quarter and on the Commitment Termination Date.

3.2.2. LC Facility Fees. Borrowers shall pay (a) to Administrative Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin for LIBOR Revolver Loans times the average daily Stated Amount of Letters of Credit, which fee shall be payable quarterly in arrears, on the first day of each quarter; (b) to the applicable Issuing Bank, for its own account, a fronting fee equal to 0.125% per annum on the Stated Amount of each Letter of Credit, which fee shall be payable quarterly in arrears, on the first day of each quarter; and (c) to the applicable Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum to the extent the Default Rate is applied pursuant to Section 3.1.1(b) hereof.

3.2.3. Fee Letters. Borrowers shall pay all fees set forth in any fee letter executed in connection with this Agreement.

3.3. Computation of Interest, Fees, Yield Protection. All interest (other than interest computed by reference to the Base Rate), as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days, and interest computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). Each determination by Administrative Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section

3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrower Agent by Administrative Agent or the affected Lender shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4. Reimbursement Obligations. Borrowers shall pay all Extraordinary Expenses promptly upon request. Borrowers shall also reimburse Administrative Agent for all reasonable and documented out-of pocket legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Administrative Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Administrative Agent’s personnel or a third party; provided that legal fees shall be limited to one firm of counsel and an additional local law firm in each applicable jurisdiction and, in the case of an actual or potential conflict of interest as determined by the affected party, one additional firm of counsel to such affected party and one additional firm of local counsel to such affected party in each applicable jurisdiction. All reasonable and documented legal, accounting and consulting fees shall be charged to Borrowers by Administrative Agent’s professionals at their full hourly rates, regardless of any alternative fee arrangements that Administrative Agent, any Lender or any of their Affiliates may have with such professionals that otherwise might apply to this or any other transaction. Borrowers acknowledge that counsel may provide Administrative Agent with a benefit (such as a discount, credit or accommodation for other matters) based on counsel’s overall relationship with Administrative Agent, including fees paid hereunder. All amounts payable by Borrowers under this Section shall be due on demand.

3.5. Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Administrative Agent, any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended until such Lender notifies Administrative Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrowers shall prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6. Inability to Determine Rates. Administrative Agent will promptly notify Borrower Agent and Lenders if, in connection with any Loan or request for a Loan, (a) Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable Loan amount or Interest Period, or (ii) adequate and reasonable means do not exist for determining LIBOR for the Interest Period; or (b) Administrative Agent or Required Lenders determine for any reason that LIBOR for the Interest Period does not adequately and fairly reflect the cost to Lenders of funding the Loan. Thereafter, Lenders’ obligations to make or maintain affected LIBOR Loans and utilization of the LIBOR component (if affected) in determining Base Rate shall be suspended until Administrative Agent (upon instruction by Required Lenders) withdraws the notice. Upon receipt of such notice, Borrower Agent may revoke any pending request for a LIBOR Loan or, failing that, will be deemed to have requested a Base Rate Loan.

3.7. Increased Costs; Capital Adequacy.

3.7.1. Increased Costs Generally. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in calculating LIBOR) or any Issuing Bank;

(b) subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Loan, Letter of Credit, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c) impose on any Lender, any Issuing Bank or interbank market any other condition, cost or expense (other than Taxes) affecting any Loan, Letter of Credit, participation in LC Obligations, Commitment or Loan Document;

and the result thereof shall be to increase the cost to a Lender of making or maintaining any Loan or Commitment, or converting to or continuing any interest option for a Loan, or to increase the cost to a Lender or an Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by a Lender or an Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrowers will pay to it such additional amount(s) as will compensate it for the additional costs incurred or reduction suffered.

3.7.2. Capital Requirements. If a Lender or an Issuing Bank determines that a Change in Law affecting such Lender or Issuing Bank or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitments, Loans, Letters of Credit or participations in LC Obligations or Loans, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amounts as will compensate it or its holding company for the reduction suffered; provided, that such Lender or such Issuing Bank is generally seeking, or intends generally to seek, compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender or Issuing Bank has the right under such similar credit facilities to do so) with respect to such Change in Law regarding capital or liquidity requirements.

3.7.3. LIBOR Loan Reserves. If any Lender is required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, Borrowers shall pay additional interest to such Lender on each LIBOR Loan equal to the costs of such reserves allocated to the Loan by the Lender (as determined by it in good faith, which determination shall be conclusive). The additional interest shall be due and payable on each interest payment date for the Loan; provided, however, that if the Lender notifies Borrowers (with a copy to Administrative Agent) of the additional interest less than 10 days prior to the interest payment date, then such interest shall be payable 10 days after Borrowers’ receipt of the notice.

3.7.4. Compensation. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or an Issuing Bank for any increased costs incurred or reductions suffered more than six months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that such Lender or Issuing Bank notifies Borrower Agent of the applicable Change in Law and of such Lender’s or Issuing Bank’s intention to claim compensation therefor.

3.8. Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay any Indemnified Taxes or additional amounts with respect to a Lender under Section 5.9, then at the request of Borrower Agent, such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrowers shall pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9. Funding Losses. If for any reason (a) any Borrowing, conversion or continuation of a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, (c) Borrowers fail to repay a LIBOR Loan when required hereunder, or (d) a Lender (other than a Defaulting Lender) is required to assign a LIBOR Loan prior to the end of its Interest Period pursuant to Section 14.4, then Borrowers shall pay to Administrative Agent its customary administrative charge and to each Lender all losses, expenses and fees arising from redeployment of funds or termination of match funding. For purposes of calculating amounts payable under this Section, a Lender shall be deemed to have funded a LIBOR Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and period, whether or not the Loan was in fact so funded.

3.10. Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Administrative Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4. LOAN ADMINISTRATION

4.1. Manner of Borrowing and Funding Revolver Loans.

4.1.1. Notice of Borrowing.

(a) Whenever Borrowers desire funding of Revolver Loans, Borrower Agent shall give Administrative Agent a Notice of Borrowing. Such notice must be received by Administrative Agent by 11:00 a.m. (i) on the requested funding date, in the case of Base Rate Loans, and (ii) at least two Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received after such time shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a Base Rate Loan or LIBOR Loan, and (D) in the case of a LIBOR Loan, the applicable Interest Period (which shall be deemed to be 30 days if not specified).

(b) Unless payment is otherwise made by Borrowers, the becoming due of any Obligation (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for a Base Rate Revolver Loan on the due date in the amount due and the Loan proceeds shall be disbursed as direct payment of such Obligation. In addition, Administrative Agent may, at its option, charge such amount against any operating, investment or other account of a Borrower maintained with Administrative Agent or any of its Affiliates.

(c) If a Borrower maintains a disbursement account with Administrative Agent or any of its Affiliates, then presentation for payment in the account of a Payment Item when there are insufficient funds to cover it shall be deemed to be a request for a Base Rate Revolver Loan on the presentation date, in the amount of the Payment Item. Proceeds of the Loan may be disbursed directly to the account.

4.1.2. Fundings by Lenders. Except for Borrowings to be made as Swingline Loans, Administrative Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 1:00 p.m. on the proposed funding date for a Base Rate Loan or by 3:00 p.m. at least two Business Days before a proposed funding of a LIBOR Loan. Each Lender shall fund its Pro Rata share of a Borrowing in immediately available funds not later than 3:00 p.m. on the requested funding date, unless Administrative Agent’s notice is received after the times provided above, in which case Lender shall fund by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Administrative Agent shall disburse the Borrowing proceeds as directed by Borrower Agent. Unless Administrative Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its share of a Borrowing, Administrative Agent may assume that such Lender has deposited or promptly will deposit its share with Administrative Agent, and Administrative Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of a Borrowing or of a settlement under Section 4.1.3(b) is not received by Administrative Agent, then Borrowers agree to repay to Administrative Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing. A Lender or an Issuing Bank may fulfill its obligations under Loan Documents through one or more Lending Offices, and this shall not affect any obligation of Obligors under the Loan Documents or with respect to any Obligations.

4.1.3. Swingline Loans; Settlement.

(a) To fulfill any request for a Base Rate Revolver Loan hereunder, Administrative Agent may in its discretion advance Swingline Loans to Borrowers, up to an aggregate outstanding amount of $15,000,000. Swingline Loans shall constitute Revolver Loans for all purposes, except that payments thereon shall be made to Administrative Agent for its own account until Lenders have funded their participations therein as provided below.

(b) Settlement of Loans, including Swingline Loans, among Lenders and Administrative Agent shall take place on a date determined from time to time by Administrative Agent (but at least weekly, unless the settlement amount is de minimis), on a Pro Rata basis in accordance with the Settlement Report delivered by Administrative Agent to Lenders. Between settlement dates, Administrative Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by Borrowers or any provision herein to the contrary. Each Lender hereby purchases, without recourse or warranty, an undivided Pro Rata participation in all Swingline Loans outstanding from time to time until settled. If a Swingline Loan cannot be settled among Lenders, whether due to an Obligor’s Insolvency Proceeding or for any other reason, each Lender shall pay the amount of its participation in the Loan to Administrative Agent, in immediately available funds, within one Business Day after Administrative Agent’s request therefor. Lenders’ obligations to make settlements and to fund participations are absolute, irrevocable and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied.

4.1.4. Notices. Borrowers may request, convert or continue Loans, select interest rates and transfer funds based on telephonic or e-mailed instructions to Administrative Agent. Borrowers shall confirm each such request by prompt delivery to Administrative Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs materially from the action taken by Administrative Agent or Lenders, the records of Administrative Agent and Lenders shall govern. Neither Administrative Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Administrative Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Administrative Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.

4.2. Defaulting Lender. Notwithstanding anything herein to the contrary:

4.2.1. Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations or rights to fund, participate in or receive collections with respect to Loans and Letters of Credit (including existing Swingline Loans, Protective Advances and LC Obligations), Administrative Agent may in its discretion reallocate Pro Rata shares by excluding a Defaulting Lender’s Commitments and Loans from the calculation of shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 15.1.1(c).

4.2.2. Payments; Fees. To the extent the Borrowers are required to pay any amounts to a Defaulting Lender hereunder, Administrative Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Administrative Agent such amounts until all Obligations owing to Administrative Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Administrative Agent may use such amounts to cover the Defaulting Lender’s defaulted obligations, to Cash Collateralize such Lender’s Fronting Exposure, to readvance the amounts to Borrowers or to repay Obligations. A Lender shall not be entitled to receive any fees accruing hereunder while it is a Defaulting Lender and its unfunded Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1, and the Borrowers shall not be required to pay such unused line fee to such Defaulting Lender (or Administrative Agent for the benefit of such Defaulting Lender). If any LC Obligations owing to a Defaulting Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section 3.2.2 shall be paid to such Lenders. Administrative Agent shall be paid all fees attributable to LC Obligations that are not reallocated.

4.2.3. Status; Cure. Administrative Agent may determine in its discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error. Borrowers, Administrative Agent and Issuing Bank may agree in writing that a Lender has ceased to be a Defaulting Lender, whereupon Pro Rata shares shall be reallocated without exclusion of the reinstated Lender’s Commitments and Loans, and the Revolver Usage and other exposures under the Revolver Commitments shall be reallocated among Lenders and settled by Administrative Agent (with appropriate payments by the reinstated Lender, including payment of any breakage costs for reallocated LIBOR Loans) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrowers, Administrative Agent and Issuing Bank, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform obligations hereunder shall not relieve any other Lender of its obligations under any Loan Document. No Lender shall be responsible for default by another Lender.

4.3. Number and Amount of LIBOR Loans; Determination of Rate. Each Borrowing of LIBOR Loans when made shall be in a minimum amount of $1,000,000, plus an increment of $500,000 in excess thereof. No more than six (6) Borrowings of LIBOR Loans may be outstanding at any time, and all LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining LIBOR for any Interest Period requested by Borrowers, Administrative Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

4.4. Borrower Agent. Each Borrower hereby designates the Company (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for and receipt of Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrower Materials, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Administrative Agent, any Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Administrative Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. Administrative Agent and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Each of Administrative Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, delivery, representation, agreement, action, omission or undertaking on its behalf by Borrower Agent shall be binding upon and enforceable against it.

4.5. One Obligation. The Loans, LC Obligations and other Obligations constitute one general obligation of Borrowers and are secured by Administrative Agent’s Lien on all Collateral; provided, however, that Administrative Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.6. Effect of Termination. On the effective date of the termination of all Commitments, the Obligations shall be immediately due and payable, and each Secured Bank Product Provider may terminate its Bank Products to the extent permitted by the agreements covering such Bank Products. Until Full Payment of the Obligations, all undertakings of Borrowers contained in the Loan Documents shall continue, and Administrative Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Administrative Agent shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case reasonably satisfactory to it, protecting Administrative Agent and Lenders from dishonor or return of any Payment Item previously applied to the Obligations. Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.5, 5.9, 5.10, 13, 15.2, this Section, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive Full Payment of the Obligations.

SECTION 5. PAYMENTS

5.1. General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Borrowers agree that after an Event of Default has occurred and is continuing, Administrative Agent shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against the Obligations, in such manner as Administrative Agent deems advisable, but whenever possible, any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans.

5.2. Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium. Subject to Section 2.1.5, if an Overadvance exists at any time, Borrowers shall, on the sooner of Administrative Agent’s demand or the first Business Day after any Borrower has knowledge thereof, repay Revolver Loans in an amount sufficient to reduce Revolver Usage to the Borrowing Base. If any Asset Disposition includes the disposition of Accounts, Borrowers shall apply Net Proceeds to repay Revolver Loans equal to the greater of (a) the net book value of such Accounts, or (b) the reduction in Borrowing Base resulting from the disposition.

5.3. [Reserved].

5.4. Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5. Marshaling; Payments Set Aside. None of Administrative Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Administrative Agent, any Issuing Bank or any Lender, or if Administrative Agent, any Issuing Bank or any Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, an Issuing Bank or a Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.

5.6. Application and Allocation of Payments.

5.6.1. Application. Payments made by Borrowers hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing; (b) third, to other Obligations specified by Borrowers; and (c) fourth, as determined by Administrative Agent in its discretion.

5.6.2. Post-Default Allocation. Notwithstanding anything in any Loan Document to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows (subject to the terms of the Intercreditor Agreement):

(a) first, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Administrative Agent;

(b) second, to all amounts owing to Administrative Agent on Swingline Loans, Protective Advances, and Loans and participations that a Defaulting Lender has failed to settle or fund;

(c) third, to all amounts owing to Issuing Bank, ratably among each Issuing Bank in proportion to the respective amounts described in this clause payable to it;

(d) fourth, to all Obligations (other than Secured Bank Product Obligations) constituting fees, indemnification, costs or expenses owing to Lenders;

(e) fifth, to all Obligations (other than Secured Bank Product Obligations) constituting interest;

(f) sixth, to Cash Collateralize all LC Obligations;

(g) seventh, to all Loans, and to Secured Bank Product Obligations arising under Hedge Agreements (including Cash Collateralization thereof) up to the amount of Reserves existing therefor;

(h) eighth, to all other Secured Bank Product Obligations; and

(i) last, to all remaining Obligations.

Amounts shall be applied to payment of each category of Obligations only after Full Payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding Obligations in the category. Monies and proceeds obtained from an Obligor shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other Obligors to preserve the allocations in any applicable category. Administrative Agent shall have no obligation to calculate the amount of any Secured Bank Product Obligation and may request a reasonably detailed calculation thereof from a Secured Bank Product Provider. If the provider fails to deliver the calculation within five days following request, Administrative Agent may assume the amount is zero. The allocations set forth in this Section are solely to determine the rights and priorities among Secured Parties, and may be changed by agreement of the affected Secured Parties, without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Obligor, and each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds subject to this Section.

5.6.3. Erroneous Application. Administrative Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by a Secured Party, the Secured Party agrees to return it).

5.7. Dominion Account. The ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day, during any Sweep Trigger Period. If a credit balance results from such application, it shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Event of Default exists.

5.8. Account Stated. Administrative Agent shall maintain, in accordance with its customary practices, loan account(s) evidencing the Debt of Borrowers hereunder. Any failure of Administrative Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Entries made in a loan account shall constitute presumptive evidence of the information contained therein. If any information contained in a loan account is provided to or inspected by any Person, the information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Administrative Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.9. Taxes.

5.9.1. Payments Free of Taxes; Obligation to Withhold; Tax Payment.

(a) All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by Administrative Agent in its discretion) requires the deduction or withholding of any Tax from any such payment by Administrative Agent or an Obligor, then Administrative Agent or such Obligor shall be entitled to make such deduction or withholding, taking into account information and documentation provided pursuant to Section 5.10.

(b) [Reserved].

(c) If Administrative Agent or any Obligor is required by any Applicable Law to withhold or deduct Taxes from any payment, then (i) Administrative Agent or such Obligor, to the extent required by Applicable Law, shall apply such withholding or deduction and timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

5.9.2. Payment of Other Taxes. Without limiting the foregoing, Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Administrative Agent’s option, timely reimburse Administrative Agent for payment of, any Other Taxes.

5.9.3. Tax Indemnification.

(a) Each Borrower shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender or an Issuing Bank (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.

(b) Each Lender and Issuing Bank shall indemnify and hold harmless, on a several basis, (i) Administrative Agent against any Indemnified Taxes attributable to such Lender or Issuing Bank (but only to the extent Borrowers have not already paid or reimbursed Administrative Agent therefor and without limiting Borrowers’ obligation to do so), (ii) Administrative Agent and Obligors, as applicable, against any Taxes attributable to such Lender’s failure to maintain a Participant register as required hereunder, and (iii) Administrative Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by Administrative Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender and Issuing Bank shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender or any Issuing Bank by Administrative Agent shall be conclusive absent manifest error.

5.9.4. Evidence of Payments. If Administrative Agent or an Obligor pays any Taxes pursuant to this Section, then upon request, Administrative Agent shall deliver to Borrower Agent or Borrower Agent shall deliver to Administrative Agent, respectively, a copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment, or other evidence of payment reasonably satisfactory to Administrative Agent or Borrower Agent, as applicable.

5.9.5. Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an Issuing Bank, nor have any obligation to pay to any Lender or any Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of a Lender or an Issuing Bank. If a Recipient determines in its discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by Borrowers or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrowers agree, upon request by the Recipient, to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrowers if such payment would place the Recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Administrative Agent or any Recipient be required to make its tax returns (or any other information relating to its Taxes that it deems confidential) available to any Obligor or other Person.

5.9.6. Survival. Each party’s obligations under Sections 5.9 and 5.10 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by or replacement of a Lender or an Issuing Bank, the termination of the Commitments, and the repayment, satisfaction, discharge or Full Payment of any Obligations.

5.10. Lender Tax Information.

5.10.1. Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrowers and Administrative Agent properly completed and executed documentation reasonably requested by Borrowers or Administrative Agent as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers or Administrative Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.10.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

5.10.2. Documentation. Without limiting the foregoing, if any Borrower is a U.S. Person,

(a) Any Lender that is a U.S. Person shall deliver to Borrowers and Administrative Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Administrative Agent), executed originals of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(b) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form satisfactory to Administrative Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate in form satisfactory to Administrative Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(c) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of Borrowers or Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers or Administrative Agent to determine the withholding or deduction required to be made; and

(d) if payment of an Obligation to a Recipient would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Recipient shall deliver to Borrowers and Administrative Agent at the time(s) prescribed by law and otherwise as reasonably requested by Borrowers or Administrative Agent such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers or Administrative Agent as may be necessary for them to comply with their obligations under FATCA and to determine that such Recipient has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.

5.10.3. Administrative Agent Documentation On or before the date Bank of America becomes the Administrative Agent hereunder, it shall (and any successor or replacement Administrative Agent shall, on or before the date on which it becomes the Administrative Agent hereunder), deliver to the Borrower Agent two executed originals of either (i) IRS Form W-9, or (ii) IRS Form W-8ECI (with respect to any payments to be received on its own behalf) and IRS Form W-8IMY (for all other payments), establishing that the Borrowers can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States, including Taxes imposed under FATCA.

5.10.4. Redelivery of Documentation. If any form or certification previously delivered by a Lender or Administrative Agent pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender or Administrative Agent, as applicable shall promptly update the form or certification or notify Borrowers and Administrative Agent in writing of its inability to do so.

5.11. Nature and Extent of Each Borrower’s Liability.

5.11.1. Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Administrative Agent and Lenders the prompt payment and performance of, all Obligations, except its Excluded Swap Obligations. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Administrative Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action, or the absence of any action, by Administrative Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Administrative Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Administrative Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of the Obligations.

5.11.2. Waivers.

(a) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Administrative Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is a Borrower. It is agreed among each Borrower, Administrative Agent and Lenders that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Administrative Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b) Administrative Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in taking any action in connection with the exercise of any rights or remedies, Administrative Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Administrative Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Administrative Agent may bid Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Administrative Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Administrative Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Administrative Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.11.3. Extent of Liability; Contribution.

(a) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.11 shall not exceed the greater of (i) all amounts for which such Borrower is primarily liable, as described in clause (c) below, and (ii) such Borrower’s Allocable Amount.

(b) If any Borrower makes a payment under this Section 5.11 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.11 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c) Section 5.11.3(a) shall not limit the liability of any Borrower to pay or guarantee Loans made directly or indirectly to it (including Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support its business, Secured Bank Product Obligations incurred to support its business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Administrative Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of Loans and Letters of Credit to a Borrower based on that calculation.

(d) Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 5.11 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.11.4. Joint Enterprise. Each Borrower has requested that Administrative Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Administrative Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.11.5. Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of its Obligations.

SECTION 6. CONDITIONS PRECEDENT

6.1. Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied (or waived in accordance with Section 15.1(d)(i) hereof):

(a) Each Loan Document shall have been duly executed and delivered to Administrative Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b) Administrative Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral (other than Real Estate) or arrangements reasonably satisfactory to the Administrative Agent for such filings and recordations shall have been made (and all filing and recording fees and taxes in connection therewith shall have been duly paid or arrangements reasonably satisfactory to the Administrative Agent for the payment of such fees and taxes shall have been made), as well as UCC and Lien searches and other evidence reasonably satisfactory to Administrative Agent that such Liens are the only Liens upon such Collateral, except Permitted Liens.

(c) Administrative Agent shall have received Lien Waiver with respect to Real Estate located at 1301 McKinney Street, Suite 1800, Houston, Texas 77010.

(d) Administrative Agent shall have received duly executed agreements establishing each Dominion Account and related lockbox, in form and substance, and with financial institutions, reasonably satisfactory to Administrative Agent.

(e) Administrative Agent shall have received certificates, in form and substance reasonably satisfactory to it, from a knowledgeable Senior Officer of each Borrower certifying that, after giving effect to the initial Loans and transactions hereunder, (i) the Borrowers and the Obligors, taken as a whole, are Solvent; (ii) no Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct in all material respects (without duplication of any materiality qualifier contained therein); and (iv) such Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(f) Administrative Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Administrative Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(g) Administrative Agent shall have received a written opinion of Vinson & Elkins LLP, as well as any local counsel to Borrowers, in form and substance reasonably satisfactory to Administrative Agent.

(h) Administrative Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization. Administrative Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization.

(i) Administrative Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Borrowers as well as all necessary endorsements naming Administrative Agent as an additional insured and loss payee with respect to the Collateral, as the case may be, all in compliance with the Loan Documents.

(j) No event shall have occurred or circumstance exist since December 31, 2014 that has or could reasonably be expected to have a Material Adverse Effect and no material adverse change in the quality, quantity or value of any Collateral shall have occurred since December 31, 2014. No changes or developments shall have occurred, and no new or additional information, shall have been received or discovered by Administrative Agent or the Lenders regarding the Obligors after the date such due diligence investigation has completed that (A) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (B) purports to materially adversely affect the Transactions, and nothing shall have come to the attention of the Lenders to lead them to believe that (y) the Information Memorandum delivered in connection with the Term Loan Credit Agreement was or has become misleading, incorrect or incomplete in any material respect or (z) the Transactions will have a Material Adverse Effect.

(k) Borrowers shall have paid all reasonable and documented fees and expenses to be paid to Administrative Agent and Lenders on the Closing Date (provided that invoices for expenses shall have been delivered to Borrower Agent one Business Day prior to the Closing Date).

(l) Administrative Agent shall have received a Borrowing Base Report as of April 30, 2015. Administrative Agent shall have received a certificate of a duly authorized Senior Officer of each Borrower demonstrating that upon giving effect to the initial funding of Loans, issuance of Letters of Credit and the funding of the Term Loans, and the payment by Borrowers of all fees and expenses incurred in connection herewith as well as any payables stretched beyond their customary payment practices, Liquidity shall be at least $245,000,000; provided that the aggregate amount of unrestricted cash and Cash Equivalent included in clause (b) of the definition of “Liquidity” for the purposes of determining Liquidity under this clause (l) shall not exceed $195,000,000.

(m) Administrative Agent shall have received evidence reasonably satisfactory to Administrative Agent that Company shall have consummated the transactions contemplated by the Term Loan Credit Agreement and that the proceeds of the Term Loans received by the Company shall be in an aggregate amount not less than $305,550,000.

(n) Administrative Agent shall have received (i) pro forma consolidated financial statements of the Company and its Consolidated Subsidiaries giving effect to the initial funding of Loans, issuance of Letters of Credit and the funding of the Term Loans on or before the Closing Date, and forecasts prepared by management of the Company (each in form reasonably satisfactory to Administrative Agent and evidencing Borrowers’ ability to comply with the financial covenant set forth in Section 10.3) of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and on an annual basis for each year thereafter during the term of this Agreement, (ii) the annual (or other audited) financial statements of the Company and its Consolidated Subsidiaries for the Fiscal Years ended 2012, 2013 and 2014 and all amendments thereto (Administrative Agent acknowledges receipt of such annual audited financial statements without any amendments thereto) and (iii) interim financial statements of the Company and its Consolidated Subsidiaries dated the end of the most recent Fiscal Quarter for which financial statements are available.

(o) [Reserved].

(p) Administrative Agent shall have received evidence that the Credit Agreement, dated as of March 31, 2011, among the Company, as the borrower; each of the lenders party hereto; JPMorgan Chase Bank, N.A., as administrative agent for the lenders; Bank of America, N.A., as syndication agent for the lenders; and Capital One, N.A., Wells Fargo Bank, N.A., Credit Agricole Corporate and Investment Bank, and DnB NOR Bank ASA, as co-documentation agents for the lenders (as amended, “Existing Credit Agreement”) has been, or concurrently with the initial Loans on the Closing Date is being, terminated and all Liens securing obligations under the Existing Credit Agreement have been, or concurrently with the initial Loans on the Closing Date are being, released.

(q) Administrative Agent shall have received, at least three Business Days prior to the Closing Date, all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been reasonably requested in writing at least seven Business Days prior to the Closing Date by the Lenders.

6.2. Conditions Precedent to All Credit Extensions. Administrative Agent, Issuing Bank and Lenders shall not be required to fund any Loans or arrange for issuance of any Letters of Credit to or for the benefit of Borrowers, unless the following conditions are satisfied (or waived in accordance with Section 15.1(d) hereof):

(a) No Default or Event of Default shall exist at the time of, or result from, such funding or issuance;

(b) The representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on the date of, and upon giving effect to, such funding or issuance (except for representations and warranties that expressly relate to an earlier date);

(c) [Reserved.];

(d) No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect;

(e) With respect to issuance of a Letter of Credit, the Issuing Bank shall have received an LC Request and LC Application at least three Business Days prior to the requested date of issuance and the LC Conditions shall have been satisfied; and

(f) Administrative Agent shall have received a Notice of Borrowing with respect to the funding of any Loan.

Each request (or deemed request) by Borrowers for funding of a Loan or issuance of a Letter of Credit shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding or issuance.

SECTION 7. COLLATERAL

7.1. Grant of Security Interest. To secure the prompt payment and performance of its Obligations, each Obligor hereby grants to Administrative Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all Property of such Obligor, including all of the following Property, whether now owned or hereafter acquired, and wherever located:

(a) all Accounts;

(b) all Chattel Paper, including electronic chattel paper;

(c) all Commercial Tort Claims, including those shown on Schedule 7.4.1;

(d) all Deposit Accounts;

(e) all Documents;

(f) all General Intangibles, including Intellectual Property;

(g) all Goods, including Inventory, Equipment and fixtures;

(h) all Instruments;

(i) all Investment Property;

(j) all Letter-of-Credit Rights;

(k) all Supporting Obligations;

(l) all Vehicles;

(m) all monies, whether or not in the possession or under the control of Administrative Agent, a Lender, or a bailee or Affiliate of Administrative Agent or a Lender, including any Cash Collateral;

(n) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral;

(o) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing; and

(p) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

Notwithstanding anything herein to the contrary, in no event shall the security interest attach to, or the term “Collateral” be deemed to include any of the Property set forth in Section 7.7.

7.2. Lien on Deposit Accounts; Securities Accounts; Cash Collateral.

7.2.1. Deposit Accounts; Securities Accounts. To further secure the prompt payment and performance of its Obligations, each Obligor hereby grants to Administrative Agent a continuing security interest in and Lien upon all amounts credited to any Deposit Account and Securities Account of such Obligor, including sums in any blocked, lockbox, sweep or collection account; provided that, subject to the Intercreditor Agreement, any security interest in the TL Proceeds and Priority Collateral Account shall have second priority. Each Obligor hereby authorizes and directs each bank or other depository or securities intermediary to deliver to Administrative Agent, upon request of Administrative Agent, all balances in any Deposit Account and Securities Account maintained for such Obligor, without inquiry into the authority or right of Administrative Agent to make such request. Administrative Agent hereby agrees that it will not issue any such request unless an Event of Default has occurred and is continuing.

7.2.2. Cash Collateral. Cash Collateral may be invested, at Administrative Agent’s discretion (and with the consent of Borrower Agent, as long as no Event of Default exists), but Administrative Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Obligor, and shall have no responsibility for any investment or loss. As security for its Obligations, each Obligor hereby grants to Administrative Agent a security interest in and Lien upon all Cash Collateral held from time to time and all proceeds thereof, whether held in a Cash Collateral Account or otherwise. After an Event of Default has occurred and is continuing, Administrative Agent may apply Cash Collateral to the payment of such Obligations as they become due, in such order as Administrative Agent may elect. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Administrative Agent, and no Obligor or other Person shall have any right to any Cash Collateral, until Full Payment of the Obligations.

7.3. Real Estate Collateral and Vehicles.

7.3.1. Lien on Real Estate. If any Obligor acquires Real Estate (other than Real Estate constituting Excluded Property) hereafter (or if any Real Estate ceases to be Excluded Property), Obligors shall, within 90 days (as may be extended by Administrative Agent in its sole discretion), execute, deliver and record a Mortgage sufficient to create a perfected Lien in favor of Administrative Agent on such Real Estate, and shall deliver all Related Real Estate Documents.

7.3.2. Vehicles. If any Obligor acquires a Vehicle that does not constitute Excluded Property or a Vehicle that is a Specified Vehicle (or if any Vehicle ceases to be Excluded Property), Obligors shall, within 90 days (as may be extended by Administrative Agent in its sole discretion), execute and deliver such documents and take such actions (including notation on the certificate of title) as Administrative Agent may reasonably request to create a perfected Lien in favor of Administrative Agent on such Vehicle.

7.4. Other Collateral.

7.4.1. Commercial Tort Claims. Except as shown on Schedule 7.4.1, as of the Closing Date, no Obligor has a Commercial Tort Claim (other than a Commercial Tort Claim for less than $5,000,000). Obligors shall promptly notify Administrative Agent in writing if any Obligor has a Commercial Tort Claim (other than a Commercial Tort Claim for less than $5,000,000), shall promptly amend Schedule 7.4.1 to include such claim, and shall take such actions as Administrative Agent deems appropriate to subject such claim to a duly perfected, first priority (or, subject to the Intercreditor Agreement, second priority) Lien in favor of Administrative Agent.

7.4.2. Certain After-Acquired Collateral. Obligors shall promptly notify Administrative Agent in writing if, after the Closing Date, any Borrower obtains any interest in any Collateral consisting of (a) Deposit Accounts (other than an Excluded Account), (b) Intellectual Property that is material to such Obligor’s business or (c) Chattel Paper, Documents, Instruments or Investment

Property, in each case with an individual value of or face amount in excess of $1,000,000, and, upon Administrative Agent’s request, shall promptly take such actions as Administrative Agent deems appropriate to effect Administrative Agent’s duly perfected, first priority (or subject to the Intercreditor Agreement, second priority) Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver. If any Collateral is in the possession of a third party, at Administrative Agent’s request, Obligors shall use commercially reasonable efforts to obtain an acknowledgment that such third party holds the Collateral for the benefit of Administrative Agent.

7.5. Limitations. The Lien on Collateral granted hereunder is given as security only and shall not subject Administrative Agent or any Lender to, or in any way modify, any obligation or liability of Obligors relating to any Collateral. In no event shall the grant of any Lien under any Loan Document secure an Excluded Swap Obligation of the granting Obligor.

7.6. Further Assurances. All Liens granted to Administrative Agent under the Loan Documents are for the benefit of Secured Parties. Promptly upon request, Obligors shall deliver such instruments and agreements, and shall take such actions, as Administrative Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Obligor authorizes Administrative Agent to file any financing statement that describes the Collateral as “all assets” or “all personal property” of such Obligor, or words to similar effect, and ratifies any action taken by Administrative Agent before the Closing Date to effect or perfect its Lien on any Collateral.

7.7. Certain Limited Exclusions. (a) Notwithstanding Section 7.1, the Collateral shall not include, and no Obligor shall be deemed to have granted a security interest in, any of such Obligor’s right, title or interest in:

(i) any Excluded Property;

(ii) Letter-of-Credit Rights (other than to the extent such rights can be perfected by filing a UCC financing statement);

(iii) any governmental licenses or state or local franchises, charters and authorizations to the extent the granting of security interests therein are prohibited or restricted thereby;

(iv) pledges and security interests prohibited or restricted by Applicable Law (including any requirement to obtain the consent of any Governmental Authority, unless such consent has been obtained (it being understood that there shall be no obligation to obtain such consent)) (after giving effect to the applicable anti-assignment provisions of the UCC, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition);

(v) (1) Property subject to a purchase money security agreement or capital lease agreement evidencing or governing purchase money and capital lease obligations that are permitted to be incurred pursuant to the Loan Documents to the extent the granting of a security interest therein is validly prohibited thereby or otherwise requires consent (but only so long as such prohibition or consent requirement was not created in contemplation or anticipation of the Collateral requirements under the Loan Documents) and/or (2) any lease, license, permit or agreement or any property subject to such agreement, in each case in existence on the Closing Date or upon acquisition of the relevant Obligor party thereto, to the extent that a grant of a security interest therein would violate or invalidate such lease, license, permit or agreement or create a right of termination in favor of any other party thereto or otherwise require consent thereunder (after giving effect to the applicable anti-assignment provisions of the UCC or other Applicable Law, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition), but only so long as such restriction or consent requirement was not created in contemplation or anticipation of the Collateral requirements under the Loan Documents);

(vi) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law;

(vi) Equity Interests in captive insurance Subsidiaries;

(vii) interests in joint ventures and non-wholly owned Subsidiaries which cannot be pledged without the consent of third parties (but only so long as such consent requirement was not created in contemplation or anticipation of the Collateral requirements under the Loan Documents);

(viii) payroll, withholding tax and other fiduciary deposit accounts;

(ix) voting Equity Interests in excess of 66% in any CFC that is directly owed by one or more Domestic Subsidiaries;

(x) other Property to the extent the Administrative Agent determines that the cost of obtaining or perfecting a lien or security interest therein is excessive in relation to the benefit afforded to the Lenders thereby; and

(xi) any assets (including Equity Interests) owned by a Foreign Subsidiary.

(b) Obligors shall not be required to (i) take any action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets, including any intellectual property registered in any non-U.S. jurisdiction (and no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction shall be required) or (ii) deliver any leasehold mortgages and shall only be required to use commercially reasonable efforts to deliver landlord waivers, estoppels or collateral access letters to the extent reasonably requested by Administrative Agent.

7.8. Intercreditor Agreement. Notwithstanding anything herein to the contrary, the liens and security interests granted to Administrative Agent pursuant to this Agreement and the exercise of any right or remedy by Administrative Agent hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

SECTION 8. COLLATERAL ADMINISTRATION

8.1. Borrowing Base Reports. Borrowers shall deliver to Administrative Agent (and Administrative Agent shall promptly deliver same to Lenders) a Borrowing Base Report (i) as of the close of business of the previous month by the 20th day of each month, (ii) during any Reporting Trigger Period, as of the close of business of the previous week by Wednesday of each week and (iii) at such other times as Administrative Agent may request after a Default has occurred and is continuing. All information (including calculation of Availability) in a Borrowing Base Report shall be certified by Borrower Agent. Administrative Agent may from time to time adjust any such report (a) to reflect Administrative Agent’s reasonable estimate of declines in value of Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent any information or calculation does not comply with this Agreement.

8.2. Accounts.

8.2.1. Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records, in all material respects, of its Accounts, including all payments and collections thereon, and shall submit to Administrative Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to Administrative Agent, on such periodic basis as Administrative Agent may reasonably request. Each Borrower shall also provide to Administrative Agent, on or before the 20th day of each month and, during any Reporting Trigger Period, by Wednesday of each week, a detailed aged trial balance of all Accounts as of the end of the preceding month and, during any Reporting Trigger Period, as of the end of the preceding week, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Administrative Agent may reasonably request; provided that Administrative Agent and the Lenders understand that information delivered during a Reporting Trigger Period may be preliminary and subject to customary month-end adjustments. If any Account in an aggregate face amount of $5,000,000 or more ceases to be an Eligible Account, Borrowers shall notify Administrative Agent of such occurrence promptly (and in any event within one Business Day) after any Borrower has knowledge thereof.

8.2.2. Taxes. If an Account of any Borrower includes a charge for any Taxes, Administrative Agent is authorized, during the continuance of an Event of Default, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that neither Administrative Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.

8.2.3. Account Verification. After an Event of Default has occurred and is continuing, Administrative Agent shall have the right at any time, in the name of Administrative Agent, any designee of Administrative Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise. Borrowers shall cooperate fully with Administrative Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4. Maintenance of Dominion Account. Borrowers shall maintain Dominion Accounts pursuant to lockbox or other arrangements acceptable to Administrative Agent. Borrowers shall obtain an agreement (in form and substance reasonably satisfactory to Administrative Agent) from each lockbox servicer and Dominion Account bank, establishing Administrative Agent’s control over and Lien in the lockbox or Dominion Account, which may be exercised by Administrative Agent during any Sweep Trigger Period, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. If a Dominion Account is not maintained with Bank of America, Administrative Agent may, during any Sweep Trigger Period, require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America. Administrative Agent and Lenders assume no responsibility to Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5. Proceeds of Collateral. Borrowers shall request in writing and otherwise take all reasonably necessary steps to ensure that all payments on Accounts or otherwise relating to the ABL Priority Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Borrower or Restricted Subsidiary receives cash or Payment Items with respect to any ABL Priority Collateral, it shall hold same in trust for Administrative Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.

8.3. Proceeds of the Term Loans. Not later than the Business Day immediately following the Closing Date, the Company will contribute to the capital of Key Energy LLC the proceeds of the Term Loans not otherwise applied as permitted, which proceeds Key Energy LLC shall deposit and at all times maintain in the account #426807 at Bank of America and/or the account #5S5-01A74 at Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, the “TL Proceeds and Priority Collateral Account”). The TL Proceeds and Priority Collateral Account and funds on deposit therein shall at all times be subject to a Deposit Account Control Agreement and perfected Lien in favor of Administrative Agent subject only to the prior Lien in favor of the Term Loan Agent. Funds deposited in the TL Proceeds and Priority Collateral Account on the Closing Date, together with proceeds of any Incremental Term Loans, identifiable proceeds of Asset Dispositions of Term Priority Collateral, and identifiable proceeds of insurance resulting from casualty of the Term Priority Collateral and of awards arising from condemnation of the Term Priority Collateral to the extent deposited in the TL Proceeds and Priority Collateral Account, (i) may not be commingled with any other funds and (ii) shall at all times remain segregated funds, separate and apart from any other funds of the Borrowers and their Subsidiaries.

8.4. Equipment.

8.4.1. Records and Schedules of Equipment. Each Obligor shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Administrative Agent, on such periodic basis as Administrative Agent may reasonably request, a current schedule thereof, in form reasonably satisfactory to Administrative Agent. Promptly upon request, Obligors shall deliver to Administrative Agent evidence of their ownership or interests in any Equipment.

8.4.2. [Reserved.].

8.4.3. Condition of Equipment. With respect to the Obligors’ obligations in connection with the operation of their business, the Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of such Equipment is preserved at all times, reasonable wear and tear excepted. Each Obligor shall ensure that such Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications. No Borrower shall permit any Equipment having a value in excess of $ 2,500,000 to become affixed to real Property unless any landlord or mortgagee delivers a Lien Waiver.

8.5. Deposit Accounts. Schedule 8.5 sets forth all Deposit Accounts and Securities Accounts maintained by Borrowers and other Obligors, including all Dominion Accounts as of the Closing Date. Each Borrower and other Obligors shall take all actions necessary to establish Administrative Agent’s control of each such Deposit Account and Securities Account and each new Deposit Account and Securities Account opened after the Closing Date (other than (a) an account exclusively used for payroll, employee benefits, withholding tax and other fiduciary deposit accounts and, to the extent an account is established to hold cash pledged to Capital One, National Association, as long as the Lien on such cash is permitted pursuant to Section 10.2.2(l)), such account and (b) accounts containing not more than $2,500,000 for all such accounts at any time (each an “Excluded Account” and collectively for all such accounts in clauses (a) and (b) above, the “Excluded Accounts”). Each Borrower and each other Obligor shall be the sole account holder of each Deposit Account and Securities Account and shall not allow any other Person (other than Administrative Agent and, subject to the Intercreditor Agreement, the Term Loan Agent) to have control over a Deposit Account or a Securities Account or any Property deposited therein. Each Borrower and each other Obligor shall promptly notify Administrative Agent of any opening or closing of a Deposit Account or a Securities Account (other than an Excluded Account) and, with the consent of Administrative Agent, will amend Schedule 8.5 to reflect same. Each Borrower shall (i) request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward payment directly to lockboxes and Dominion Accounts maintained pursuant to and in accordance with Section 8.2.4, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all ABL Priority Collateral (whether or not otherwise delivered to a lockbox) into one or more Dominion Accounts. All Net Proceeds of the sale or other disposition of any ABL Priority Collateral, shall be deposited directly into the applicable Dominion Accounts.

8.6. General Provisions.

8.6.1. Location of Collateral. All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by the Borrowers at locations owned or leased by an Obligor, at customer locations or at manufacturer locations or other locations for the purposes of repair or servicing of such Collateral, except that the Borrowers may make sales or other dispositions of Collateral in accordance with Section 10.2.9.

8.6.2. Insurance of Collateral; Condemnation Proceeds

(a) Each Obligor shall maintain insurance with respect to the Collateral in accordance with Section 10.1.8. From time to time upon request, the Borrowers shall provide Administrative Agent with reasonably detailed information as to the insurance so carried. Unless Administrative Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Administrative Agent as loss payee in respect of the property insurance policies relating to the Collateral and additional insured in respect of the liability insurance policies, as applicable; (ii) requiring 30 days prior written notice to Administrative Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Administrative Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Borrower fails to provide and pay for any insurance, Administrative Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor. While no Event of Default exists, Borrowers may settle, adjust or compromise any insurance claim, as long as the proceeds are, subject to the terms of the Intercreditor Agreement, delivered to Administrative Agent. If an Event of Default exists, subject to the terms of the Intercreditor Agreement, only Administrative Agent shall be authorized to settle, adjust and compromise such claims.

(b) Subject to the terms of the Intercreditor Agreement, any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be paid to Administrative Agent. Subject to the terms of the Intercreditor Agreement and following the Discharge of Term Obligations, subject to clause (c) below, any proceeds or awards that relate to Equipment or Real Estate shall be applied first to Revolver Loans and then to other Obligations.

(c) Following the Discharge of Term Obligations, if requested by Borrowers in writing within 15 days after Administrative Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or Real Estate, Borrowers may use such proceeds or awards to repair or replace such Equipment or Real Estate (and until so used, the proceeds shall be held by Administrative Agent as Cash Collateral) as long as (i) no Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans satisfactory to Administrative Agent; (iii) replacement buildings are constructed on the sites of the original casualties and are of comparable size, quality and utility to the destroyed buildings; (iv) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; and (v) Borrowers comply with disbursement procedures for such repair or replacement as Administrative Agent may reasonably require.

8.6.3. Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Administrative Agent to any Person to realize upon any Collateral, shall be borne and paid by Obligors. Administrative Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Administrative Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.

8.6.4. Defense of Title. Each Obligor shall defend its title to Collateral and Administrative Agent’s Liens therein against all Persons, claims and demands, except Permitted Liens.

8.7. Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Administrative Agent (and all Persons designated by Administrative Agent) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Administrative Agent, or Administrative Agent’s designee, may, without notice and in either its or an Obligor’s name, but at the cost and expense of Obligors and subject to the terms of the Intercreditor Agreement:

(a) Endorse an Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Administrative Agent’s possession or control; and

(b) During an Event of Default to the extent any of the following relate to the ABL Priority Collateral, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Administrative Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign an Obligor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor, and notify postal authorities to deliver any such mail to an address designated by Administrative Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which an Obligor is a beneficiary; and (xii) take all other actions as Administrative Agent deems appropriate to fulfill any Obligor’s obligations under the Loan Documents.

SECTION 9. REPRESENTATIONS AND WARRANTIES

9.1. General Representations and Warranties. To induce Administrative Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Borrower represents and warrants that:

9.1.1. Organization; Powers. Each Borrower and its Restricted Subsidiaries is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

9.1.2. Authority; Enforceability. The Transactions are within each Obligor’s corporate, limited liability company or partnership powers, as applicable, and have been duly authorized by all necessary corporate, limited liability company or partnership, as applicable, and, if required, equity holder action (including, without limitation, any action required to be taken by any class of directors or other governing body of any Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document to which an Obligor is a party has been duly executed and delivered by such Obligor and constitutes a legal, valid and binding obligation of such Obligor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

9.1.3. Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or other equity holders or any class of directors or other governing body, whether interested or disinterested, of any Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Documents as required by this Agreement, and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, or could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any Sanctions and Applicable Law or any Organic Documents of any Borrower or any Restricted Subsidiary, or any order of any Governmental Authority, (c) will not violate or result in a default under any Material Contract, or give rise to a right thereunder to require any payment to be made by any Borrower or any Restricted Subsidiary and (d) will not result in the creation or imposition of any Lien on any Property of any Borrower or any Restricted Subsidiary (other than the Liens created by the Loan Documents).

9.1.4. Financial Condition; No Material Adverse Effect.

(a) The Borrowers have heretofore furnished to Administrative Agent and the Lenders the consolidated balance sheet and statements of operations, stockholders’ equity and cash flows of the Company and its Consolidated Subsidiaries as of and for the Fiscal Year ended December 31, 2014, reported on by Grant Thornton LLP, independent public accountants. Such financial statements are prepared in accordance with GAAP and present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its Consolidated Subsidiaries as of such date and for such period in accordance with GAAP.

(b) [Reserved.]

(c) Since December 31, 2014, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(d) Neither any Borrowers nor any Restricted Subsidiary has, on the date hereof after giving effect to the Transactions, any Material Debt (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except for the outstanding Senior Notes, the Term Loans under the Term Loan Credit Agreement, the outstanding Debt under that certain unsecured $15,000,000 letter of credit facility dated as of November 7, 2013 by and among the Company and HSBC Bank USA, N.A. or as referred to or reflected or provided for in the financial statements delivered to Administrative Agent and Lenders as set forth in Section 9.1.4(a).

9.1.5. Litigation. Other than the FCPA Matter, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Borrower, threatened in writing against or affecting the Borrowers or any Restricted Subsidiary or any of their respective Properties (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.

9.1.6. Accounts. Administrative Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect thereto. Borrowers warrant, with respect to each Account shown as an Eligible Account in a Borrowing Base Report, that:

(a) it is genuine and in all material respects what it purports to be;

(b) it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c) it is for a sum certain, maturing as stated in the applicable invoice, a copy of which has been furnished or is available to Administrative Agent on request;

(d) it is not subject to any offset, Lien (other than Liens in favor of Administrative Agent, the Term Loan Agent or holders of Permitted Junior Priority Secured Debt), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Administrative Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e) no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Administrative Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized or is in process with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Administrative Agent hereunder; and

(g) to the Borrowers’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.7. Environmental Matters. Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the Borrowers and the Subsidiaries and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in material compliance with applicable Environmental Laws;

(b) the Borrowers and the Subsidiaries have obtained Environmental Permits required for their respective operations and each of their Properties, with such Environmental Permits being currently in full force and effect, and none of the Borrowers or the Subsidiaries has received any written notice or otherwise has actual knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied;

(c) there are no claims, demands, suits, orders, inquiries, investigations, written requests for information or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Law that is pending or, to any Borrower’s knowledge, threatened against any Borrower or any Subsidiary or any of their respective Properties or as a result of any operations at such Properties;

(d) none of the Properties of any Borrower or any Subsidiary contain or to any Borrower’s knowledge have contained any: (i) underground storage tanks; (ii) asbestos-containing materials; (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law;

(e) there has been no Release or, to any Borrower’s knowledge, threatened Release, of Hazardous Materials at, on, under or from any Borrower’s or any Subsidiary’s Properties, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and, to the knowledge of the Borrowers, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property in quantities or concentrations that would require remediation;

(f) neither any Borrower nor any Restricted Subsidiary has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite any Borrower’s or any Restricted Subsidiary’s Properties and, to the Borrowers’ actual knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice; and

(g) to the Borrowers’ knowledge there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Borrowers’ or the Subsidiaries’ Properties that could reasonably be expected to form the basis for a claim for damages or compensation and, to the Borrowers’ knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of notice regarding such exposure.

9.1.8. Surety Obligations. No Borrower or Restricted Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

9.1.9. Compliance with the Laws and Agreements; No Defaults.

(a) Each Borrower and each Restricted Subsidiary is in compliance, and its Properties and business operations are in compliance, with all Applicable Law (including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes), and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so (other than failure to comply with Anti-Terrorism Laws), individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Except for the FCPA Matter, there have been no citations, notices or orders of material noncompliance issued to any Borrower or Subsidiary under any Applicable Law. No Inventory has been produced in violation of the FLSA.

(b) None of the Borrowers or any Restricted Subsidiary is in default, nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require any Borrower or a Restricted Subsidiary to redeem or make any offer to redeem under any material indenture, note, credit agreement or instrument pursuant to which any Material Debt is outstanding or by which any Borrower or any Restricted Subsidiary or any of their Properties is bound.

(c) No Default has occurred and is continuing.

9.1.10. Investment Company Act, etc.. No Obligor is (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.11. Taxes. Each Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) to the extent being Properly Contested or (b) to the extent that failure to do so could not reasonable be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of each Borrower and its Restricted Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of such Borrower, adequate. No Lien relating to Taxes described in the first sentence of this Section 9.1.11 has been filed and, to the knowledge of the Borrowers, no claim is being asserted with respect to any such Tax or other such governmental charge.

9.1.12. ERISA. Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) The Borrowers, the Subsidiaries and each ERISA Affiliate have complied with ERISA and, where applicable, the Code regarding each Plan.

(b) Each Plan is, and has been, established and maintained in compliance with its terms, ERISA and, where applicable, the Code.

(c) No act, omission or transaction has occurred which could result in imposition on any Borrower, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d) Full payment when due has been made of all amounts which the Borrowers, the Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof.

(e) Neither the Borrowers, the Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by a Borrower, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.

(f) Neither the Borrowers, the Subsidiaries nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

9.1.13. Governmental Approvals. Each Borrower and Restricted Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties, except as could not reasonably be expected to result in a Material Adverse Effect. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrowers and Restricted Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.14. Disclosure; No Material Misstatements. The Borrowers have disclosed or made available for disclosure to Administrative Agent and the Lenders all material agreements, instruments and corporate or other restrictions to which it or any of its Restricted Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrowers or any Restricted Subsidiary to Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

9.1.15. Insurance. The Borrowers have, and have caused all of their Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (including hazard insurance). Administrative Agent has been named as additional insured in respect of such liability insurance policies, and Administrative Agent has been named as loss payee with respect to property loss insurance for all items of Collateral.

9.1.16. Burdensome Contracts. As of the Closing Date, no Borrower or Restricted Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.16 or with respect to any Borrowed Money permitted hereunder that is incurred after the Closing Date. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

9.1.17. Restriction on Liens. Neither any Borrower nor any of the Restricted Subsidiaries is a party to any material agreement or arrangement (other than (a) Purchase Money Debt permitted by Section 10.2.1(c), but then only on the Property subject of such Purchase Money Debt, and (b) restrictions under instruments creating Permitted Liens, but then only on the Property subject of such Lien), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to Administrative Agent on or in respect of their Properties to secure the Obligations and the Loan Documents.

9.1.18. Capital Structure. Schedule 9.1.18 shows, for each Borrower and each of its Subsidiaries, its jurisdiction of organization, authorized and issued Equity Interests, holders of its Equity Interests (other than the holders of the Equity Interests in the Company), and agreements binding on such holders with respect to such Equity Interests, in each case as of the Closing Date. Except as disclosed on Schedule 9.1.18, in the five years preceding the Closing Date, no Borrower or Restricted Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Each Borrower has good title to its Equity Interests in its Restricted Subsidiaries, subject only to Administrative Agent’s and the Term Loan Agent’s Lien and any Liens securing holders of Permitted Junior Priority Secured Debt (or their representative), and all such Equity Interests are duly issued, fully paid and non-assessable. As of the Closing Date, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Borrower or Restricted Subsidiary (other than relating to Equity Interests in the Company).

9.1.19. Location of Business and Offices. Schedule 9.1.19 shows, as of the Closing Date, the name of each Obligor as listed in the public records of its jurisdiction of organization, such Obligor’s organizational identification number in its jurisdiction of organization, and the address for such Obligor’s principal place of business and chief executive office.

9.1.20. Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between the Borrowers and their Restricted Subsidiaries, taken as a whole on one hand, and any customer or supplier, or any group of customers or suppliers, on the other hand, who individually or in the aggregate are material to the business of such Borrower and its Restricted Subsidiaries, taken as a whole, except in each case, as could not reasonably be expected to result in a Material Adverse Effect. There exists no condition or circumstance that could reasonably be expected to materially impair the ability of any Borrower or Restricted Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

9.1.21. Properties; Titles, Intellectual Property; Licenses; Etc..

(a) Each Borrower and each Restricted Subsidiary has good and valid title to, valid leasehold interests in, or valid easements, rights of way or other property interests in all of its material real and personal Property free and clear of all Liens except Permitted Liens. All Liens of Administrative Agent in the Collateral are duly perfected, first priority Liens (or subject to the Intercreditor Agreement, second priority), subject only to Permitted Liens that are expressly allowed to have priority over Administrative Agent’s Liens.

(b) All material leases, easements, rights of way and other agreements necessary for the conduct of the business of the Borrowers and the Restricted Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to result in a Material Adverse Effect.

(c) Each Borrower and each Restricted Subsidiary owns, or is licensed to use, all Intellectual Property material to its business, and to the Borrowers’ knowledge, the use thereof by such Borrower and such Restricted Subsidiary, as applicable, does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. There is no pending or, to any Borrower’s knowledge, threatened Intellectual Property Claim with respect to any Borrower, any Restricted Subsidiary or any of their Property (including any Intellectual Property) that could reasonably be expected to result in a Material Adverse Effect. All Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Borrower or Restricted Subsidiary as of the Closing Date is shown on Schedule 9.1.21.

9.1.22. Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Properties owned, leased or used by the Borrowers and their Restricted Subsidiaries that are necessary to the conduct of their businesses, in the aggregate, are in good operating condition and repair, subject to ordinary wear and tear.

9.1.23. Payable Practices. No Borrower or Restricted Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.

9.1.24. Hedging Agreements. Schedule 9.1.24, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrowers pursuant to Section 10.1.2(f), sets forth, a true and complete list of all Hedging Agreements of the Borrowers and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

9.1.25. Security Documents.

(a) The provisions of this Agreement are effective to create, in favor of the Administrative Agent for the benefit of the Secured Parties, a legal, valid and enforceable Lien on, and security interest in, all of the Collateral described herein, and (i) when financing statements and other filings in appropriate form are filed in the offices set forth on Schedule 9.1.25(a) and (ii) upon the taking of possession or control by Administrative Agent (or by the Term Loan Agent subject to the terms of the Intercreditor Agreement) of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to Administrative Agent (or the Term Loan Agent subject to the terms of the Intercreditor Agreement) to the extent possession or control by Administrative Agent is required by this Agreement), the Liens created by this Agreement shall constitute fully perfected first priority (or, subject to the Intercreditor Agreement, second priority) Liens on, and security interests in, all right, title and interest of the Obligors in the Collateral covered thereby (other than such Collateral in which a security interest cannot be perfected under the Uniform Commercial Code as in effect at the relevant time in the relevant jurisdiction), in each case free of all Liens other than Permitted Liens, and prior and superior to all other Liens other than such Liens and, subject to the terms of the Intercreditor Agreement, the Liens in favor of the Term Loan Agent.

(b) If and when executed and delivered, each Mortgage will be effective to create, in favor of Administrative Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Mortgaged Property and the proceeds thereof, subject only to Permitted Liens, and when any Mortgage is executed and delivered after the date hereof in accordance with the provisions of Section 7.3.1 and filed in the appropriate offices), the Mortgages shall constitute fully perfected first priority (or, subject to the Intercreditor Agreement, second priority) Liens on, and security interests in, all right, title and interest of the Obligors in the Real Estate subject to such Mortgage and the proceeds thereof, in each case prior and superior in right to any other person, other than Liens permitted by such Mortgage and, subject to the terms of the Intercreditor Agreement, the Liens in favor of the Term Loan Agent.

(c) Each Security Document delivered pursuant to Section 7.4, Section 7.6 or Section 10.1.13, upon execution and delivery thereof, is effective to create in favor of Administrative Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Collateral thereunder, and when all appropriate filings or recordings are made in the appropriate offices as may be required under Applicable Law or possession or control is conferred to Administrative Agent, such Security Document will constitute fully perfected first priority (or, subject to the Intercreditor Agreement, second priority) Liens on, and security interests in, all right, title and interest of the Obligors in such Collateral, in each case with no other Liens except for Permitted Liens.

9.1.26. Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used to pay fees and transaction expenses in connection with the Transactions, to refinance the existing Debt of the Borrowers and their Subsidiaries and for ongoing working capital and for other lawful, general corporate, limited liability company or partnership purposes of Borrowers and their Subsidiaries, including without limitation to finance permitted restricted payments, share repurchases, acquisitions, permitted Capital Expenditures and other Investments of Borrowers and their Subsidiaries. The Borrowers and their Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock. No part of the proceeds of any Loan or Letter of Credit will be used, whether immediate, incidental or ultimate, to buy or carry, or to reduce or refinance any Debt incurred to buy or carry, Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.1.27. Solvency. Each Obligor is Solvent. No Obligor is planning to take any action described in Section 12.1(h).

9.1.28. Common Enterprise. Each Borrower and Restricted Subsidiary and their business operations are closely integrated with one another into a single, interdependent and collective, common enterprise so that any benefit received by any one of them from the financial accommodations provided under this Agreement will be to the direct benefit of the others. The Borrowers and their Restricted Subsidiaries intend to render services to or for the benefit of each other, to purchase or sell and supply goods to or from or for the benefit of each other, to make loans, advances and provide other financial accommodations to or for the benefit of each other and to provide administrative, marketing, payroll and management services to or for the benefit of each other (in each case, except as may be prohibited by this Agreement).

9.1.29. Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable by any Borrower or any Restricted Subsidiary with respect to the Transactions.

9.1.30. Employee Matters. As of the Closing Date, (a) neither any Borrower nor any Restricted Subsidiary, nor any of their respective employees, is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending or, to the knowledge of any Borrower or any Restricted Subsidiary, contemplated with respect to the employees thereof and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Borrower or any Restricted Subsidiary, and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the knowledge of any Borrower, threatened between any Borrower or any Restricted Subsidiary and its respective employees.

9.1.31. Anti-Corruption Laws. The Borrowers have developed and implemented and maintain in effect internal controls, policies and procedures, management oversight, monitoring, audit and training designed to ensure compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions. The Borrowers, their Subsidiaries and, to the knowledge of the Borrowers, their respective officers, employees, directors and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. For the avoidance of doubt, the Borrowers make no representation with respect to the FCPA Matter. The Borrowers and their Subsidiaries have, however, taken or will take reasonable steps necessary to remediate any control deficiencies identified in the FCPA Matter. None of (a) the Borrowers, any Subsidiary or any of their respective directors or officers, or (b) to the knowledge of any Borrower, any employee or agent of the Borrowers or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person or otherwise subject to Sanctions. No Borrowing or Letter of Credit, use of proceeds or other transaction will violate Anti-Corruption Laws or applicable Sanctions.

9.1.32. OFAC. None of the Borrowers or their Subsidiaries or, to the knowledge of any Borrower or such Subsidiary, any director, officer, employee, agent, affiliate or representative thereof, is or is owned or controlled by any individual or entity that is currently the subject or target of any Sanction or is located, organized or resident in a Designated Jurisdiction.

9.2. Complete Disclosure. No Loan Document or financial statement delivered to Administrative Agent and the Lenders contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading. There is no fact or circumstance that any Obligor has failed to disclose to Administrative Agent in writing that could reasonably be expected to have a Material Adverse Effect. The consolidated balance sheet and statements of operations, stockholders’ equity and cash flows of the Company and its Consolidated Subsidiaries hereafter delivered to Administrative Agent and Lenders are prepared in accordance with GAAP and present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its Consolidated Subsidiaries as of the date and for the period set forth therein in accordance with GAAP. All projections delivered from time to time to Administrative Agent and

Lenders have been prepared in good faith, based on assumptions believed by management of the Borrowers to be reasonable at the time made, it being recognized by Administrative Agent and the Lenders that such projections as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS

10.1. Affirmative Covenants. Until Full Payment of all Obligations, each Borrower (on behalf of itself and its Restricted Subsidiaries) and each Guarantor by its execution of this Agreement, covenants and agrees with the Administrative Agent, Issuing Banks and the Lenders that:

10.1.1. Inspections; Appraisals.

(a) Each Borrower shall, and shall cause each Restricted Subsidiary to, permit Administrative Agent from time to time, subject (except when an Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Borrower or any Restricted Subsidiary, inspect, audit and make extracts from any Borrower’s or Restricted Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Borrower’s or Restricted Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Neither Administrative Agent nor any Lender shall have any duty to any Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with any Borrower or any of its Subsidiaries. Borrowers acknowledge that all inspections, appraisals and reports are prepared by Administrative Agent and Lenders for their purposes, and Borrowers shall not be entitled to rely upon them.

(b) Each Borrower shall, and shall cause each Restricted Subsidiary to, permit Administrative Agent to (i) examine any Obligor’s books and records or any other financial or Collateral matters as Administrative Agent deems appropriate, which examinations shall be limited to (x) two times per Loan Year or (y) three times per Loan Year if the third examination is initiated on the day that Availability is less than the greater of (X) $25,000,000 and (Y) 25% of the aggregate amount of Revolver Commitments on such day; and (ii) if PP&E Value Reports are no longer required to be delivered pursuant to the Term Loan Credit Agreement, one field examination of the PP&E Value and one desktop appraisal of the PP&E Value per Loan Year; provided, however, that none of the foregoing limits shall apply if an examination or appraisal is initiated during a Default. Each Borrower shall, and shall cause each Restricted Subsidiary to, reimburse Administrative Agent for all reasonable and documented charges, costs and expenses of Administrative Agent in connection with foregoing examinations and appraisals, and Borrowers agree to pay Administrative Agent’s then standard charges for examination activities, including reasonable and documented charges for Administrative Agent’s internal examination and appraisal groups, as well as the reasonable and documented charges of any third party used for such purposes. No Borrowing Base calculation shall include Collateral acquired in a Permitted Acquisition or otherwise outside the Ordinary Course of Business until completion of applicable field examinations and appraisals (which shall not be included in the limits provided above) reasonably satisfactory to Administrative Agent.

10.1.2. Financial Statements; Other Information. The Borrowers will furnish to Administrative Agent and, with respect to clause (n) below, the Co-Collateral Agents (the documents required to be delivered pursuant to clauses (a), (b) and (i) below shall be deemed to have been delivered on the date on which such documents are posted on the Securities and Exchange Commission’s website at www.sec.gov):

(a) Annual Financial Statements. As soon as available, but in any event in accordance with then Applicable Law and not later than seventy-five (75) days after the end of each Fiscal Year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Grant Thornton LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b) Quarterly Financial Statements. As soon as available, but in any event in accordance with then Applicable Law and not later than forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Company, its consolidated balance sheet and related statements of operations and cash flows as of the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Senior Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied or as prepared in accordance with the requirements of the SEC, subject to normal year-end audit adjustments and the absence of footnotes.

(c) Monthly Financial Statements. During the Reporting Trigger Period, as soon as available, but in any event not later than thirty (30) days after the end of each month of each Fiscal Year of the Company, its consolidated balance sheet and related statements of operations and cash flows as of the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Senior Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied or as prepared in accordance with the requirements of the SEC, subject to normal year-end audit adjustments and the absence of footnotes.

(d) Annual Financial Projections. Concurrently with any delivery of financial statements under Section 10.1.2(a), projections of Company’s consolidated balance sheets, related statements of operations, cash flow and Availability for the next Fiscal Year, quarter by quarter.

(e) Certificate of Senior Officer – Compliance. Concurrently with any delivery of financial statements under Section 10.1.2(a), Section 10.1.2(b) and, if applicable, Section 10.1.2(c), a Compliance Certificate.

(f) Certificate of Senior Officer – Hedging Agreements. Concurrently with any delivery of financial statements under Section 10.1.2(a), Section 10.1.2(b) and, if applicable, Section 10.1.2(c), a certificate of a Senior Officer of Borrower Agent, in form and substance reasonably satisfactory to the Administrative Agent, setting forth as of the last Business Day of such month, Fiscal Quarter or Fiscal Year, as applicable, a true and complete list of all Hedging Agreements of each Borrower and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(g) Certificate of Insurer/Broker – Insurance Coverage. Concurrently with any delivery of financial statements under Section 10.1.2(a), a certificate of insurance coverage from each insurer or insurance broker with respect to the insurance required by Section 10.1.8, in form and substance reasonably satisfactory to the Administrative Agent.

(h) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter (except standard and customary correspondence) submitted to any Borrower or any Restricted Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of any such Borrower or any such Restricted Subsidiary, and a copy of any response by any such Borrower or any such Restricted Subsidiary, or the board of directors or other governing body, as applicable, of any such Borrower or any such Restricted Subsidiary, to such letter or report.

(i) SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Restricted Subsidiary with the SEC, or with any national or foreign securities exchange (except standard and customary correspondence), or distributed by the Company to its shareholders generally, as the case may be.

(j) Default Notices Under Material Contracts. Promptly after the furnishing thereof, copies of any notice of Default furnished to or by any Person pursuant to the terms of any Material Contract.

(k) Information Regarding Obligors. Prompt written notice (and in any event not more than ten (10) Business Days prior thereto) of any change (i) in any Obligor’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of any Obligor’s chief executive office or principal place of business, (iii) in any Obligor’s identity or corporate structure, (iv) in any Obligor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in any Obligor’s federal taxpayer identification number.

(l) Notices of Certain Changes. Promptly, but in any event within ten (10) Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other Organic Document of any Borrower or any Restricted Subsidiary.

(m) Trade Payables. At Administrative Agent’s request, a listing of each Borrower’s trade payables specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Administrative Agent.

(n) Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs, Collateral and financial condition of any Borrower or any Restricted Subsidiary or any other Obligor (including, without limitation, any Plan and any reports or other information required to be filed with respect thereto under the Code or under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any of the Co-Collateral Agents may reasonably request.

10.1.3. Notices of Material Events. The Borrowers will furnish to Administrative Agent prompt and, in any event, within ten (10) Business Days after acquiring knowledge thereof, written notice of the following:

(a) the occurrence of any Default of which any Borrower has knowledge;

(b) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting any Borrower or any Affiliate thereof not previously disclosed in writing to Administrative Agent or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Administrative Agent) that, in either case, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers and their Subsidiaries in an aggregate amount exceeding $10,000,000;

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(e) the filing by any Borrower or any Restricted Subsidiary with the SEC of any document that contains information that modifies the existing disclosure regarding the FCPA Matter or makes additional disclosure regarding the FCPA Matter.

Each notice delivered under this Section 10.1.3 shall be accompanied by a statement of a Senior Officer of the Borrowers setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

10.1.4. Existence; Conduct of Business. Each Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, consents, privileges and franchises material to the conduct of its business and maintain, including, if necessary, its qualification to do business in each other jurisdiction in which its Properties are located or the ownership of its Properties requires such qualification, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 10.2.8.

10.1.5. Payment of Tax Liabilities. Each Borrower will, and will cause each Restricted Subsidiary to, pay its Tax liabilities before the same shall become delinquent or in default, except where such Tax liabilities are being Properly Contested.

10.1.6. Performance of Obligations under Loan Documents. The Borrowers will repay the Loans according to the reading, tenor and effect thereof, and each Borrower will, and will cause each Restricted Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

10.1.7. Operation and Maintenance of Properties. Except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect, each Borrower, at its own expense, will, and will cause each Restricted Subsidiary to:

(a) operate its Properties or cause such Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Applicable Law, including, without limitation, applicable Environmental Laws; and

(b) preserve, maintain and keep in good repair, condition and working order (ordinary wear and tear excepted) all Property material to the conduct of its business, including, without limitation, all equipment, machinery and facilities.

10.1.8. Insurance.

(a) The Borrowers will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (including hazard insurance). The loss payable clauses or provisions in any insurance policy or policies insuring any of the Collateral for the Loans shall be endorsed in favor of and made payable to Administrative Agent as its interests may appear and such policies shall name Administrative Agent as an “additional insured” and “loss payee”, as applicable, and provide that the insurer will give at least thirty (30) days’ prior notice of any cancellation to Administrative Agent.

(b) If any building that forms a part of Mortgaged Property is located in an area designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as the Administrative Agent may from time to time reasonably require, and otherwise to ensure compliance with Applicable Law (including any applicable Flood Laws).

10.1.9. Books and Records. Each Borrower will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities.

10.1.10. Compliance with Laws. The Borrowers will, and will cause each Subsidiary to, comply with all Applicable Laws, including FLSA, OSHA, Environmental Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrowers will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

10.1.11. Compliance with Material Contracts. Each Borrower will, and will cause each Restricted Subsidiary to, comply with all Material Contracts, except to the extent that such noncompliance could not reasonably be expected to have a Material Adverse Effect.

10.1.12. Environmental Matters.

(a) Except for matters that individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Restricted Subsidiary and each Restricted Subsidiary’s Properties and operations to comply, with applicable Environmental Laws; (ii) not Release or threaten to Release, and shall cause each Restricted Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any of such Borrower’s or its Restricted Subsidiaries’ Properties to the extent caused by such Borrower’s or any of its Restricted Subsidiaries’ operations except in compliance with applicable Environmental Laws; (iii) timely obtain or file, and shall cause each Restricted Subsidiary to timely obtain or file, Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of such Borrower’s or its Restricted Subsidiaries’ Properties; (iv) promptly commence and diligently prosecute to completion, and shall cause each Restricted Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Borrower’s or its Restricted Subsidiaries’ Properties; and (v) conduct, and cause each of its Restricted Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to form the basis for a claim for damages or compensation.

(b) The Borrowers will promptly, but in no event later than ten (10) Business Days after the receipt of notice by any member of the executive management team of the occurrence of a triggering event, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against any Borrower or any Restricted Subsidiary or their Properties of which any Borrower has knowledge in connection with any Environmental Laws if any Borrower could reasonably anticipate that such action will result in liability (whether individually or in the aggregate) in excess of $10,000,000, not fully covered by insurance, subject to normal deductibles.

10.1.13. Future Subsidiaries; Subsidiary No Longer Immaterial Domestic Subsidiaries. The Borrowers will promptly notify Administrative Agent upon any Person becoming a Subsidiary (and upon any Subsidiary that is an Immaterial Domestic Subsidiary ceasing to be an Immaterial Domestic Subsidiary) and, if such Person is not an Excluded Subsidiary, cause it (and cause any Subsidiary that is an Immaterial Domestic Subsidiary that ceased to be an Immaterial Domestic Subsidiary) to guaranty the Obligations in a manner reasonably satisfactory to Administrative Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Administrative Agent shall reasonably require to evidence and perfect a Lien in favor of Administrative Agent on the Collateral of such Person, including delivery of such legal opinions, in form and substance reasonably satisfactory to Administrative Agent, as it shall deem appropriate.

10.1.14. ERISA Compliance.

(a) The Borrowers will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent immediately upon becoming aware of the occurrence of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by a Senior Officer of the Borrower, such Restricted Subsidiary or such ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, such Subsidiary or such ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service or the Department of Labor with respect thereto.

(b) Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Borrower will ensure that neither it nor any of its Subsidiaries, at any time:

(i) engages in, or permits any ERISA Affiliate to engage in, any transaction in connection with which a Borrower, a Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code.

(ii) fails to make, or permits any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, a Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto.

(iii) contributes to or assumes an obligation to contribute to, or permits any ERISA Affiliate to contribute to or assume an obligation to contribute to (i) any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability, or (ii) any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

10.1.15. Compliance with Terms of Leaseholds. Each Borrower will, and will cause all of its Restricted Subsidiaries to, make all payments and otherwise perform all obligations in respect of all material leases of real property to which any Borrower or any of its Restricted Subsidiaries is or is to be a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Restricted Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

10.1.16. [Reserved.]

10.1.17. PP&E Value Reports. Borrowers will deliver within five (5) Business Days after delivering a PP&E Value Report to the Term Loan Agent pursuant to the Term Loan Credit Agreement a copy of such PP&E Value Report to Administrative Agent.

10.1.18. Settlement Payment Certificate. On each day that any Borrower or any Subsidiary makes a cash payment of a settlement of, or fine in connection with, the FCPA Matter, Borrower Agent will deliver to Administrative Agent on such day a certificate of a Senior Officer of the Borrower Agent (each, a “Settlement Payment Certificate”), re-calculating (in reasonable detail) Liquidity and EBITDA to give effect to any reduction in EBITDA pursuant to clause (c) of the definition of “EBITDA” on account of such payment and re-calculating the Fixed Charge Coverage Ratio as a result thereof.

10.1.19. Licenses Affecting Collateral. Borrowers will (a) keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of each Borrower and its Subsidiaries in full force and effect, except where failure to have such License in full force and effect could not reasonably be expected to have a Material Adverse Effect; (b) promptly notify Administrative Agent of any proposed modification to any such License, or entry into any new License, in each case at least 12 days prior to its effective date; (c) pay all Royalties when due except to the extent they are being Properly Contested; and (d) notify Administrative Agent of any default or breach asserted by any Person to have occurred under any License.

10.1.20. Post-Closing Undertakings. Borrowers will, and will cause each other Obligor to, comply with the requirements set forth on Schedule 10.1.20 within the time periods set forth therein (as any such period may be extended by Administrative Agent in its sole discretion).

10.2. Negative Covenants. Until Full Payment of all Obligations, each Borrower (on behalf of itself and its Restricted Subsidiaries) and each Guarantor by its execution of this Agreement, covenants and agrees with the Administrative Agent, Issuing Banks and the Lenders that:

10.2.1. Debt. It will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, guarantee or suffer to exist any Debt, except:

(a) the Obligations arising under the Loan Documents or any guaranty of or suretyship arrangement for the Obligations arising under the Loan Documents;

(b) accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the Ordinary Course of Business to the extent, in each case, not past due for more than ninety (90) days after the date on which such accounts payable, accrued expenses, liabilities or other obligations were created or incurred unless being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(c) Permitted Purchase Money Debt;

(d) Debt arising from performance or appeal bonds or surety obligations required by Applicable Law in connection with the operation of the Properties of any Borrower or any Restricted Subsidiary and in the Ordinary Course of Business;

(e) to the extent permitted by Section 10.2.4(d) and with respect to Foreign Subsidiaries, Section 10.2.4(l), (X) intercompany Debt between the Borrowers, between any Borrower and any Restricted Subsidiary or between Restricted Subsidiaries; provided, that all such Debt shall be (i) evidenced by a master intercompany note, in form and substance reasonably satisfactory to Administrative Agent (the “Intercompany Note”), and, if owed to an Obligor, which shall be subject to a first priority (or, subject to the Intercreditor Agreement, second priority) perfected Lien in favor of Administrative Agent pursuant to the Loan Documents, and (ii) unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Note and (Y) intercompany Debt owing by any Borrower or any Restricted Subsidiary to any Excluded Subsidiary, provided that such Debt is evidenced by the Intercompany Note to which such Excluded Subsidiary is a party and is unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Note;

(f) Debt with respect to Senior Notes in an aggregate principal amount not to exceed $675,000,000 at any time outstanding;

(g) Debt issued to insurance companies, or their affiliates, to finance insurance premiums payable to such insurance companies in connection with insurance policies purchased by a Obligor in the Ordinary Course of Business;

(h) Debt (i) with respect to (X) the Term Loans made on the Closing Date pursuant to the Term Loan Credit Agreement in an aggregate principal amount not to exceed $315,000,000 at any time outstanding plus (Y) additional Incremental Term Loans such that the aggregate principal amount of all outstanding Term Loans after giving effect to such Incremental Term Loans does not exceed $400,000,000 and (ii) incurred in connection with any financing from any lender in respect of the Term Loans under Section 364 of the Bankruptcy Code to the extent permitted pursuant to the Intercreditor Agreement;

(i) Debt with respect to Permitted Junior Priority Secured Debt (and any Permitted Junior Priority Secured Debt or Permitted Unsecured Debt which refinances or replaces such Permitted Junior Priority Secured Debt) in an aggregate principal amount not to exceed $200,000,000 at any time outstanding for all such Debt (including any such refinancing or replacement Debt) that is incurred in reliance on this Section 10.2.1(i);

(j) Debt with respect to Permitted Junior Priority Secured Debt to the extent the proceeds of such Debt are used to refinance, in whole or in part, the Senior Notes (and thereafter any Permitted Junior Priority Secured Debt which refinances or replaces such Permitted Junior Priority Secured Debt) as long as (i) such Debt (other than any refinancing or replacement Debt) constitutes Refinancing Debt (other than with respect to clause (e) of the definition of “Refinancing Conditions”) permitted by Section 10.2.1(p) and (ii) after giving effect to the incurrence of such Debt (including any such refinancing or replacement Debt), the ratio of (X) the PP&E Value to (Y) the aggregate principal amount of Debt permitted by Section 10.2.1(h) that is outstanding on such date and all Permitted Junior Priority Secured Debt incurred prior to the date of determination in reliance on this Section 10.2.1(j) is at least 1.50 to 1.00 and Administrative Agent receives a certificate of a Senior Officer, in form and substance reasonably satisfactory to Administrative Agent, certifying that all of the requirements set forth in this clause (ii) have been satisfied or will be satisfied on or prior to the incurrence of such Debt;

(k) Debt with respect to Borrowed Money owing by Foreign Subsidiaries to non-Affiliates in an aggregate principal amount not to exceed $10,000,000 as long as (a) no Obligor (i) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Debt) or (ii) is directly or indirectly liable (as a guarantor or otherwise) for such Debt; (b) the incurrence of which will not result in any recourse against any of the assets of any Obligor and (c) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Debt of any Obligor to declare pursuant to the express terms governing such Debt a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity;

(l) Borrowed Money (other than the Obligations, Term Loans and Permitted Purchase Money Debt) set forth on Schedule 10.2.1(l), but only to the extent outstanding on the Closing Date and not satisfied with proceeds of the initial Loans;

(m) Debt with respect to Bank Products incurred in the Ordinary Course of Business;

(n) Debt that is in existence when a Person becomes a Restricted Subsidiary or that is secured by an asset (other than Accounts) when acquired by a Borrower or a Restricted Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition; provided that, after giving pro forma effect to such incurrence of Debt and acquisition of such Restricted Subsidiary or asset pursuant to this clause (n), (i) the Fixed Charge Coverage Ratio (x) for the four-Fiscal Quarter period ending on the last day of the most recent Fiscal Quarter or (y) during the Reporting Trigger Period, for the 12-month period ending on the last day of the most recent month, prior to the date of such payment or transaction, in each case for which Administrative Agent has received financial statements in accordance with Section 10.1.2(a), 10.1.2(b) or 10.1.2(c), is at least 1.00 to 1.00 and (ii) the Asset Coverage Ratio (which shall be calculated excluding the value of the assets acquired that are subject to Liens, to the extent of the amount of the obligation secured by such Liens) exceeds the Asset Coverage Ratio calculated immediately prior to such incurrence of Debt and acquisition of such Restricted Subsidiary or asset pursuant to this clause (n);

(o) Permitted Contingent Obligations;

(p) Refinancing Debt as long as each Refinancing Condition is satisfied;

(q) Permitted Unsecured Debt that is not included in any of the preceding clauses of this Section so long as, giving pro forma effect to any incurrence of Debt pursuant to this clause (q), the Fixed Charge Coverage Ratio (x) for the four-Fiscal Quarter period ending on the last day of the most recent Fiscal Quarter or (y) during the Reporting Trigger Period, for the 12-month period ending on the last day of the most recent month, prior to the date of such payment or transaction, in each case for which Administrative Agent has received financial statements in accordance with Section 10.1.2(a), 10.1.2(b) or 10.1.2(c), is at least 1.00 to 1.00; and

(r) Debt with respect to Hedging Agreements entered into in compliance with Section 10.2.14.

10.2.2. Liens. Each Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except the following (collectively, “Permitted Liens”):

(a) Liens securing the payment of any Obligations pursuant to the Loan Documents;

(b) Excepted Liens;

(c) Purchase Money Liens securing Permitted Purchase Money Debt;

(d) licenses of Oilfield Intellectual Property in the Ordinary Course of Business;

(e) Liens on property (other than Accounts) existing at the time such property is acquired by a Borrower or a Restricted Subsidiary of a Borrower; provided that (i) such Liens were not created in contemplation of such acquisition, (ii) such Liens do not extend to any assets other than those being acquired by such Borrower or such Restricted Subsidiary and (iii) the applicable Debt secured by such Lien is permitted under Section 10.2.1(n);

(f) any interest or title of a lessor under any lease entered into by any Borrower or any Restricted Subsidiary in the Ordinary Course of Business and covering only the assets so leased;

(g) Liens on the assets of any Foreign Subsidiary which secure Debt permitted pursuant to Section 10.2.1(k);

(h) Liens on unearned premiums in respect of insurance policies securing insurance premium financing permitted under Section 10.2.1(g);

(i) subject to the terms of the Intercreditor Agreement, Liens securing Debt permitted by Section 10.2.1(h);

(j) subject to the terms of the applicable intercreditor agreement, Liens securing Permitted Junior Priority Secured Debt to the extent permitted by Section 10.2.1(i) or Section 10.2.1(j);

(k) subject to the terms of the Intercreditor Agreement, Liens securing Debt permitted by Section 10.2.1(m);

(l) Liens not otherwise permitted by this Section 10.2.2 so long as securing obligations other than Borrowed Money and neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate book value (determined, in the case of each such Lien, as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrowers and all Restricted Subsidiaries) $15,000,000 at any one time, provided that no such Lien shall extend to or cover any Collateral (other than cash); and

(m) Liens with respect to Hedging Agreements entered into in compliance with Section 10.2.14.

10.2.3. Distributions; Upstream Payments. The Borrowers will not, and will not permit any of their Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Distributions except Upstream Payments, and except:

(a) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock);

(b) the Borrowers and each Restricted Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;

(c) if no Event of Default then exists or would result from the making of such Distribution, the Company may repurchase or redeem its Equity Interests owned by employees, officers or directors of the Company or its Subsidiaries or make payments to employees, officers or directors of the Company or its Subsidiaries upon termination of employment or service in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability of such employees, officers or directors in an aggregate amount not to exceed $2,500,000 in any Fiscal Year (with unused amounts in any Fiscal Year being carried over to succeeding calendar years, but not to exceed $5,000,000 of repurchases or redemptions in any Fiscal Year):

(d) the Company may repurchase its Equity Interests in connection with the administration of its equity-based compensation plans from time to time in effect in connection with the repurchase of Equity Interests from employees, directors and other such recipients to satisfy federal, state or local tax withholding obligations of such employees, directors and other recipients with respect to income deemed earned as the result of options, stock grants or other awards made under such plans; and

(e) other Distributions (other than repurchases or redemptions of Equity Interests or cash distributions to holders of Equity Interests) in an aggregate amount not to exceed $15,000,000 during the term of this Agreement.

10.2.4. Investments, Loans and Advances. The Borrowers will not, and will not permit any Restricted Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except:

(a) Investments in Restricted Subsidiaries or disclosed on Schedule 10.2.4, in each case to the extent existing on the Closing Date;

(b) Accounts arising in the Ordinary Course of Business;

(c) Cash Equivalents;

(d) Investments (i) made by any Borrower in or to any Guarantors or another Borrower, (ii) made by any Restricted Subsidiary in or to any Borrower or any Guarantor, or (iii) made by any Excluded Subsidiary in or to another Subsidiary or a Borrower;

(e) Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under Section 10.2.4(b) owing to any Borrower or any Restricted Subsidiary as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of any Borrower or any of its Restricted Subsidiaries; provided that the Borrower Agent shall give Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 10.2.4(e) exceeds $10,000,000;

(f) Investments received in consideration for any Asset Disposition permitted under Section 10.2.9; provided that the Obligors shall take appropriate steps to grant a first priority (or, subject to the Intercreditor Agreement, second priority) perfected Lien in such Investments in favor of Administrative Agent for the benefit of the Secured Parties;

(g) advances to officers, directors and employees of the Borrowers and their Restricted Subsidiaries in an aggregate amount not to exceed $10,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(h) any purchases of Equity Interests permitted under Section 10.2.3;

(i) Investments by Foreign Subsidiaries in the Ordinary Course of Business;

(j) after the FCPA Matter has been resolved in its entirety and, in the event of any settlement or other resolution of the FCPA Matter, payments of the entire settlement amount (or other amount required to resolve such FCPA Matter) have been made, Permitted Acquisitions (or, if consideration therefor consists solely of the proceeds of Equity Interests issued by the Company, Permitted Acquisitions for which clauses (a), (b), (c)(i) and (e) of the definition of “Permitted Acquisitions” are satisfied);

(k) Investments (including Debt and other obligations) received in connection with the bankruptcy or reorganization of suppliers or in settlement of delinquent obligations of, and other disputes with, suppliers in the Ordinary Course of Business; and

(l) other Investments (including controlling interests in Persons in the same or a similar line of business as the Borrower) not to exceed $25,000,000 in the aggregate at any time, provided that (i) after giving effect to such Investment, no Default would exist and (ii) no more than $5,000,000 in the aggregate under this Section 10.2.4(l) may be used for Investments in Foreign Subsidiaries.

10.2.5. Fundamental Changes. Each Borrower will not, and will not permit any Restricted Subsidiary to, (a) engage (directly or indirectly) in any business other than those businesses in which the Borrowers and their Restricted Subsidiaries are engaged on the Closing Date (or which are reasonably related thereto or are reasonable extensions thereof but not any trading business or similar activities) or allow any material change to be made in the character of its business; (b) change its name or conduct business under any fictitious name; (c) change its tax, charter or organizational identification number; or (d) change its form or state of organization; provided, in the case of clause (b), (c), and (d), Borrowers have (i) complied with Section 10.1.2(k) and given written notice of such change in accordance therewith and (ii) have taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of Administrative Agent’s security interest in the Collateral granted or intended to be granted and agreed to hereby or as Administrative Agent may reasonably request.

10.2.6. Proceeds of Loans. Each Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 9.1.26. Neither any Borrower nor any Person acting on behalf of any Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board of Governors or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. Borrowers shall not, directly or indirectly, use any Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of issuance of the Letter of Credit or funding of the Loan, is the subject of any Sanction; (ii) in any manner that would result in a violation of a Sanction by any Person (including any Secured Party or other individual or entity participating in a transaction); or (iii) for any purpose that would breach the U.S. Foreign Corrupt Practices Act of 1977, UK Bribery Act 2010 or similar law in any jurisdiction.

10.2.7. [Reserved.]

10.2.8. Mergers, Etc. Each Borrower will not, and will not permit any Restricted Subsidiary to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve; except that (a) any Restricted Subsidiary of a Borrower may participate in a consolidation with any other Restricted Subsidiary of a Borrower or a Borrower (provided that if a Borrower or Guarantor is consolidated with such Restricted Subsidiary, such Borrower or such Guarantor, as applicable, shall be the continuing or surviving corporation and if a Borrower is consolidated with a Guarantor, such Borrower shall be the continuing or surviving corporation) and (b) any Excluded Subsidiary may participate in a consolidation with any other Subsidiary of a Borrower or a Borrower (provided that if a Borrower, a Guarantor or a Restricted Subsidiary is consolidated with such Excluded Subsidiary, such Borrower, such Guarantor or such Restricted Subsidiary shall be the continuing or surviving corporation).

10.2.9. Sales of Properties. The Borrowers will not, and will not permit any Restricted Subsidiary to make any Asset Disposition except for:

(a) the sale of Inventory in the Ordinary Course of Business;

(b) the sale or transfer of Equipment or other goods that is obsolete, worn out or no longer necessary for, or used or useful in, the business of the Borrowers or such Restricted Subsidiary or is replaced by Equipment or other goods;

(c) any Asset Disposition (other than an Asset Disposition of Accounts) the consideration for which is at least equal to the fair market value thereof and (i) at least 75% of such consideration received is in the form of cash, Cash Equivalents or Deemed Cash Equivalents and (ii) the fair market value of all forms of consideration other than cash or Cash Equivalents or Deemed Cash Equivalents received for such Asset Disposition does not exceed $15,000,000 in the aggregate for all such dispositions;

(d) the transfer of Property by a Subsidiary or a Guarantor to a Borrower or another Guarantor;

(e) the sale of the Borrowers’ treasury stock and the sale or issuance of any Subsidiary’s Equity Interests to a Borrower or any Guarantor;

(f) an exchange or “swap” of assets of any Borrower or any Restricted Subsidiary for the assets of a Person other than a Borrower or any Restricted Subsidiary in the Ordinary Course of Business, provided that (i) the assets received will be used or useful in its business, (ii) such Borrower or such Restricted Subsidiary, as applicable, shall have received reasonably equivalent value for such assets, such value to be demonstrated to the reasonable satisfaction of Administrative Agent;

(g) Asset Dispositions constituting Investments permitted under Section 10.2.4 or constituting Distributions permitted by Section 10.2.3;

(h) licenses of Oilfield Intellectual Property;

(i) Asset Dispositions of drill pipe or down hole equipment lost, abandoned or destroyed in the Ordinary Course of Business;

(j) Asset Dispositions of Accounts obtained by any Borrower or any Restricted Subsidiary out of the Ordinary Course of Business or the settlement of joint interest billing accounts in the Ordinary Course of Business or discounts granted to settle collection of Accounts or the sale of defaulted Accounts arising in the Ordinary Course of Business in connection with the compromise or collection thereof and not in connection with any financing transaction as long as (i) such Accounts are not Eligible Accounts and (ii) the aggregate amount of all such Accounts so disposed does not exceed $5,000,000 in any Fiscal Year; and

(k) Asset Dispositions of tangible Property to the extent located outside of the United States on the Closing Date and Equity Interests in Foreign Subsidiaries or non-Affiliates in existence on the Closing Date.

10.2.10. Transactions with Affiliates. The Borrowers will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any

Affiliate of the Company (other than the Company or another Restricted Subsidiary) (each, an “Affiliate Transaction”), involving aggregate consideration in excess of $1,000,000, unless:

(a) the Affiliate Transaction is on terms that taken as a whole are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by a Borrower or such Restricted Subsidiary with an unrelated Person; and

(b) the Borrower Agent delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $40,000,000, a resolution of the board of directors of the Borrower Agent certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members, if any, of the board of directors of the Borrower Agent.

10.2.11. Subsidiaries. Each Borrower will not, and will not permit any Subsidiary to, create or acquire any additional Subsidiary unless such Borrower gives prior written notice to the Administrative Agent of such creation or acquisition and complies with Section 10.1.13. Each Borrower shall not, and shall not permit any Restricted Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Subsidiary except in compliance with Section 10.2.9(c) and except that Equity Interests in Foreign Subsidiaries owned on the Closing Date may be sold, assigned or otherwise disposed of in connection with Asset Dispositions permitted by Section 10.2.9(k) .

10.2.12. Limitation on Issuance of Equity Interests. Each Borrower shall not permit any Restricted Subsidiary to issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except for Equity Interest issued to an Obligor or another Restricted Subsidiary. The Borrowers and the Subsidiaries shall comply with Section 10.1.13 with respect to any such issued Equity Interests.

10.2.13. Restrictive Agreements. Each Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Restrictive Agreement (other than this Agreement, the Security Documents, documents governing Purchase Money Liens securing Permitted Purchase Money Debt, the Term Loan Credit Agreement or documents governing Permitted Junior Priority Secured Debt and other Debt permitted hereunder).

10.2.14. Hedging Agreements. Each Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Hedging Agreements except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.15. Sale and Leaseback. Each Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any Property, whether now owned or hereafter acquired, and thereafter rent or lease such Property which it intends to use for substantially the same purpose or purposes as the Property being sold or transferred.

10.2.16. Amendments to Organic Documents or Fiscal Year End; Prepayments of Senior Notes.

(a) Each Borrower shall not, and shall not permit any Restricted Subsidiary to, amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) its Organic Documents in a manner that would be adverse to the Lenders in any material respect.

(b) Each Borrower shall not, and shall not permit any Restricted Subsidiary to, (i) change the last day of its Fiscal Year from December 31 of each year, or the last days of the first three Fiscal Quarters in each of its Fiscal Years from March 31, June 30 and September 30 of each year, respectively or (ii) make any material change in accounting treatment or reporting practices, except as required by GAAP.

(c) Each Borrower shall not, and shall not permit any Restricted Subsidiary to, prior to the date that is ninety-one (91) days after the Revolver Termination Date: (i) call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily redeem (whether in whole or in part) the Senior Notes; provided that the Company may redeem any Senior Notes in a principal amount not exceeding the cash proceeds of any sale of Equity Interests (other than Disqualified Capital Stock) of the Company or with the aggregate principal amount of Permitted Junior Priority Secured Debt to the extent permitted by Section 10.2.1(j), (ii) amend, modify, waive or otherwise change, consent or agree to any amendment, supplement, modification, waiver or other change to, any of the terms of the Senior Notes or any Senior Note Indenture if the effect thereof would be to shorten its maturity or average life or increase the amount of any payment of principal thereof or increase the rate or shorten any period for payment of interest thereon, provided that the foregoing shall not prohibit the execution of supplemental indentures to add guarantors if required by the terms of any Senior Indenture provided such Person complies with Section 10.1.13 or (iii) (x) make any optional or voluntary repayment of the Term Loans unless the Payment Conditions are satisfied or (y) amend, modify, waive or otherwise change, consent or agree to any amendment, supplement, modification, waiver or other change to, any of the terms of the Term Loan Credit Agreement to (1) shorten or hasten the maturity date of the Term Loan Credit Agreement, (2) shorten or hasten the date scheduled for any principal payment thereunder, or (3) increase the amount of any required principal payment thereunder (or change the methodology by which any such principal amount is determined, unless the same shall have in all cases the effect of reducing the amount of any required principal payment thereunder or extending the date on which such required principal payment becomes due).

10.2.17. Tax Consolidation. Each Borrower shall not, and shall not permit any Restricted Subsidiary to, file or consent to the filing of any consolidated income tax return with any Person other than the Borrowers and their Restricted Subsidiaries.

10.2.18. Plans. Each Borrower shall not, and shall not permit any Restricted Subsidiary to, become a party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date, except where becoming such a party could not reasonably be expected to have a Material Adverse Effect.

10.2.19. Additional Deposits in the TL Proceeds and Priority Collateral Account Prohibited. Each Borrower shall not, and shall not permit any Restricted Subsidiary to, deposit any funds or other Property in, or credit any funds or other Property to, the TL Proceeds and Priority Collateral Account other than proceeds of the Term Loan deposited therein pursuant to Section 8.3 on the Closing Date, proceeds of any Incremental Term Loans, identifiable proceeds of Asset Dispositions of Term Priority Collateral, and identifiable proceeds of insurance resulting from casualty of the Term Priority Collateral and of awards arising from condemnation of the Term Priority Collateral.

10.3. Financial Covenants. As long as any Commitments or Obligations are outstanding, Borrowers shall:

10.3.1. Fixed Charge Coverage Ratio. Have a Fixed Charge Coverage Ratio as of the last day of each Fiscal Quarter for the four-Fiscal Quarter period then ending (or, during the Reporting Trigger Period, as of the last day of each month for the 12-month period then ending) of at least 1.00 to 1.00 while a Covenant Trigger Period is in effect, measured for the most recent period for which financial statements were delivered hereunder prior to the Covenant Trigger Period and as of the last day of each four-Fiscal Quarter period (or, during the Reporting Trigger Period, as of the last day of each month for the 12-month period) ending thereafter until the Covenant Trigger Period is no longer in effect.

10.3.2. Asset Coverage Ratio. Not permit the Asset Coverage Ratio to be less than 1.50 to 1.00 as of the last day of any Fiscal Quarter; provided that, in the event the Asset Coverage Ratio as of the last day of any Fiscal Quarter is less than 1.50 to 1.00 and Borrowers have taken one or more of the following actions at any time during the period (the “Cure Period”) beginning on the last day of the Fiscal Quarter and ending on the date Borrowers deliver the Compliance Certificate for such period in accordance with Section 10.1.2(e), then for purposes of determining compliance with this Section 10.3.2, Borrowers shall be permitted to calculate the Asset Coverage Ratio after giving pro forma effect to such action(s) (and, for the avoidance of doubt, in no event shall Borrowers be deemed to be in Default with respect to this Section 10.3.2 until the expiration of the Cure Period):

(a) taking all steps necessary to grant a first priority (or subject to, the Intercreditor Agreement, second priority) perfected Lien in additional Term Priority Collateral in favor of Administrative Agent and Term Administrative Agent such that after giving pro forma effect to such increase in Term Priority Collateral, Borrowers are in compliance with the Asset Coverage Ratio at such time; and/or

(b) prepaying Term Loans in accordance with Section 5.3.1 of the Term Loan Credit Agreement in an amount such that after giving effect to the reduction in the Debt outstanding under the Term Loan Documents, Borrowers are in compliance at such time;

provided, further that Borrowers shall be entitled to calculate the Asset Coverage Ratio on a pro forma basis pursuant to the foregoing proviso (x) not more than once in any two Fiscal Quarter period, (y) not more than twice in any four Fiscal Quarter period, and (z) not more than five times during the term of this Agreement.

10.3.3. Liquidity. Not permit Liquidity to be less than $100,000,000 as of the last day of any Fiscal Quarter or immediately after any cash payment of a settlement of, or fine in connection with, the FCPA Matter.

SECTION 11. GUARANTY

11.1. Guaranty. For value received, the sufficiency of which is hereby acknowledged, and in consideration of credit and/or financial accommodation heretofore or hereafter from time to time made or granted to the Borrowers by the Secured Parties, each Guarantor hereby absolutely, unconditionally and irrevocably guarantees to Administrative Agent, for the ratable benefit of the Secured Parties, the full and prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of the Guaranteed Obligations (as hereafter defined) and the punctual performance of all of the terms contained in the documents executed by one or more Borrowers in favor of one or more Secured Parties in connection with the Guaranteed Obligations. This Guaranty is a guaranty of payment and performance and is not merely a guaranty of collection. As used herein, the term “Guaranteed Obligations” means any and all existing and future Obligations of any Borrower to any Secured Party, whether associated with any credit or other financial accommodation made to or for the benefit of any Borrower by any Secured Party or otherwise and whenever created, arising, evidenced or acquired (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof); provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor. Without limiting the generality of the foregoing, the Guaranteed Obligations shall include any such indebtedness, obligations, and liabilities which may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any Guarantor or any Borrower under the Bankruptcy Code, any successor statute or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (collectively, “Debtor Relief Laws”), and shall include interest that accrues after the commencement by or against any Borrower of any proceeding under any Debtor Relief Laws. Anything contained herein to the contrary notwithstanding, the obligations of each Guarantor hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable provisions of any similar federal or state law.

11.2. No Setoff or Deductions; Taxes; Payments. Each Guarantor shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature (other than Taxes, which shall be governed by Section 5.9) now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or authority therein unless such Guarantor is compelled by law to make such deduction or withholding. If any such obligation (other than one arising with respect to Taxes) is imposed upon a Guarantor with respect to any amount payable by it hereunder, such Guarantor will pay to the applicable Secured Party, on the date on which such amount is due and payable hereunder, such additional amount in U.S. dollars as shall be necessary to enable such Secured Party to receive the same net amount which such Secured Party would have received on such due date had no such obligation been imposed upon such Guarantor. Each Guarantor will deliver promptly to such Secured Party certificates or other valid vouchers for all charges deducted from or paid with respect to payments made by such Guarantor hereunder. The obligations of each Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

11.3. Rights of Secured Parties. Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend (including increase), modify, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Secured Parties in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

11.4. Certain Waivers. Each Guarantor waives to the fullest extent permitted by law (a) any defense arising by reason of any disability or other defense of any Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of any Borrower; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of any Borrower; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to require any Secured Party to proceed against any Borrower, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in any Secured Party’s power whatsoever and any defense based upon the doctrines of marshalling of assets or of election of remedies; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; (f) any defense relating to the failure of any Secured Party to comply with the applicable laws in connection with the sale or other disposition of Collateral for all or any part of the Guaranteed Obligations; (g) any amendment or waiver of the term of any Guaranteed Obligation; (h) any law or regulation of any jurisdiction or any other event affecting any term of a Guaranteed Obligation; (i) any fact or circumstance related to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of such Guarantor under this Guaranty and (j) any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, other than the defense that the Guaranteed Obligations have been fully performed and indefeasibly paid in full in cash.

Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any Collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

11.5. Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrowers or any other person or entity is joined as a party.

11.6. Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until Full Payment of all Guaranteed Obligations and any amounts payable under this Guaranty. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to Administrative Agent (for the benefit of itself and the other Secured Parties) to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

11.7. Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until Full Payment of all Guaranteed Obligations and any amounts payable under this Guaranty. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or any Guarantor is made, or any Secured Party exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Secured Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not such Secured Party is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

11.8. Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of any Borrower owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of any Borrower to such Guarantor as subrogee of any Secured Party or resulting from such Guarantor’s performance under this Guaranty, to the Full Payment of all Guaranteed Obligations. If the Administrative Agent so requests, any such obligation or indebtedness of any Borrower to any Guarantor shall be enforced and performance received by such Guarantor as trustee for the Administrative Agent and the proceeds thereof, as well as any other amounts received by such Guarantor in violation of this Section, shall be paid over to the Administrative Agent on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty.

11.9. Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against any Guarantor or any Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by any Guarantor immediately upon demand by Administrative Agent.

11.10. Expenses. Each Guarantor shall pay on demand all reasonable and documented out-of-pocket expenses (including reasonable attorneys’ fees and expenses) in any way relating to the enforcement or protection of the any Secured Party’s rights under this Guaranty or in respect of the Guaranteed Obligations, including any incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and any incurred in the preservation, protection or enforcement of any rights of any Secured Party in any proceeding under any Debtor Relief Laws. The obligations of each Guarantor under this paragraph shall survive the Full Payment of the Guaranteed Obligations and termination of this Guaranty.

11.11. Miscellaneous. Administrative Agent’s books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor and conclusive, absent manifest error, for the purpose of establishing the amount of the Guaranteed Obligations. No failure by any Secured Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. Unless otherwise agreed by the Administrative Agent and each Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by any Guarantor or any other guarantor for the benefit of the Secured Parties or any term or provision thereof.

11.12. Condition of Borrowers. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrowers and any other guarantor such information concerning the financial condition, business and operations of the Borrowers and any such other guarantor as each Guarantor requires, and that the Secured Parties have no duty, and each Guarantor is not relying on any Secured Party at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrowers or any other guarantor (the guarantor waiving any duty on the part of any Secured Party to disclose such information and any defense relating to the failure to provide the same).

11.13. Additional Guarantors. Each Person that is required to become a party to this Guaranty pursuant to Section 10.1.13 shall become a Guarantor for all purposes of this Guaranty upon execution and delivery by such Person of a supplement in form reasonably satisfactory to Administrative Agent.

SECTION 12. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

12.1. Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) Any Borrower fails to pay principal on any Loan when due (whether at stated maturity, on demand, upon acceleration or otherwise), or any Borrower fails to pay any interest, fee or any other Obligation, and such failure continues unremedied for a period of three (3) Business Days;

(b) Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c) A Borrower breaches or fail to perform any covenant contained in Section 7.2, 7.3, 7.4, 7.6, 8.1, 8.2.4, 8.2.5, 8.3, 8.6.2, 10.1.1, 10.1.2, 10.1.3, 10.1.4, 10.1.18, 10.1.20, 10.2 or 10.3;

(d) An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Administrative Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e) A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor or third party denies or contests the validity or enforceability of any Loan Documents (or any material provision thereof) or Obligations, or the perfection or priority of any Lien granted to Administrative Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Administrative Agent and Lenders);

(f) Any (i) failure of any Obligor to make any payment or (ii) other breach or default of an Obligor occurs under any instrument or agreement to which it is a party or by which it or any of its Properties is bound, in each case relating to any Material Debt, if, in the case of clause (ii), the maturity of or any payment with respect to such Material Debt may be accelerated or demanded due to such breach;

(g) Any failure by any Borrower or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $30,000,000 (excluding amounts covered by insurance), which judgments are either (i) not paid within sixty (60) days after the date payment is due or (ii) not discharged or stayed for a period of sixty (60) days from the date of such judgment;

(h) An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and: the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 30 days after filing, or an order for relief is entered in the proceeding;

(i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that, when taken together with all other ERISA Events that have occurred, has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC in an amount exceeding $30,000,000 in the aggregate, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(j) Immediately after any cash payment of a settlement of the FCPA Matter (and after any cash or Revolver Loans used to fund such payment), (i) Liquidity is less than $100,000,000 or (ii) if any Revolver Loans are outstanding on the date of such cash payment, Availability is less than 33% of the Borrowing Base in effect on such date; or

(k) A Change of Control occurs; or any event occurs or condition exists that has a Material Adverse Effect.

12.2. Remedies upon Default. If an Event of Default described in Section 12.1(h) occurs with respect to any Borrower, then to the extent permitted by Applicable Law, all Obligations (other than Secured Bank Product Obligations) shall become automatically due and payable and all Commitments shall terminate, without any action by Administrative Agent or notice of any kind. In addition, or if any other Event of Default exists, Administrative Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a) declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

(b) terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;

(c) require Obligors to Cash Collateralize their LC Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and if Obligors fail to deposit such Cash Collateral, Administrative Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrowers to assemble Collateral, at Borrowers’ expense, and make it available to Administrative Agent at a place designated by Administrative Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Borrower, Borrowers agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Administrative Agent, in its discretion, deems advisable. Each Borrower agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Administrative Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable. Administrative Agent may conduct sales on any Obligor’s premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. Administrative Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Administrative Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

12.3. License. Administrative Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Borrowers, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Borrower’s rights and interests under Intellectual Property shall inure to Administrative Agent’s benefit.

12.4. Setoff. At any time during an Event of Default, Administrative Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Administrative Agent, such Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against its Obligations, whether or not Administrative Agent, such Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Administrative Agent, such Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Administrative Agent, each Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

12.5. Remedies Cumulative; No Waiver.

12.5.1. Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Administrative Agent and Lenders under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

12.5.2. Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Administrative Agent or any Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Administrative Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 13. AGENTS

13.1. Appointment, Authority and Duties of Agents.

13.1.1. Appointment and Authority. Each Secured Party appoints and designates Bank of America as Administrative Agent and Co-Collateral Agent under all Loan Documents and Wells Fargo Bank, National Association, as Co-Collateral Agent under the Loan Documents. Each Agent may, and each Secured Party authorizes each Agent to, enter into all Loan Documents to which such Agent is intended to be a party and accept all Security Documents. Any action taken by any Agent in accordance with the provisions of the Loan Documents, and the exercise by such Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Administrative Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver, as Administrative Agent, each Loan Document, including the Intercreditor Agreement and any other intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise. Agents alone shall be authorized to determine eligibility and applicable advance rates under the Borrowing Base in accordance with the terms of this Agreement, whether to impose or release any reserve, or whether any conditions to funding or issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate each Agent from liability to any Secured Party or other Person for any error in judgment. In addition to the foregoing, each Secured Party hereby irrevocably authorizes the Administrative Agent, at Administrative Agent’s option and discretion, to enter into, or amend, the Intercreditor Agreement (or similar agreements with the same or similar purpose) and any other subordination or intercreditor agreement to effect the subordination of Liens securing Obligations under the Loan Documents contemplated by Sections 10.2.1(i) and 10.2.1(j) as agent for and on its behalf in accordance with the terms specified in this Agreement. Any such Intercreditor Agreement or subordination or intercreditor agreement entered into by Administrative Agent on behalf of the Secured Parties shall be binding upon each Secured Party. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 14.3) and each other Secured Party hereby authorizes and directs the Administrative Agent to enter into the Intercreditor Agreement and any such subordination and intercreditor agreement on behalf of such Secured Party and agrees that the Administrative Agent may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement and any such subordination or intercreditor agreement. Administrative Agent shall notify the Secured Parties of the effectiveness of the Intercreditor Agreement and any such subordination or intercreditor agreement when executed and shall provide a copy of the executed Intercreditor Agreement and any such subordination or intercreditor agreement to the Secured Parties as and when effective.

13.1.2. Duties. The title of “Administrative Agent” and “Co-Collateral Agent” is used solely as a matter of market custom and the duties of Agents are administrative in nature only. No Agent has any duties except those expressly set forth in the Loan Documents, and in no event does any Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction. The conferral upon any Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Required Lenders in accordance with this Agreement.

13.1.3. Agent Professionals. Each Agent may perform its duties through agents and employees. Each Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. No Agent shall be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

13.1.4. Instructions of Required Lenders. The rights and remedies conferred upon Agents under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, each Agent may presume that the condition is satisfactory to a Secured Party unless such Agent has received notice to the contrary from such Secured Party before such Agent takes the action. Any Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by such Agent. Any Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting pursuant to instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 15.1.1. In no event shall any Agent be required to take any action that it determines in its discretion is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to liability.

13.2. Agreements Regarding Collateral and Borrower Materials.

13.2.1. Lien Releases; Care of Collateral. Secured Parties authorize Administrative Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition or Lien that Borrower Agent certifies in writing is an Asset Disposition permitted pursuant to Section 10.2.9 or a Permitted Lien entitled to priority over Administrative Agent’s Liens (and Administrative Agent may rely conclusively on any such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) subject to Section 15.1, with the consent of Required Lenders. Secured Parties authorize Administrative Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder. Administrative Agent has no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Administrative Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

13.2.2. Possession of Collateral. Administrative Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Administrative Agent thereof and, promptly upon Administrative Agent’s request, deliver such Collateral to Administrative Agent or otherwise deal with it in accordance with Administrative Agent’s instructions.

13.2.3. Reports. Administrative Agent shall promptly provide to Lenders, when complete, any field examination, audit or appraisal report prepared for Administrative Agent with respect to any Obligor or Collateral (“Report”). Reports and other Borrower Materials may be made available to Lenders by providing access to them on the Platform, but Administrative Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Administrative Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Borrowers’ books, records and representations; (b) that Administrative Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials, including any Report; and (c) to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or other Borrower Materials (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Administrative Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Administrative Agent furnishing same to such Lender, via the Platform or otherwise.

13.3. Reliance By Administrative Agent. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Administrative Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.

13.4. Action Upon Default. Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Administrative Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Administrative Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations) or assert any rights relating to any Collateral.

13.5. Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its ratable share of such Obligation, such Lender shall forthwith purchase from Secured Parties participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.2, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Administrative Agent for application under Section 4.2.2 and it shall provide a written statement to Administrative Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against a Dominion Account without Administrative Agent’s prior consent.

13.6. Indemnification. EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In Administrative Agent’s Permitted Discretion, it may reserve for any Claims made against an Agent Indemnitee or an Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Administrative Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Administrative Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Administrative Agent by each Secured Party to the extent of its Pro Rata share.

13.7. Limitation on Responsibilities of Administrative Agent. Administrative Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Administrative Agent’s gross negligence or willful misconduct. Administrative Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Administrative Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

13.8. Successor Administrative Agent and Co-Agents.

13.8.1. Resignation; Successor Administrative Agent. Administrative Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers. Any such resignation shall also constitute a resignation of the Administrative Agent in its capacity as Co-Collateral Agent. If Administrative Agent is a Defaulting Lender under clause (d) of the definition thereof, Required Lenders may, to the extent permitted by Applicable Law, remove such Administrative Agent by written notice to Borrowers and Administrative Agent. Required Lenders may appoint a successor to replace the resigning or removed Administrative Agent, which successor shall be (a) a Lender or an Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Borrowers. If no successor agent is appointed prior to the effective date of Administrative Agent’s resignation or removal, then Administrative Agent may appoint a successor agent that is a financial institution acceptable to it (which shall be a Lender unless no Lender accepts the role) or in the absence of such appointment, Required Lenders shall on such date assume all rights and duties of Administrative Agent hereunder. Upon acceptance by any successor Administrative Agent of its appointment hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Administrative Agent without further act. On the effective date of its resignation or removal, the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder but shall continue to have all rights and protections under the Loan Documents with respect to actions taken or omitted to be taken by it while Administrative Agent, including the indemnification set forth in Sections 13.6 and 15.2, and all rights and protections under this Section 13. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Administrative Agent hereunder without further act on the part of any Secured Party or Obligor. Any Co-Collateral Agent that is not also the Administrative Agent may resign at any time upon written notice to Borrower Agent and Administrative Agent, and the resignation of such Co-Collateral Agent shall become effective immediately upon the delivery of such written notice. If any Co-Collateral Agent (other than Administrative Agent) is a Defaulting Lender, such Co-Collateral Agent may be removed as a Co-Collateral Agent by Required Lenders upon written notice to it as Co-Collateral Agent and with such removal to become effective immediately upon the delivery of such written notice.

13.8.2. Co-Agent. If appropriate under Applicable Law, Administrative Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right, remedy and protection intended to be available to Administrative Agent under the Loan Documents shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that Administrative Agent may request to effect such appointment. If any such agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of the agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Administrative Agent until appointment of a new agent.

13.9. Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Administrative Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Administrative Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Administrative Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Administrative Agent or its Affiliates.

13.10. Remittance of Payments and Collections.

13.10.1. Remittances Generally. All payments by any Lender to Administrative Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Administrative Agent and request for payment is made by Administrative Agent by 1:00 p.m. on a Business Day, payment shall be made by Lender not later than 3:00 p.m. on such day, and if request is made after 1:00 p.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Administrative Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Administrative Agent. Any such payment shall be subject to Administrative Agent’s right of offset for any amounts due from such payee under the Loan Documents.

13.10.2. Failure to Pay. If any Secured Party fails to pay any amount when due by it to Administrative Agent pursuant to the terms hereof, such amount shall bear interest, from the due date until paid in full, at the greater of the Federal Funds Rate or the rate determined by Administrative Agent as customary for interbank compensation for two Business Days and thereafter at the Default Rate for Base Rate Revolver Loans. In no event shall Borrowers be entitled to credit for any interest paid by a Secured Party to Administrative Agent, nor shall a Defaulting Lender be entitled to interest on amounts held by Administrative Agent pursuant to Section 4.2.

13.10.3. Recovery of Payments. If Administrative Agent pays an amount to a Secured Party in the expectation that a related payment will be received by Administrative Agent from an Obligor and such related payment is not received, then Administrative Agent may recover such amount from the Secured Party. If Administrative Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then Administrative Agent shall not be required to distribute such amount to any Secured Party. If any amounts received and applied by Administrative Agent to Obligations held by a Secured Party are later required to be returned by Administrative Agent pursuant to Applicable Law, such Secured Party shall pay to Administrative Agent, on demand, its share of the amounts required to be returned.

13.11. Individual Capacities. As a Lender, Bank of America shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Administrative Agent, Lenders and their Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Administrative Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Administrative Agent, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

13.12. Titles. Each Lender, other than Bank of America, that is designated in connection with this credit facility as an “Arranger,” “Bookrunner” or “Administrative Agent” of any kind shall have no right or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party.

13.13. Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Administrative Agent of a Bank Product, agrees to be bound by the Loan Documents, including Sections 5.6, 15.3.3 and 13. Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.

13.14. Co-Collateral Agents

Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, all determinations under this Agreement and the other Loan Documents related, directly or indirectly, to the Collateral, Borrowing Base eligibility standards or criteria, reserves or the implementation or adjustment of reserves, collateral information rights, access rights, appraisal rights, audit rights, cash management and cash dominion rights and control agreement rights (including, for the avoidance of doubt, any such determinations which are assigned to the Administrative Agent pursuant to this Agreement and other Loan Documents) shall, be made by Co-Collateral Agents as set forth in this Section 13.14 (hereinafter collectively referred to as a “Collateral Matter”). If a Co-Collateral Agent makes any proposal with respect to a Collateral Matter (including without limitation, any proposal to adjust or revise, or interpret, any borrowing base eligibility standards or reserves), the other Co-Collateral

Agent shall respond to such proposal within three (3) Business Days. If the Co-Collateral Agents cannot agree on a determination with respect to a Collateral Matter, the determination shall be made by the individual Co-Collateral Agent either asserting the more conservative credit judgment or declining to permit the requested action for which consent is being sought by any of the Borrowers or the Obligors; provided, however, that, if an issue cannot be resolved by either the more conservative credit judgment or declining to permit a requested action by any of the Borrowers or the Obligors (such as the selection or replacement of an appraisal firm), then the decision of the Administrative Agent shall be final. Administrative Agent shall implement any decision on determination by Co-Collateral Agents as arrived at pursuant to the terms hereof. To effectuate the intent of this Section 13.14, Administrative Agent agrees that it shall, upon request from any Co-Collateral Agent, promptly deliver to the requesting Co-Collateral Agent any and all copies of all documents, notices, and other information delivered by a Borrower or a Obligor to Administrative Agent with respect to each Collateral Matter, including without limitation, Borrowing Base Certificates, reports related to sales, collections, the administration of Accounts, and requests by any of the Borrowers or Obligors for particular action on or relating to, or constituting, a Collateral Matter and all information submitted in connection therewith. Likewise, if Administrative Agent is entitled to request additional information from a Borrower or Obligor with respect to a Collateral Matter, Administrative Agent shall, if requested to do so by a Co-Collateral Agent, submit to the Borrowers and Obligors, as applicable, any request requested by a Co-Collateral Agent. Any of the foregoing to the contrary notwithstanding, nothing contained in this Section 13.14 shall be deemed to expand the rights of Administrative Agent, any Co-Collateral Agent or any Lender with respect to Borrowing Base eligibility standards or advance rates applicable to the Borrowing Base or reserves.

13.15. No Third Party Beneficiaries. This Section 13 is an agreement solely among Secured Parties and Administrative Agent, and shall survive Full Payment of the Obligations. Except as set forth in Section 13.8 with respect to the Borrowers, this Section 13 does not confer any rights or benefits upon Borrowers or any other Person. As between Borrowers and Administrative Agent, any action that Administrative Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

SECTION 14. BENEFIT OF AGREEMENT; ASSIGNMENTS

14.1. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Administrative Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Borrower shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 14.3. Administrative Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 14.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

14.2. Participations.

14.2.1. Permitted Participants; Effect. Subject to Section 14.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if it had not sold such participating interests, and Borrowers and Administrative Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Administrative Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrowers agree otherwise in writing.

14.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor or substantially all Collateral.

14.2.3. Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), maintain a register in which it enters the Participant’s name, address and interest in Commitments, Loans (including principal and stated interest) and LC Obligations. Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code.

14.2.4. Benefit of Setoff. Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 13.5 as if such Participant were a Lender.

14.3. Assignments.

14.3.1. Permitted Assignments . A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Administrative Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $10,000,000 (unless otherwise agreed by Administrative Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver an Assignment to Administrative Agent for acceptance and recording. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledge or assignee for such Lender as a party hereto.

14.3.2. Effect; Effective Date. Upon delivery to Administrative Agent of a fully executed Assignment in the form of Exhibit A and a processing fee of $3,500 (unless otherwise agreed or waived by Administrative Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 14.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Administrative Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Administrative Agent.

14.3.3. Certain Assignees. No assignment or participation may be made to a Borrower, Affiliate of a Borrower, Defaulting Lender or natural person. Administrative Agent shall have no obligation to determine whether any assignee is permitted under the Loan Documents. Assignment by a Defaulting Lender shall be effective only if there is concurrent satisfaction of all outstanding obligations of the Defaulting Lender under the Loan Documents in a manner satisfactory to Administrative Agent, including payment by the Eligible Assignee or Defaulting Lender to Administrative Agent of an aggregate amount sufficient upon distribution (through direct payment, purchases of participations or other methods acceptable to Administrative Agent) to satisfy all funding and payment liabilities of the Defaulting Lender. If assignment by a Defaulting Lender occurs (by operation of law or otherwise) without compliance with the foregoing sentence, the assignee shall be deemed a Defaulting Lender for all purposes until compliance occurs.

14.3.4. Register. Administrative Agent, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans, principal interest and LC Obligations owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Borrowers, Administrative Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. Administrative Agent may choose to show only one Borrower as the borrower in the register, without any effect on the liability of any Obligor with respect to the Obligations. The register shall be available for inspection by Borrowers or any Lender, from time to time upon reasonable notice.

14.4. Replacement of Certain Lenders . If a Lender (a) within the last 120 days failed to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, (b) is a Defaulting Lender, or (c) within the last 120 days gave a notice under Section 3.5 or requested payment or compensation under Section 3.7 or 5.9 (and has not designated a different Lending Office pursuant to Section 3.8), then Administrative Agent or Borrower Agent may, upon 10 days’ notice to such Lender, require it to assign its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment(s), within 20 days after such notice. Administrative Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.

SECTION 15. MISCELLANEOUS

15.1. Consents, Amendments and Waivers.

15.1.1. Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Administrative Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that

(a) without the prior written consent of Administrative Agent, no modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Administrative Agent;

(b) without the prior written consent of each applicable Issuing Bank, no modification shall alter Section 2.3 or any other provision in a Loan Document that relates to Letters of Credit or any rights, duties or discretion of such Issuing Bank;

(c) without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (iii) extend the Revolver Termination Date; or (iv) amend this clause (c);

(d) without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall (i) waive the conditions precedent contained in Section 6.1; (ii) alter Section 5.6.2, 7.1 (except to add Collateral), 13.5 or 15.1.1; (iii) change any provision of this Section 15.1.1(d) or the definition of “Required Lenders”, or any other provision hereof specifying the number or percentages of Lenders required to amend, waive or otherwise modify any rights hereunder or any other Loan Document or make any determination or grant any consent hereunder; (iv) amend the definition of Borrowing Base (or any defined term used in such definition) if the effect of such amendment is to increase borrowing availability; (v) increase the advance rates in the Borrowing Base or modify this Agreement in any way that would have the effect of increasing the advance rates in the Borrowing Base, in each case, beyond such advance rates in effect on the Closing Date; (vi) release all or substantially all Collateral; or (vii) except in connection with a merger, disposition or similar transaction expressly permitted hereby, release any Obligor from liability for any Obligations; and

(e) without the prior written consent of a Secured Bank Product Provider, no modification shall affect its relative payment priority under Section 5.6.2.

15.1.2. Limitations. The agreement of Borrowers shall not be required for any modification of a Loan Document that deals solely with the rights and duties of Lenders, Administrative Agent and/or Issuing Bank as among themselves but the parties to such shall provide prompt written notice thereof to the Borrowers. Only the consent of the parties to any agreement relating to fees or a Bank Product shall be required for modification of such agreement, and no Bank Product provider (in such capacity) shall have any right to consent to modification of any Loan Document other than its Bank Product agreement. Any waiver or consent granted by Administrative Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

15.1.3. Payment for Consents. No Borrower will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

15.2. Indemnity. EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON AND, IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE OR SOLE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim (a) that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result directly from the bad faith, gross negligence or willful misconduct of such Indemnitee or (b) arises out of or is in connection with any claim, litigation, loss or proceeding not involving an act or omission of any Borrower or any of its Affiliates and that is brought by an Indemnitee against another Indemnitee (other than against any Agent in its capacity as such); and Claims consisting of attorneys’ fees and expenses incurred by the Indemnitees will be limited to the reasonable and documented fees, disbursements and other charges of one firm of counsel to the Indemnitees taken as a whole and one firm of local counsel to the Indemnitees taken as a whole in each appropriate jurisdiction and, in the case of an actual or potential conflict of interest as determined by the affected Indemnitee Party, one additional counsel to such affected Indemnitee.

15.3. Notices and Communications.

15.3.1. Notice Address. Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment), or at such other address as a party may hereafter specify by notice in accordance with this Section 15.3. Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Administrative Agent pursuant to Section 2.1.4, 2.3, 3.1.2 or 4.1.1 shall be effective until actually received by the individual to whose attention at Administrative Agent such notice is required to be sent. Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Borrowers.

15.3.2. Communications. Electronic communications (including e-mail, messaging and websites) may be used only in a manner acceptable to Administrative Agent and only for routine communications, such as delivery of Borrower Materials, administrative matters, distribution of Loan Documents and matters permitted under Section 4.1.4. Secured Parties make no assurance as to the privacy or security of electronic communications. E-mail and voice mail shall not be effective notices under the Loan Documents.

15.3.3. Platform. Borrower Materials shall be delivered pursuant to procedures approved by Administrative Agent, including electronic delivery (if possible) upon request by Administrative Agent to an electronic system maintained by Administrative Agent (“Platform”). Borrowers shall notify Administrative Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Administrative Agent only upon its receipt of such notice. Borrower Materials and other information relating to this credit facility may be made available to Secured Parties on the Platform. The Platform is provided “as is” and “as available.” Administrative Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. No Agent Indemnitee shall have any liability to Borrowers, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform, including any unintended recipient, nor for delivery of Borrower Materials and other information via the Platform, internet, e-mail, or any other electronic platform or messaging system.

15.3.4. Public Information. Obligors and Secured Parties acknowledge that “public” information may not be segregated from material non-public information on the Platform. Secured Parties acknowledge that Borrower Materials may include Obligors’ material non-public information, and should not be made available to personnel who do not wish to receive such information or may be engaged in investment or other market-related activities with respect to an Obligor’s securities.

15.3.5. Non-Conforming Communications. Administrative Agent and Lenders may rely upon any communications purportedly given by or on behalf of any Borrower even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of a Borrower.

15.4. Performance of Borrowers’ Obligations. Administrative Agent may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any amount or, upon notice to Borrower Agent unless an Event of Default exists, do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Administrative Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Administrative Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All reasonable and documented payments, costs and expenses (including Extraordinary Expenses) of Administrative Agent under this Section shall be reimbursed to Administrative Agent by Borrowers, on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to Base Rate Revolver Loans. Any payment made or action taken by Administrative Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

15.5. Credit Inquiries. Administrative Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

15.6. Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

15.7. Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

15.8. Counterparts; Execution. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Administrative Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement. Any signature, contract formation or record-keeping through electronic means shall have the same legal validity and enforceability as manual or paper-based methods, to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act.

15.9. Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

15.10. Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Administrative Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Administrative Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Administrative Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.

15.11. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers acknowledge and agree that (a)(i) this credit facility and any arranging or other services by Administrative Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Borrowers and their Affiliates, on one hand, and Administrative Agent, any Lender, any of their Affiliates or any arranger, on the other hand; (ii) Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Administrative Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrowers, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Administrative Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers and their Affiliates, and have no obligation to disclose any of such interests to Borrowers or their Affiliates. To the fullest extent permitted by Applicable Law, each Borrower hereby waives and releases any claims that it may have against Administrative Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document. Each Borrower hereby agrees that it will not claim that Administrative Agent, Lenders, their Affiliates or any arranger has rendered advisory services of any nature or owes any agency or fiduciary or similar duty to it in connection with any transaction contemplated by a Loan Document.

15.12.Confidentiality. Each of Administrative Agent, Lenders and Issuing Banks shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; provided that unless specifically prohibited by Applicable Law, each of Administrative Agent and each Lender shall endeavor to notify the Borrowers (without any liability for a failure to so notify the Borrower) of any request made to such Lender or Administrative Agent, as applicable, by any governmental, regulatory or self-regulatory agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such Information prior to disclosure of such Information; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Administrative Agent, any Lender, any Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Borrowers; (h) on a confidential basis to a provider of a Platform; or (i) with the consent of Borrower Agent. Notwithstanding the foregoing, Administrative Agent and Lenders may publish or disseminate general information concerning this credit facility for league table, tombstone and advertising purposes, and may use Borrowers’ logos, trademarks or product photographs approved by Borrower Agent in advertising materials; provided, however that such general information does not include any Information required to be kept confidential pursuant to this Section 15.12. As used herein, “Information” means information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. A Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Each of Administrative Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law.

15.13. [Reserved.].

15.14. GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

15.15. Consent to Forum.

15.15.1. Forum. EACH BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 15.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.

15.15.2. Other Jurisdictions. Nothing herein shall limit the right of Administrative Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Administrative Agent of any judgment or order obtained in any forum or jurisdiction.

15.16. Waivers by Borrowers. To the fullest extent permitted by Applicable Law, each Borrower waives (a) the right to trial by jury (which Administrative Agent, each Issuing Bank and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Administrative Agent on which a Borrower may in any way be liable, and hereby ratifies anything Administrative Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Administrative Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against any party hereto on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto (which Administrative Agent, each Issuing Bank and each Lender hereby also waives); and (g) notice of acceptance hereof. Each Borrower acknowledges that the foregoing waivers are a material inducement to Administrative Agent, Issuing Bank and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Borrowers. Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

15.17. Patriot Act Notice. Administrative Agent and Lenders hereby notify Borrowers that pursuant to the Patriot Act, Administrative Agent and Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Administrative Agent and Lenders to identify it in accordance with the Patriot Act. Administrative Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth. Borrowers shall, promptly upon request, provide all documentation and other information as Administrative Agent, any Issuing Bank or any Lender may request from time to time in order to comply with any obligations under any “know your customer,” anti-money laundering or other requirements of Applicable Law.

15.18. NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:

KEY ENERGY SERVICES, INC.

By:

Title:

KEY ENERGY SERVICES, LLC.

By:

Title:

Address for all Borrowers:

1301 McKinney Street, Suite 1800 Houston, TX 77010 Attn: Marshall Dodson Telecopy: 713.651.4556

GUARANTOR:

KEY ENERGY MEXICO, LLC

By:

Title:

Address for Guarantor:

1301 McKinney Street, Suite 1800 Houston, TX 77010 Attn: Marshall Dodson Telecopy: 713.651.4556

AGENT AND LENDERS:

BANK OF AMERICA, N.A., as Administrative Agent, Co-Collateral Agent and Lender

By:

Title:

Address:

Attn:
Telecopy:

,
as a Lender

By:

Title:

Address:

Attn:
Telecopy:

,
as a Lender

By:

Title:

Address:

Attn:
Telecopy:

EXHIBIT A

FORM OF ASSIGNMENT

This Assignment (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the facility described therein, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:	__________________________________
__________________________________

2.	Assignee[s]:	__________________________________
__________________________________

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

[Assignee is [a Lender][an Affiliate of [identify Lender]][an Approved Fund].]

3.	Borrowers:	Key Energy Services, Inc., Key Energy Services, LLC

4.	Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Loan and Security Agreement, dated as of June, 1, 2015 among Key Energy Services, Inc. and Key Energy Services, LLC as Borrowers, certain subsidiaries of the Borrowers named as guarantors therein, the Lenders party thereto and Bank of America, N.A. as Administrative Agent

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment/ Loans for all Lenders[7]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[8]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7.	Trade Date:	__________________][9]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[8]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[9]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: __________ __, 20__ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR[S]
[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]10 Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to and:

KEY ENERGY SERVICES, INC., as Borrower Agent

By:
Name:
Title:

[10]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[11]	To be added only if the consent of the Borrower Agent is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND

CONDITIONS FOR ASSIGNMENT

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrowers, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 14.3 of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1(n) or 10.1.2 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to any conflict of law principles except federal law relating to national banks.

SCHEDULE 1.1

to

Loan and Security Agreement

COMMITMENTS OF LENDERS

Lender	Revolver Commitment	Total Commitments
Bank of America, N.A.	$40,000,000.00	$40,000,000.00
Wells Fargo Bank, National Association	$32,700,000.00	$32,700,000.00
JPMorgan Chase Bank, N.A.	$7,150,000.00	$7,150,000.00
Comerica Bank	$7,150,000.00	$7,150,000.00
Capital One, National Association	$5,000,000.00	$5,000,000.00
Compass Bank	$4,000,000.00	$4,000,000.00
Amegy Bank National Association	$4,000,000.00	$4,000,000.00
		$100,000,000.00

SCHEDULE 1.1(B)

to

Loan and Security Agreement

CLOSING DATE IMMATERIAL DOMESTIC SUBSIDIARIES

Key International, LLC

Misr Key Energy Investments, LLC

Misr Key Energy Services, LLC

SCHEDULE 1.1(C)

to

Loan and Security Agreement

CLOSING DATE EXCLUDED PROPERTY

On file with Administrative Agent.

SCHEDULE 1.1(D)

to

Loan and Security Agreement

SPECIFIED ACCOUNT DEBTORS

Occidental Oil and Gas Corporation

Chevron U.S.A. Inc.

SCHEDULE 2.3

to

Loan and Security Agreement

EXISTING LETTERS OF CREDIT

Applicant	Beneficiary	Issuer	LC#	Expiry	Amount
Key Energy Services, Inc.	Highlands Insurance	Wells Fargo Bank, National Association	NTS610035	1 yr evergreen	$150,000
Key Energy Services, Inc.	Liberty Mutual Insurance	Wells Fargo Bank, National Association	NTS610034	1 yr evergreen	$12,007,841
Key Energy Services, Inc.	New Mexico Self Insurer’s Fund	Wells Fargo Bank, National Association	NTS625962	1 yr evergreen	$250,000
Key Energy Services, Inc.	Snider Construction & Develop	Wells Fargo Bank, National Association	NTS629719	1 yr evergreen	$271,200
Key Energy Services, Inc.	ACE Insurance	Wells Fargo Bank, National Association	NTS651695	1 yr evergreen	$35,488,900

SCHEDULE 7.4.1

to

Loan and Security Agreement

COMMERCIAL TORT CLAIMS

None.

SCHEDULE 8.5

to

Loan and Security Agreement

DEPOSIT ACCOUNTS

Account Holder	Account Bank	Type of Account	Account Number
Key Energy Services, LLC	Amegy Bank of Texas	Deposit	0053 4850 05
Key Energy Services, LLC	JP Morgan Chase Bank	Deposit	9459 5938 5
Key Energy Services, LLC	JP Morgan Chase Bank	Disbursement (Vendors)	9459 6045 8
Key Energy Services, LLC	JP Morgan Chase Bank	Disbursement (Payroll)	9459 6046 6
Key Energy Services, Inc.	Wells Fargo Bank	Deposit	4945 0525 38
Key Energy Mexico, LLC	Wells Fargo Bank	Deposit	4121 7439 67
Key Energy Services, Inc.	Wells Fargo Bank	Disbursement (Prepaid Cards)	4121 3519 28

SECURITIES ACCOUNTS

Account Holder	Name of Financial Institution	Type of Account	Account Number
Key Energy Services, Inc.	Wells Fargo Securities, LLC	Investment	1AB2 6101
Key Energy Services, LLC	Merrill Lynch, Pierce, Fenner & Smith Inc.	Investment (TL Proceeds and Priority Collateral Account)	5S501A74
Key Energy Services, LLC	Bank of America, N.A.	Investment (TL Proceeds and Priority Collateral Account)	426807

SCHEDULE 9.1.16

to

Loan and Security Agreement

RESTRICTIVE AGREEMENTS

None.

SCHEDULE 9.1.18

to

Loan and Security Agreement

NAMES AND CAPITAL STRUCTURE

1.	The corporate names, jurisdictions of incorporation, and authorized and issued Equity Interests of each Borrower and Subsidiary are as follows:

Name	Jurisdiction	Number and Class of Authorized Equity Interests	Number and Class of Issued Equity Interests
Key Energy Services, Inc.	Maryland	200,000,000 shares of Common Stock, par value $.10 per share	155,964,298 as of April 27, 2015
Key Energy Services, LLC	Texas	Membership Interests	100%
Key Energy Mexico, LLC	Delaware	Membership Interests	100%
Misr Key Energy Investments, LLC	Delaware	Membership Interests	100%
Misr Key Energy Services, LLC	Delaware	Membership Interests	100%
Key International, LLC	Maryland	Membership Interests	100%
Key Energy Services (Mexico), LLC	Delaware	Membership Interests	100%
KES Global Holdings, LLC	Delaware	Membership Interests	100%
KES Mexico Holding Company, LLC	Delaware	Membership Interests	100%
Key Energy Services Luxembourg I S.a r.l.	Luxembourg	120,953 shares of Ordinary Stock, par value €1.00 per share	100%
Key Energy Services Luxembourg II S.a r.l.	Luxembourg	13,129 shares of Ordinary Stock, par value €1.00 per share	100%
Key Energy Services Bahrain W.L.L.	Kingdom of Bahrain	400 shares of Common Stock, par value BHD 50	400 Common Shares
Key Energy Services do Brasil – Servicos Petroliferos Ltda.	Brazil	100 shares of Membership Quotas (Units), par value BRL $1.00	100 Membership Quotas (Units)
Key Cayman Ltd. 1	Cayman Islands	1,000 shares of Ordinary Stock, par value US$0.01	1,000 Ordinary Shares

Name	Jurisdiction	Number and Class of Authorized Equity Interests	Number and Class of Issued Equity Interests
Key Cayman Ltd. 2	Cayman Islands	1,000 shares of Ordinary Stock, par value US$0.01	1,000 Ordinary Shares
Wilayat Key Energy L.L.C.	Sultanate of Oman	260,000 Ordinary Shares, par value RO 1.00	260,000 Ordinary Shares issued (130,000/130,000)
Canadian Key Energy Services, ULC	Canada	2,204,100 shares of Common Stock, par value CAD$1.00	100 Common Shares
Advanced Measurements Inc.	Canada	2,204,100 shares of Class A Stock, par value CAD$1.00	2,204,100 Class A Shares
Key Energy Services de Mexico, S. de R.L. de C.V.	Mexico	2 Membership Units of Serie “A”, par value MXN$1.00	2 Membership Units
Recursos Omega, S. de R.L. de C.V.	Mexico	2 Membership Units of Serie “A”, par value MXN$1.00	2 Membership Units
Key Energy Services Cyprus Ltd.	Republic of Cyrpus	10,000 shares of Ordinary Stock, par value €1.00	6,210 shares
Geostream Services Group LLC	Russian Federation	Membership Interests; no interests authorized or issued	100%
Geostream Drilling LLC	Russian Federation	1 Membership Unit, par value RUB 10,000	100%
Leader LLC	Russian Federation	1 Membership Unit, par value RUB 10,000	100%
GK Drilling Tools Leasing Company Ltd.	Republic of Cyprus	40,004 shares of Ordinary Stock, par value of €1.00	40,004 Ordinary Shares issued to Geostream Services Group LLC
Enconco CJSC	Russian Fedration	1,000 shares of Ordinary Stock, par value RUB 8.40	100%
Geostream Vostok LLC	Russian Federation	100% Membership Interest	100%

2.	The record holders of Equity Interests of each Borrower and Subsidiary are as follows:

Name	Class of Stock	Number of Shares	Record Owner
Key Energy Services, Inc.	Common Stock	200,000,000	N/A
Key Energy Services, LLC	Membership Interests	100%	Key Energy Services, Inc.
Key Energy Mexico, LLC	Membership Interests	100%	Key Energy Services, Inc.
Misr Key Energy Investments, LLC	Membership Interests	100%	Key Energy Services, Inc.
Misr Key Energy Services, LLC	Membership Interests	100%	Key Energy Services, Inc.
Key International, LLC	Membership Interests	100%	Key Energy Services, Inc.

Name	Class of Stock	Number of Shares	Record Owner
Key Energy Services (Mexico), LLC	Membership Interests	100%	Key Energy Services Luxembourg II S. à r.l.
KES Global Holdings, LLC	Membership Interests	100%	Key Energy Services Luxembourg II S. à r.l.
KES Mexico Holding Company, LLC	Membership Interests	100%	Key Energy Services Luxembourg II S. à r.l.
Key Energy Services Luxembourg I S.a r.l.	Ordinary	100%	Key Energy Services, Inc.
Key Energy Services Luxembourg II S.a r.l.	Ordinary	100%	Key Energy Services Luxembourg I S.a r.l.
Key Energy Services Bahrain W.L.L.	Common Stock	50%	Key Energy Services Luxembourg I S.a r.l.
Key Energy Services Bahrain W.L.L.	Common Stock	50%	Key Energy Services Luxembourg II S.a r.l.
Key Energy Services do Brasil – Servicos Petroliferos Ltda.	Membership Quotas	99	Key Energy Services Luxembourg II S.a r.l.
Key Energy Services do Brasil – Servicos Petroliferos Ltda.	Membership Quotas	1	Key Energy Services, LLC
Key Cayman Ltd. 1	Ordinary Stock	1000	Misr Key Energy Services, LLC
Key Cayman Ltd. 2	Ordinary Stock	1000	Misr Key Energy Investments, LLC
Wilayat Key Energy L.L.C.	Wilayat Shares	50%	Wilayat Holding Company Limited L.L.C.
Wilayat Key Energy L.L.C.	Key Shares	50%	Key Cayman Ltd. 1
Canadian Key Energy Services, ULC	Common Stock	2,204,200	Key Energy Services Luxembourg II S.a r.l.
Advanced Measurements Inc.	Series A Stock	2,204,100	Canadian Key Energy Services ULC
Key Energy Services de Mexico, S. de R.L. de C.V.	Series “A” stock	99.99%	KES Mexico Holding Company, LLC
Key Energy Services de Mexico, S. de R.L. de C.V.	Series “A” stock	.01%	Key Energy Services (Mexico), LLC
Recursos Omega, S. de R.L. de C.V.	Series “A” stock	99.97%	KES Mexico Holding Company, LLC
Recursos Omega, S. de R.L. de C.V.	Series “A” stock	.03%	Key Energy Services (Mexico), LLC
Key Energy Services Cyprus Ltd.	Ordinary Stock	6,210	Key Energy Services Luxembourg II S.a r.l.
Geostream Services Group LLC	Membership Interests	50%	Key Energy Services Luxembourg II S.a r.l.
Geostream Services Group LLC	Membership Interests	50%	Key Energy Services Cyprus Ltd.

Name	Class of Stock	Number of Shares	Record Owner
Geostream Drilling LLC	Membership Interests	1	Geostream Services Group LLC
Leader LLC	Membership Interests	100%	Geostream Services Group LLC
GK Drilling Tools Leasing Company Ltd.	Ordinary Stock	40,004	Geostream Services Group LLC
Enconco CJSC	Uncertificated	100%	Geostream Services Group LLC
Geostream Vostok LLC	Membership Interests	100%	Geostream Services Group LLC

3.	All agreements binding on holders of Equity Interests of Borrowers and Subsidiaries with respect to such interests are as follows:

First Amended and Restated Shareholders Agreement dated as of February 22, 2012 between Wilayat Holding Company Limited L.L.C. and Key Cayment Ltd. 1 in relation to Wilayat Key Energy L.L.C.

4.	In the five years preceding the Closing Date, no Borrower or Restricted Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination, except:

(a) Mergers.

Name	Date of Change	Description of Change
Key Energy Services, LLC	December 21, 2010	Surviving entity in merger with Davis Energy Services, LLC
Key Energy Services, LLC	December 21, 2010	Surviving entity in merger with QCP Energy Services, LLC
Key Energy Services, LLC	December 21, 2010	Surviving entity in merger with Swan Energy Services, LLC
Key Energy Services, LLC	December 21, 2010	Surviving entity in merger with Davis Coiled Tubing Services, LLC
Key Energy Services, LLC	December 21, 2010	Surviving entity in merger with Shelby Saltwater Systems LLC
Key Energy Services, LLC	December 21, 2010	Surviving entity in merger with DOS GP, LLC
Key Energy Services, LLC	December 21, 2010	Surviving entity in merger with Davis Oilfield Services, LP
Key Energy Services, LLC	December 21, 2010	Surviving entity in merger with Davis Vacuum Services, L.P.
Key Energy Services, LLC	December 21, 2010	Surviving entity in merger with Four Star Disposal LP
Key Energy Services, LLC	December 21, 2010	Surviving entity in merger with QCP Construction, LLC
Key Energy Services, LLC	December 21, 2010	Surviving entity in merger with QCP Precision, LLC

Name	Date of Change	Description of Change
Key Energy Services, LLC	December 21, 2010	Surviving entity in merger with SOS GP, LLC
Key Energy Services, LLC	December 21, 2010	Surviving entity in merger with Swan Drilling, LP
Key Energy Services, LLC	December 21, 2010	Surviving entity in merger with Swan Oilfield Services, LP
Key Energy Services, LLC	December 28, 2010	Surviving entity in merger with Key Energy Pressure Pumping Services, LLC
Key Energy Services, LLC	December 28, 2010	Surviving entity in merger with Key Energy Fishing & Rental Services, LLC
Key Energy Services, LLC	December 28, 2010	Surviving entity in merger with Key Energy Shared Services, LLC
Key Energy Services, LLC	December 28, 2010	Surviving entity in merger with Key Electric Wireline Services, LLC
Key Energy Services, LLC	December 28, 2010	Surviving entity in merger with Key Energy Services Russia, LLC
Key Energy Services, LLC	December 28, 2010	Surviving entity in merger with Odessa Exploration Incorporated
Key Energy Services, LLC	December 28, 2010	Surviving entity in merger with Unitrack Services Holding, Inc.
Key Energy Services, LLC	December 28, 2010	Surviving entity in merger with Enhanced Oilfield Technologies, LLC
Key Energy Services, LLC	September 29, 2011	Surviving entity in merger with Edge Oilfield Services, L.L.C.
Key Energy Services, LLC	December 20, 2011	Surviving entity in merger with Summit Oilfield Services, L.L.C.
Key Energy Services, LLC	December 27, 2012	Surviving entity in merger with Key Marine Services, LLC
Key Energy Services, LLC	December 27, 2012	Surviving entity in merger with Key Energy Services California, Inc.
Key Energy Services, LLC	December 27, 2012	Surviving entity in merger with Key Energy Drilling, Inc.

(b) Acquisitions.

Name	Date of Change	Description
Key Energy Pressure Pumping Services, LLC (merged into Key Energy Services, LLC)	June 1, 2010	Asset Purchase of Express Energy Services CT, L.P., Express Energy Services Operating, L.P.
Key Energy Services, LLC	June 1, 2010	Asset Purchase of Granbury Thompson Group, LLC
Key Energy Services, Inc. and Key Energy Services, LLC	September 30, 2010	Stock Purchase of OFS Holdings, LLC and OFS Energy Services, LLC
Key Energy Services, LLC	November 15, 2010	Asset Purchase of Five J.A.B. Rig Services, LLC, Five J.A.B. Oilfield Construction Services, LLC, Five J.A.B. Hauling Services, LLC and Five J.A.B. Vacuum Services, LLC
Key Energy Services, LLC	December 15, 2010	Stock Purchase of Enhanced Oilfield Technologies, LLC

Key Energy Services, LLC	January 11, 2011	Asset Purchase of Equity Energy Company
Key Energy Services, LLC	February 24, 2011	Asset Purchase of Bandera SWD, Ltd. and Bandera Exploration Company, Inc.
Key Energy Services, Inc.	August 5, 2011	Merger Acquisition and Edge Oilfield Services, L.L.C. and Summit Oilfield Services, L.L.C.
Key Energy Services, LLC	March 30, 2012	Asset Purchase of Trilogy Operating, Inc.

SCHEDULE 9.1.19

to

Loan and Security Agreement

LOCATIONS OF OFFICES

Entity	Organizational Identification Number	Principal Place of Business	Chief Executive Office Address
Key Energy Services, Inc.	D00752055	1301 McKinney Street, Suite 1800, Houston, TX 77010	1301 McKinney Street, Suite 1800, Houston, TX 77010
Key Energy Services, LLC	800750440	1301 McKinney Street, Suite 1800, Houston, TX 77010	1301 McKinney Street, Suite 1800, Houston, TX 77010
Key Energy Mexico, LLC	4572298	1301 McKinney Street, Suite 1800, Houston, TX 77010	1301 McKinney Street, Suite 1800, Houston, TX 77010

SCHEDULE 9.1.21

to

Loan and Security Agreement

PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES

1.	Borrowers’ and Restricted Subsidiaries’ patents:

Country	Patent	Owner	Status in Patent Office	Registration No.	Registration Date
United States	Automated Oil Rig Servicing System	Key Energy Services, LLC	Granted	5,988,299	23-Nov-1999
United States	Automated Oil Rig Servicing System	Key Energy Services, LLC	Granted	5,711,382	27-Jan-1998
United States	Remotely Accessible Mobile Repair Unit For Wells	Key Energy Services, LLC	Granted	6,079,490	27-Jun-2000
United States	Oil recovery method	Key Energy Services, LLC	Granted	6,164,493	26-Dec-2000
United States	Oil Recovery System And Apparatus	Key Energy Services, LLC	Granted	6,168,054	02-Jan-2001
United States	Method Of Ensuring That Well Tubing Was Properly Stretched	Key Energy Services, LLC	Granted	6,209,639	03-Apr-2001
United States	Method of distinguishing between installing different sucker rods	Key Energy Services, LLC	Granted	6,213,207	10-Apr-2001
United States	Torque-Turn System For A Three-Element Sucker Rod Joint	Key Energy Services, LLC	Granted	6,212,763	11-Jan-2005
United States	Method Of Recording A Cross-Load On A Mobile Repair Unit For A Well	Key Energy Services, LLC	Granted	6,241,020	05-Jun-2001
United States	Method of distinguishing the raising and lowering of tubing and sucker rods	Key Energy Services, LLC	Granted	6,253,849	03-Jul-2001
United States	Engine speed control for hoist and tongs	Key Energy Services, LLC	Granted	6,276,449	21-Aug-2001
United States	Oil Well Servicing System	Key Energy Services, LLC	Granted	6,377,189	23-Apr-2002
United States	Sucker Rod Tool	Key Energy Services, LLC	Granted	6,374,706	23-Apr-2002
United States	Method Of Monitoring Pumping Operations Of A Service Vehicle At A Well Site	Key Energy Services, LLC	Granted	6,578,634	17-Jun-2003
United States	Method Of Monitoring Operations Of Multiple Service Vehicles At A Well Site	Key Energy Services, LLC	Granted	6,728,638	27-Apr-2004
United States	Tongs Monitor With Learning Mode	Key Energy Services, LLC	Granted	6,758,095	06-Jul-2004
United States	Method Of Managing A Well File Record At A Well Site	Key Energy Services, LLC	Granted	6,826,492	30-Nov-2004

Country	Patent	Owner	Status in Patent Office	Registration No.	Registration Date
United States	Mechanical Multiplier For A Strain Gage On A Derrick	Key Energy Services, LLC	Granted	6,898,983	31-May-2005
United States	Engine Speed Limiter For A Hoist	Key Energy Services, LLC	Granted	7,004,456	28-Feb-2006
United States	Servicing System For Wells	Key Energy Services, LLC	Granted	7,006,009	28-Feb-2006
United States	Activity Data Capture System For A Well Service Vehicle	Key Energy Services, LLC	Granted	7,006,920	28-Feb-2006
United States	Ergonomics Safety Warning Device And Method To Prevent Clutch Burning	Key Energy Services, LLC	Granted	7,029,422	18-Apr-2006
United States	Method Of Monitoring Service Operations Of A Service Vehicle At A Well Site	Key Energy Services, LLC	Granted	7,064,677	20-Jun-2006
United States	Safemode Operating System For A Drilling Or Service Rig	Key Energy Services, LLC	Granted	7,114,577	03-Oct-2006
United States	Inventory Counter For Oil And Gas Wells	Key Energy Services, LLC	Granted	7,221,155	22-May-2007
United States	System For Assuring Engagement Of A Hydromatic Brake On A Drilling Or Well Service Rig	Key Energy Services, LLC	Granted	7,226,037	05-Jun-2007
United States	Warning Device And Method To Prevent Clutch Burning	Key Energy Services, LLC	Granted	7,228,899	12-Jun-2007
United States	Method And System For Evaluating Weight Data From A Service Rig	Key Energy Services, LLC	Granted	7,359,801	15-Apr-2008
United States	Pipe Handling Apparatus	Key Energy Services, LLC	Granted	6,533,519	18-Mar-2003
United States	Pipe Handling Apparatus	Key Energy Services, LLC	Granted	6,719,515	13-Apr-2004
United States	Pipe Handling Apparatus	Key Energy Services, LLC	Granted	6,969,223	29-Nov-2005
United States	Multiple Sensor For Preventing A Crown-Block Incursion On An Oil Well Rig	Key Energy Services, LLC	Granted	7,461,830	09-Dec-2008
United States	Brake System For A Well Service Or Drilling Hoist	Key Energy Services, LLC	Granted	7,513,338	07-Apr-2009
United States	Method And System For Displaying Scanning Data For Oil Well Tubing Based On Scanning Speed	Key Energy Services, LLC	Granted	7,518,526	14-Apr-2009
United States	Method For Determining Block Properties Of A Service Rig By Evaluating Rig Data	Key Energy Services, LLC	Granted	7,519,475	14-Apr-2009
United States	Method And System For Setting And Analyzing Tubing Target Pressures For Tongs	Key Energy Services, LLC	Granted	7,519,508	14-Apr-2009
United States	Method And System For Interpreting Tubing Data	Key Energy Services, LLC	Granted	7,571,054	04-Aug-2009

Country	Patent	Owner	Status in Patent Office	Registration No.	Registration Date
United States	Method And System For Scanning Tubing	Key Energy Services, LLC	Granted	7,588,083	15-Sep-2009
United States	Method And System For Evaluating Rod Breakout Based On Tong Pressure Data	Key Energy Services, LLC	Granted	7,631,563	15-Dec-2009
United States	Method And System For Evaluating And Displaying Depth Data	Key Energy Services, LLC	Granted	7,672,785	02-Mar-2010
United States	Method And System For Evaluating Weight Data From A Service Rig	Key Energy Services, LLC	Granted	7,657,376	02-Feb-2010
United States	Method Of Treating Oil And Gas Wells	Key Energy Services, LLC	Granted	7,066,266	27-Jun-2006
United States	Method Of Pumping An “In-The-Formation” Diverting Agent In A Lateral Section Of An Oil And Gas Well	Key Energy Services, LLC	Granted	7,273,104	25-Sep-2007
United States	Method And System For Calibrating A Tube Scanner	Key Energy Services, LLC	Granted	7,788,054	31-Aug-2010
United States	Method and System for Governing Block Speed	Key Energy Services, LLC	Granted	7,793,918	14-Sep-2010
United States	Method and System for Controlling a Well Service Rig Based on Load Data	Key Energy Services, LLC	Granted	7,917,293	29-Mar-2011
United States	Method And System For Automatically Setting, Adjusting, And Monitoring Load-Based Limits On A Well Service Rig	Key Energy Services, LLC	Granted	8,589,036	19-Nov-2013
United States	Method and System for Controlling Tongs Make-Up Speed and Evaluating and Controlling Torque at the Tongs	Key Energy Services, LLC	Granted	8,590,401	26-Nov-2013
United States	Method and System for Monitoring the Efficiency and Health of a Hydraulically Driven System	Key Energy Services, LLC	Granted	8,280,639	02-Oct-2012
United States	Method And System For Controlling A Well Service Rig Based On Load Data	Key Energy Services, LLC	Granted	8,280,636	02-Oct-2012
United States	Anchor Assembly And Method Of Installing Anchors	Key Energy Services, LLC	Granted	8,684,096	01-Apr-2014
United States	Hydraulic Setting Assembly	Key Energy Services, LLC	Granted	8,453,729	04-Jun-2013
United States	Method And System For Evaluating Sensor Data From A Well Service Rig	Key Energy Services, LLC	Pending	13/283,473	Filed 27-Oct-2011
United States	Methods Of Mechanized And Automated Tripping Of Rods And Tubulars	Key Energy Services, LLC	Pending	14/084,089	Filed 19-Nov-2013

Country	Patent	Owner	Status in Patent Office	Registration No.	Registration Date
United States	Mechanized And Automated Well Service Rig System	Key Energy Services, LLC	Pending	14/083,978	Filed 19-Nov-2013
United States	Mechanized And Automated Catwalk System	Key Energy Services, LLC	Pending	14/084,017	Filed 19-Nov-2013
United States	Mechanized And Automated Well Service Rig	Key Energy Services, LLC	Pending	14/083,996	Filed 19-Nov-2013
United States	Tong System For Tripping Rods And Tubulars	Key Energy Services, LLC	Pending	14/084,040	Filed 19-Nov-2013
United States	Rod And Tubular Racking System	Key Energy Services, LLC	Pending	14/084,206	Filed 19-Nov-2013
United States	Method And System For Controlling Tongs Make-Up Speed And Evaluating And Controlling Torque At The Tongs	Key Energy Services, LLC	Granted	9,027,416	12-May-2015
United States	Methods and Apparatus for Cementing Wells	Key Energy Services, LLC	Pending	13/506,277	Awaiting Filing Application Publication
United States	Pipe Handling Apparatus	Key Energy Services, LLC	Pending	13/815,526	Filed 09-Mar-2013
Canada	A System For Assuring Engagement Of Hydromatic Brake On A Drilling Or Well Service Rig	Key Energy Services, Inc.	Issued	2578027	25-Jan-2011
Mexico	A System For Assuring Engagement Of Hydromatic Brake On A Drilling Or Well Service Rig	Key Energy Services, Inc.	Issued	264391	9-Feb-2009
Russia	A System For Assuring Engagement Of Hydromatic Brake On A Drilling Or Well Service Rig	Key Energy Services, Inc.	Issued	2408524	10-Jan-2011
Canada	Safemode Operating System For A Drilling Or Service Rig	Key Energy Services, Inc.	Issued	2557259	19-Oct-2010
Mexico	Safemode Operating System For A Drilling Or Service Rig	Key Energy Services, Inc.	Issued	269652	1-Sep-2009
Canada	Activity Data Capture System For A Well Service Vehicle	Key Energy Services, Inc.	Issued	2540175	12-Apr-2011
Mexico	Activity Data Capture System For A Well Service Vehicle	Key Energy Services, Inc.	Issued	246446	14-Jun-2007
Russia	Activity Data Capture System For A Well Service Vehicle	Key Energy Services, Inc.	Issued	2389871	20-May-2010
Canada	Apparatus And Device For Minimizing Slippage On A Drum Clutch	Key Energy Services, Inc.	Issued	2512325	23-Mar-2010
Mexico	Apparatus And Device For Minimizing Slippage On A Drum Clutch	Key Energy Services, Inc.	Issued	258093	23-Jun-2008

Country	Patent	Owner	Status in Patent Office	Registration No.	Registration Date
Canada	Warning Device To Prevent Clutch Burning On A Well Service Rig	Key Energy Services, Inc.	Issued	2515315	23-Mar-2010
Mexico	Warning Device To Prevent Clutch Burning On A Well Service Rig	Key Energy Services, Inc.	Issued	257788	10-June-2008
Canada	Torque-Turns System For A Three-Element Sucker Rod Joint	Key Energy Services, Inc.	Issued	2360238	11-Jan-2005
Canada	Remotely Accessible Mobile Repair Unit For Wells	Key Energy Services, Inc. Unitrak Services, L. P.	Issued	2238998	15-Jan-2008
Canada	Remotely Accessible Mobile Repair Unit For Wells	Key Energy Services, Inc.	Issued	2533832	20-Feb-2007
Canada	Remotely Accessible Mobile Repair Unit For Wells	Key Energy Services, Inc.	Issued	2533839	15-May-2007
Canada	Remotely Accessible Mobile Repair Unit For Wells	Key Energy Services, Inc.	Issued	2533836	29-Jan-2008
Canada	Remotely Accessible Mobile Repair Unit For Wells	Key Energy Services, Inc.	Issued	2533843	20-Feb-2007
Canada	Engine Speed Control For Hoist And Tongs	Key Energy Services, Inc.	Issued	2360235	9-Aug-2005
Canada	Oil Well Servicing System	Key Energy Services, Inc.	Issued	2382231	26-Jul-2005
Canada	Tongs Monitor With Learning Mode	Key Energy Services, Inc. Unitrak Services, L. P.	Issued	2397510	31-Jul-2007
Russia	Servicing System For Wells	Key Energy Services, Inc.	Issued	2316052	27-Jan-2008
Canada	Servicing System For Wells	Key Energy Services, Inc. Unitrak Services, L. P.	Issued	2391914	19-Sep-2006
Mexico	Servicing System For Wells	Key Energy Services, Inc.	Issued	255577	24-Mar-2008
Mexico	Crown Out Floor Out System For A Well Service Rig	Key Energy Services, Inc.	Issued	258158	24-Jun-2008
Russia	Crown Out Floor Out System For A Well Service Rig	Key Energy Services, Inc.	Issued	2353568	27-Apr-2009
Canada	Engine Speed Limiter For A Hoist	Key Energy Services, Inc.	Issued	2501255	4-Jan-2011
Mexico	Engine Speed Limiter For A Hoist	Key Energy Services, Inc.	Issued	255633	26-Mar-2008
Russia	Engine Speed Limiter For A Hoist	Key Energy Services, Inc.	Issued	2338050	10-November-2008
Canada	Sucker Rod Tool	Key Energy Services, Inc.	Issued	2381549	2-Jan-2007

Country	Patent	Owner	Status in Patent Office	Registration No.	Registration Date
Canada	A Method Of Monitoring Pumping Operations Of A Service Vehicle At A Well Site	Key Energy Services, Inc.	Issued	2382630	14-Mar-2006
Canada	Brake System For A Well Service Or Drilling Hoist	Key Energy Services, Inc.	Issued	2621552	15-May-2012
Mexico	Brake System For A Well Service Or Drilling Hoist	Key Energy Services, Inc.	Issued	290100	12-Sep-2011
Russia	Brake System For A Well Service Or Drilling Hoist	Key Energy Services, Inc.	Issued	2400419	27-Sep-2010
Canada	Method And System For Calibrating A Tube Scanner	Key Energy Services, Inc.	Allowed	Pending	Filed 26-Mar-2007
Mexico	Method And System For Calibrating A Tube Scanner	Key Energy Services, Inc.	Issued	293462	9-Dec-2011
Canada	Method And System For Evaluating And Displaying Depth Data	Key Energy Services, Inc.	Pending	Pending	Filed 26-Mar-2007
Mexico	Method And System For Evaluating And Displaying Depth Data	Key Energy Services, Inc.	Issued	283815	9-Feb-2011
Mexico	Method And System For Interpreting Tubing Data	Key Energy Services, Inc.	Issued	284942	23-Mar-2011
Mexico	Method And System For Displaying Scanning Data For Oil Well Tubing Based On Scanning Speed	Key Energy Services, Inc.	Issued	270310	23-Sep-2009
Mexico	Method And System For Scanning Tubing	Key Energy Services, Inc.	Issued	283881	10-Feb-2011
Canada	Method For Determining Block Properties Of A Service Rig By Evaluating Rig Data	Key Energy Services, Inc.	Issued	2621544	1-Oct-2013
Mexico	Method For Determining Block Properties Of A Service Rig By Evaluating Rig Data	Key Energy Services, Inc.	Issued	290101	12-Sep-2011
Russia	Method For Determining Block Properties Of A Service Rig By Evaluating Rig Data	Key Energy Services, Inc.	Issued	2412329	20-Feb-2011
Canada	Method And System For Evaluating Weight Data From A Service Rig	Key Energy Services, Inc.	Issued	2621546	27-Jan-2015
Canada	Method And System For Evaluating Weight Data From A Service Rig	Key Energy Services, Inc.	Pending	Pending	Filed 8-Sep-2006
Russia	Method And System For Evaluating Weight Data From A Service Rig	Key Energy Services, Inc.	Issued	2408784	10-Jan-2011
Mexico	Method And System For Evaluating Weight Data From A Service Rig	Key Energy Services, Inc.	Pending	Pending	Filed 8-Sep-2006
Canada	Method And System For Setting And Analyzing Tubing Target Pressures For Tongs	Key Energy Services, Inc.	Issued	2621592	10-Dec-2013

Country	Patent	Owner	Status in Patent Office	Registration No.	Registration Date
Mexico	Method And System For Setting And Analyzing Tubing Target Pressures For Tongs	Key Energy Services, Inc.	Issued	284221	17-Nov-2010
Russia	Method And System For Setting And Analyzing Tubing Target Pressures For Tongs	Key Energy Services, Inc.	Issued	2421324	20-Jun-2011
Canada	Method And System For Governing Block Speed	Key Energy Services, Inc.	Issued	2639343	1-Oct-2013
Mexico	Method And System For Governing Block Speed	Key Energy Services, Inc.	Issued	296327	20-Feb-2012
Russia	Method And System For Governing Block Speed	Key Energy Services, Inc.	Issued	2467947	27-Nov-2012
Mexico	System For Controlling A Well Service Rig Based On Load Data	Key Energy Services, Inc.	Issued	310799	24-Jun-2013
Canada	Method And System For Controlling A Well Service Rig Based On Load Data	Key Energy Services, Inc.	Allowed	Pending	Filed 2-Sep-2008
Canada	Method And System For Controlling A Well Service Rig Based On Load Data	Key Energy Services, Inc.	Allowed	Pending	Filed 2-Sep-2008
Mexico	Method And System For Controlling A Well Service Rig Based On Load Data	Key Energy Services, Inc.	Issued	290099	12-Sep-2011
Russia	Method And System For Controlling A Well Service Rig Based On Load Data	Key Energy Services, Inc.	Issued	2445440	20-Mar-2012
Canada	Method And System For Evaluating Rod Breakout Based On Tong Pressure Data	Key Energy Services, Inc.	Pending	Pending	Filed 2-Sep-2008
Mexico	Method And System For Evaluating Rod Breakout Based On Tong Pressure Data	Key Energy Services, Inc.	Issued	296326	20-Feb-2012
Russia	Method And System For Evaluating Rod Breakout Based On Tong Pressure Data	Key Energy Services, Inc.	Issued	2447255	10-Apr-2012
Canada	Method And System For Controlling Tongs Make-Up Speed And Evaluating And Controlling Torque At The Tongs	Key Energy Services, Inc.	Pending	Pending	Filed 27-Nov-2009
Canada	Method And System For Monitoring The Efficiency And Health Of A Hydraulically Driven System	Key Energy Services, Inc.	Pending	Pending	Filed 27-Nov-2009
Canada	Method And System For Automatically Setting, Adjusting, And Monitoring Load-Based Limits On A Well Service Rig	Key Energy Services, LLC	Pending	Pending	Filed 16-Jun-2011

Country	Patent	Owner	Status in Patent Office	Registration No.	Registration Date
Mexico	Method And System For Automatically Setting, Adjusting, And Monitoring Load-Based Limits On A Well Service Rig	Key Energy Services, LLC	Issued	317306	21-Jan-2014
Russia	Method And System For Automatically Setting, Adjusting, And Monitoring Load-Based Limits On A Well Service Rig	Key Energy Services, LLC	Pending	Pending	Filed 16-Jun-2011
Canada	Method And System For Evaluating Sensor Data From A Well Service Rig	Key Energy Services, LLC	Pending	Pending	Filed 26-Oct-2011
Mexico	Method And System For Evaluating Sensor Data From A Well Service Rig	Key Energy Services, LLC	Pending	Pending	Filed 26-Oct-2011
Russia	Method And System For Evaluating Sensor Data From A Well Service Rig	Key Energy Services, LLC	Published	Pending	Filed 26-Oct-2011
Canada	Sandline Spooling Measurement And Control System	Key Energy Services, LLC	Pending	Pending	Filed 4-Feb-2014
Wipo	Sandline Spooling Measurement And Control System	Key Energy Services, LLC	Published	Pending	Filed 4-Feb-2014
Canada	Mechanized And Automated Well Service Rig System	Key Energy Services, LLC	Pending	Pending	Filed 19-Nov-2013
Canada	Mechanized And Automated Well Service Rig	Key Energy Services, LLC	Pending	Pending	Filed 19-Nov-2013
Canada	Mechanized And Automated Catwalk System	Key Energy Services, LLC	Pending	Pending	Filed 19-Nov-2013
Canada	Tong System For Tripping Rods And Tubulars	Key Energy Services, LLC	Pending	Pending	Filed 19-Nov-2013
Canada	Methods Of Mechanized And Automated Tripping Of Rods And Tubulars	Key Energy Services, LLC	Pending	Pending	Filed 19-Nov-2013
Canada	Rod And Tubular Racking System	Key Energy Services, LLC	Pending	Pending	Filed 19-Nov-2013

2.	Borrowers’ and Restricted Subsidiaries’ trademarks:

Country	Trademark	Owner	Status in Trademark Office	Registration No.	Registration Date
United States	Key and Design	Key Energy Services, LLC	Registered	3239879	08-May-2007
United States	Key and Design	Key Energy Services, LLC	Registered	3239878	08-May-2007
United States	KEY ENERGY SERVICES	Key Energy Services, LLC	Registered	2819710	02-Mar-2004
United States	KEYVIEW	Key Energy Services, LLC	Registered	2796275	16-Dec-2003

Country	Trademark	Owner	Status in Trademark Office	Registration No.	Registration Date
United States	KEY	Key Energy Services, LLC	Registered	2789908	02-Dec-2003
United States	KEY ENERGY	Key Energy Services, LLC	Registered	2823181	16-Mar-2004
United States	KEY	Key Energy Services, LLC	Registered	2823179	16-Mar-2004
United States	HYDRA-WALK	Key Energy Services, LLC	Registered	2812695	10-Feb- 2004
United States	SMARTTONG	Key Energy Services, LLC	Registered	3833133	10-Aug-2010
United States	ENHANCED OILFIELD TECHNOLOGIES	Key Energy Services, LLC	Registered	4276530	15-Jan-2013
United States	ENHANCED OILFIELD TECHNOLOGIES	Key Energy Services, LLC	Registered	4284132	29-Jan-2013
Canada	KEYVIEW	Key Energy Services, Inc.	Registered	689858	15-Jun-2007
Mexico	KEYVIEW	Key Energy Services, Inc.	Registered	843063	19-Jul-2004
Oman	KEYVIEW	Key Energy Services, Inc.	Registered	52254	10-May-2009
Russia	KEYVIEW	Key Energy Services, Inc.	Registered	387828	26-Aug-2009
Saudi Arabia	KEYVIEW	Key Energy Services, Inc.	Registered	142504320	13-Jul-2005
Canada	KEY and Design	Key Energy Services, Inc.	Registered	631136	26-Jan-2005
Egypt	KEY and Design	Key Energy Services, Inc.	Pending	164628	Filed 7-Feb-2004
Egypt	KEY and Design	Key Energy Services, Inc.	Pending	164630	Filed 7-Feb-2004
Canada	KEY ENERGY	Key Energy Services, Inc.	Registered	638266	25-Apr-2005
Egypt	KEY ENERGY	Key Energy Services, Inc.	Registered	164633	13-Jun-2007
Egypt	KEY ENERGY	Key Energy Services, Inc.	Registered	164634	26-Jun-2006
Egypt	KEY ENERGY	Key Energy Services, Inc.	Registered	164635	4-Jun-2007
Egypt	KEY ENERGY	Key Energy Services, Inc.	Registered	164636	22-Sep-2010
Egypt	KEY ENERGY	Key Energy Services, Inc.	Registered	164637	19-Sep-2010
Mexico	KEY ENERGY	Key Energy Services, Inc.	Registered	867620	22-Feb-2005
Mexico	KEY ENERGY	Key Energy Services, Inc.	Registered	878073	26-Apr-2005

Country	Trademark	Owner	Status in Trademark Office	Registration No.	Registration Date
Mexico	KEY ENERGY	Key Energy Services, Inc.	Registered	868730	24-Feb-2005
Mexico	KEY ENERGY	Key Energy Services, Inc.	Registered	887647	23-Jun-2005
Mexico	KEY ENERGY	Key Energy Services, Inc.	Registered	867619	22-Feb-2005
Russia	KEY ENERGY	Key Energy Services, Inc.	Registered	281780	3-Feb-2005
Egypt	KEY	Key Energy Services, Inc.	Registered	164622	10-Oct-2006
Egypt	KEY	Key Energy Services, Inc.	Pending	164623	Filed 7-Feb-2004
Egypt	KEY	Key Energy Services, Inc.	Registered	164624	22-Sep-2010
Egypt	KEY	Key Energy Services, Inc.	Registered	164625	19-Sep-2010
Egypt	KEY	Key Energy Services, Inc.	Pending	164626	Filed 7-Feb-2004
Egypt	KEY	Key Energy Services, Inc.	Published	164627	Filed 7-Feb-2004
Canada	KEY	Key Energy Services, Inc.	Registered	631449	28-Jan-2005
Mexico	KEY	Key Energy Services, Inc.	Registered	879970	29-Apr-2005
Mexico	KEY	Key Energy Services, Inc.	Registered	899669	21-Sep-2005
Mexico	KEY	Key Energy Services, Inc.	Registered	887648	28-Jun-2005
Mexico	KEY	Key Energy Services, Inc.	Registered	863782	15-Dec-2004
Mexico	KEY	Key Energy Services, Inc.	Registered	881314	13-May-2005
Russia	KEY	Key Energy Services, Inc.	Registered	277471	29-Oct-2004
Mexico	NEW KEY ENERGY LOGO	Key Energy Services, Inc.	Registered	924808	20-Mar-2006
Mexico	NEW KEY ENERGY LOGO	Key Energy Services, Inc.	Registered	942065	30-Jun-2006
Mexico	NEW KEY ENERGY LOGO	Key Energy Services, Inc.	Registered	918556	31-Jan-2006
Mexico	NEW KEY ENERGY LOGO	Key Energy Services, Inc.	Registered	941288	29-Jun-2006
Mexico	NEW KEY ENERGY LOGO	Key Energy Services, Inc.	Registered	972572	16-Feb-2007
Mexico	NEW KEY ENERGY LOGO	Key Energy Services, Inc.	Pending	756552	Filed 15-Dec-2005
Mexico	NEW KEY ENERGY LOGO (refiled)	Key Energy Services, Inc.	Registered	1078335	13-Jan-2009

Country	Trademark	Owner	Status in Trademark Office	Registration No.	Registration Date
Canada	NEW KEY ENERGY LOGO	Key Energy Services, Inc.	Registered	675380	20-Oct-2006
Oman	New Key Energy Logo	Key Energy Services, Inc.	Registered	52255	16-Jan-2011
Oman	New Key Energy Logo	Key Energy Services, Inc.	Registered	52256	10-May-2009
Oman	New Key Energy Logo	Key Energy Services, Inc.	Registered	52257	10-May-2009
Oman	New Key Energy Logo	Key Energy Services, Inc.	Registered	52258	10-May-2009
Oman	New Key Energy Logo	Key Energy Services, Inc.	Registered	52259	10-May-2009
Oman	New Key Energy Logo	Key Energy Services, Inc.	Registered	52260	10-May-2009
Russia	New Key Energy Logo	Key Energy Services, Inc.	Registered	382873	7-Jul-2009

3.	Borrowers’ and Subsidiaries’ copyrights:

None.

4.	Borrowers’ and Subsidiaries’ licenses (other than routine business licenses, authorizing them to transact business in local jurisdictions):

None.

SCHEDULE 9.1.24

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Loan and Security Agreement

HEDGING AGREEMENTS

None.

SCHEDULE 9.1.25(A)

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Loan and Security Agreement

FILING OFFICES

Entity	Filing Office
Key Energy Services, Inc.	Maryland Department of Assessments and Taxation
Key Energy Services, LLC	Texas Secretary of State
Key Energy Mexico, LLC	Delaware Secretary of State

SCHEDULE 10.1.20

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Loan and Security Agreement

POST-CLOSING UNDERTAKINGS

Borrowers will, and will cause each other Obligor to, as expeditiously as reasonably possible, but in no event later than the number of days after the Closing Date applicable to each item set forth below (as any such period may be extended by Administrative Agent in its sole discretion), provide the items or perform the actions listed below to the extent not provided or performed on or prior to the Closing Date (or waived by the Administrative Agent in its sole discretion):

1.	Within 45 days after the Closing Date, Borrowers shall cause Key Energy Services (Mexico) LLC (a) to be merged with and into Key Energy Services LLC with Key Energy Services LLC as the survivor or (b) to become (i) a direct subsidiary of a Borrower or another Obligor and (ii) a Guarantor pursuant to Section 10.1.13.

2.	Within 90 days after the Closing Date, Borrowers shall deliver each of the following, in each case in form and substance reasonably acceptable to the Administrative Agent:

a.	Mortgages. A Mortgage encumbering each fee-owned parcel of Real Estate owned by an Obligor not constituting Excluded Property in favor of the Administrative Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Obligor that is the owner of or holder of any interest in such Real Estate, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Real Estate is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under Applicable Law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

b.	Title Insurance Policies. With respect to the Real Estate to be mortgaged pursuant to paragraph a above, a mortgagee title policy (or binder therefor) in form and substance reasonably acceptable to the Administrative Agent and including such reinsurance arrangements and such endorsements as shall be customary and reasonably acceptable to the Administrative Agent insuring the Lien of such Mortgage as a valid second mortgage Lien on the Mortgaged Property and fixtures described therein, subject to those exceptions to title as are reasonably acceptable to Administrative Agent, having a value not in excess of the fair market value of such Real Estate covering Administrative Agent’s interest under the Mortgage, by an insurer reasonably acceptable to Administrative Agent (the “Title Company”), which must be fully paid on such effective date.

c.	Surveys. A current, as-built survey of the Real Estate to be mortgaged pursuant to paragraph a above containing a metes-and-bounds property description (or other description satisfactory to the Title Company) and certified by a licensed surveyor reasonably acceptable to Administrative Agent; provided, however, that a survey shall not be required to the extent that (x) an existing survey together with an “affidavit of no change” satisfactory to the Title Company is delivered to the Administrative Agent and the Title Company and (y) the Title Company removes the standard survey exception and provides reasonable and customary survey related endorsements and other coverages in the applicable title insurance policy.

d.	Flood Determinations. A completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to the Real Estate to be mortgaged pursuant to paragraph a above (and, if such Real Estate is located in a special flood hazard area, an acknowledged notice to Obligor and flood insurance by an insurer reasonably acceptable to Administrative Agent).

e.	Environmental Assessment. With respect to the Real Estate to be mortgaged pursuant to paragraph a above, a Phase I environmental assessment, prepared by environmental engineers reasonably acceptable to Administrative Agent, and such other reports, certificates, studies or data as Administrative Agent may reasonably require in light of the environmental risks regarding such Real Estate.

f.	Appraisal. A current appraisal of the Real Estate to be mortgaged pursuant to paragraph a above, prepared by an appraiser reasonably acceptable to Administrative Agent.

g.	Consents. With respect to the Real Estate to be mortgaged pursuant to paragraph a above in which any other Person may have an interest, such assignments of leases, estoppel letters, attornment agreements, consents, approvals, amendments, supplements, affidavits, waivers and releases as Administrative Agent may reasonably require in order to grant and to perfect the Liens contemplated by the Mortgage to be delivered pursuant to paragraph a above with respect to such Real Estate.

h.	Affidavits and Other Information. With respect to the Real Estate to be mortgaged pursuant to paragraph a above, such customary affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the insurance policies and endorsements contemplated above, in each case in form and substance reasonably acceptable to Borrower Agent.

i.	Opinions. Customary written opinions, addressed to the Administrative Agent and the Secured Parties, of local counsel to the Obligors in each jurisdiction (i) where Real Estate to be mortgaged pursuant to paragraph a above is located and (ii) where the applicable Obligor granting the Mortgage to be delivered pursuant to paragraph a above on said Real Estate is organized, regarding the due execution and delivery and enforceability of each such Mortgage, the corporate formation, existence and good standing of the applicable Obligor, and such other matters as may be reasonably requested by the Administrative Agent.

j.	Real Property Collateral Fees and Expenses. Evidence reasonably acceptable to the Administrative Agent of payment (or arrangement reasonably satisfactory to the Administrative Agent for the payment) of all title and lien searches and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages to be delivered pursuant to paragraph a above.

3.	Within 90 days of the Closing Date, with respect to each Specified Vehicle owned by an Obligor and each other Vehicle owned by an Obligor not constituting Excluded Property, the applicable Obligor shall record the Administrative Agent as the second lien security holder with the relevant state department of motor vehicles on the certificate of title for such Vehicle or Specified Vehicle.

4.	Within 30 days of the Closing Date, Borrowers shall deliver, endorsements to the insurance policies of the Obligors or other evidence in form and substance reasonably acceptable to the Administrative Agent to the effect that (i) the Administrative Agent is a lenders loss payee under the property insurance policies of the Obligors and (ii) the Administrative Agent and the Lenders are additional insureds under the liability insurance policies of the Obligors.

5.	Within 30 days after the Closing Date, Borrowers shall deliver a Lien Waiver with respect to the Real Estate located at 1301 McKinney Street, Suite 1800, Houston, TX 77010 signed by the landlord of such Real Estate, in substantially the form of the Lien Waiver previously requested by the Administrative Agent with such changes thereto as are reasonably acceptable to the Administrative Agent.

6.	Within 15 days after the Closing Date, Administrative Agent shall have received evidence that Borrowers have delivered the originals of the documents listed as items ##6, 7, 8, 9, 11, 14, 15, 16 and 17 of Schedule 10.2.4 and the originals of the existing related endorsements or assignments to the Term Loan Agent.

7.	Within 30 days after the Closing Date, Administrative Agent shall have received evidence that Borrowers have delivered the originals of the amended and restated documents listed as items ##12 and 13 of Schedule 10.2.4 and the originals of the related endorsements or assignments, each in form and substance reasonably acceptable to the Term Loan Agent, to the Term Loan Agent.

8.	Within 5 days after the Closing Date, Borrowers shall deliver a Securities Account Control Agreement with respect to Account no. 1AB26101 maintained at Wells Fargo Securities, LLC signed by Wells Fargo Securities, LLC, in the form previously agreed to.

SCHEDULE 10.2.1(l)

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Loan and Security Agreement

CLOSING DATE BORROWED MONEY

Borrowed Money under that certain unsecured Performance Letter of Credit Facility dated as of November 7, 2013 between HSBC Bank USA, National Association, as the Bank and Letter of Credit issuer, and Key Energy Services, Inc.

SCHEDULE 10.2.4

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Loan and Security Agreement

INVESTMENTS

1.	100% of issued and outstanding membership interests of Key International, LLC, a Maryland limited liability company, membership interests owned by Key Energy Services, Inc.

2.	100% of issued and outstanding membership interests of Misr Key Energy Investments, LLC, a Delaware limited liability company, membership interests owned by Key Energy Services, Inc.

3.	100% of issued and outstanding membership interests of Misr Key Energy Services, LLC, a Delaware limited liability company, membership interests owned by Key Energy Services, Inc.

4.	100% of issued and outstanding shares of Key Energy Services Luxembourg I S. à r.l., a Luxembourg Société à Responsibilité Limitée, shares owned by Key Energy Services, Inc.

5.	1% of the issued and outstanding shares of Key Energy Services DO Brasil – Services Petroliferos Ltda, a limited liability company duly registered in Brazil, shares owned Key Energy Services, LLC.

6.	Intercompany Note dated January 1, 2008, between Key Energy Services, Inc., as Payee, and Advanced Measurements, Inc., as Maker, in the amount of Five Million and No/100 U.S. Dollars ($5,000,000.00), subject to interest at the Federal Short-Term Rate plus Twenty (20) Basis Points per annum on the unpaid principal balance. The total balance due as of April 30, 2015 is Three Million Two Hundred Eighty One Thousand Two Hundred Nineteen and 28/100 U.S. Dollars ($3,281,219.28).

7.	Secured Promissory Note dated January 17, 2010, between Key Energy Services, LLC (formerly Key Energy Services Pressure Pumping Services, LLC, merged with and into Key Energy Services, LLC effective 31 December 2010), as Lender, and GK Drilling Tools Leasing Company, as Borrower, in the amount of Five Million Five Hundred Seven Thousand Three Hundred Seventy Four and No/100 U.S. Dollars ($5,507,374.00), subject to interest at Three Percent (3.0%) per annum on the unpaid principal balance. The total balance due as of April 30, 2015 is Five Million One Hundred Eighty Seven Thousand Five Hundred Seventy Six and 71/100 U.S. Dollars ($5,187,576.71).

8.	Secured Promissory Note dated April 10, 2010, between Key Energy Services, LLC, as Lender, and GK Drilling Tools Leasing Company, as Borrower, in the amount of Five Million Eighteen Thousand Six Hundred Twenty Five and No/100 U.S. Dollars ($5,018,625.00), subject to interest at Three Percent (3.0%) per annum on the unpaid principal balance. The total balance due as of April 30, 2015 is Five Million Eight Hundred Fifty Two Thousand Five Hundred Sixty Two and 19/100 U.S. Dollars ($5,852,562.19).

9.	Intercompany Note dated February 1, 2012, between Key Energy Services, LLC, as Payee, and Key Energy Services de Mexico, S. de R.L. de C.V., as Maker, in the amount of Sixty Three Million Four Hundred Thirty Five Thousand Twenty Two and No/100 U.S. Dollars ($63,435,022.00), subject to interest at Three and Three Quarter Percent (3.75%) per annum on the unpaid principal balance. The total balance due as of April 30, 2015 is Nine Million Three Thousand Three Hundred Sixty Four and 64/100 U.S. Dollars ($9,003,364.64).

10.	Loan Agreement dated April 12, 2012, between Key Energy Services, LLC, as Lender, and Geostream Services Group, as Borrower, in the amount of Seven Hundred Thousand and No/100 U.S. Dollars ($700,000.00), subject to interest at Three Percent (3.0%) per annum on the unpaid principal balance. The total balance due as of April 30, 2015 is Seven Hundred Sixty Seven Thousand Nine Hundred Forty One and 65/100 U.S. Dollars ($767,941.65).

11.	Intercompany Note dated October 17, 2012, between Key Energy Services, LLC, as Payee, and Key Energy Services de Mexico, S. de R.L. de C.V., as Maker, in the amount of Twenty Million and No/100 U.S. Dollars ($20,000,000.00), subject to interest at Three and Three Quarter Percent (3.75%) per annum on the unpaid principal balance. The total balance due as of April 30, 2015 is Seventeen Million Two Hundred Ninety Eight Thousand Five Hundred Six and 59/100 U.S. Dollars ($17,298,506.59).

12.	Secured Promissory Note dated March 11, 2013, between Key Energy Services, LLC, as Lender, and GK Drilling Tools Leasing Company, as Borrower, in the amount of Six Hundred Thousand and No/100 U.S. Dollars ($600,000.00), subject to interest at Three Percent (3.0%) per annum on the unpaid principal balance. The total balance due as of April 30, 2015 is Six Hundred Forty Thousand Two Hundred Twenty Eight and 91/100 U.S. Dollars ($640,228.91).

13.	Secured Promissory Note dated March 28, 2013, between Key Energy Services, LLC, as Lender, and GK Drilling Tools Leasing Company, as Borrower, in the amount of Six Hundred Thousand and No/100 U.S. Dollars ($600,000.00), subject to interest at Three Percent (3.0%) per annum on the unpaid principal balance. The total balance due as of April 30, 2015 is Six Hundred Thirty Nine Thousand Three Hundred Thirty Five and 87/100 U.S. Dollars ($639,335.87).

14.	Amended and Restated Promissory Note dated March 17, 2014, between Key Energy Services, Inc., as Holder, and Servicios Petroleros Argentina BV, as Borrower, in the amount of Three Million Eight Hundred Thousand One and 00/100 U.S. Dollars ($3,800,001.00). The total balance due as of April 30, 2015 is Eight Hundred Four Thousand Eight Hundred Seventy Six and 12/100 U.S. Dollars ($804,876.12).

15.	Amended and Restated Promissory Note dated March 14, 2014, between Key Energy Services, Inc., as Holder, and Servicios Petroleros Argentina BV, as Borrower, in the amount of Three Million Eight Hundred Sixty Five Thousand One Hundred Sixty Nine and 75/100 U.S. Dollars ($3,865,169.75). The total balance due as of April 30, 2015 is Two Million Eight Hundred Two Thousand Two Hundred Forty Eight and 07/100 U.S. Dollars ($2,802,248.07).

16.	Amended and Restated Promissory Note dated March 14, 2014, between Key Energy Services, LLC, as Holder, and Servicios Petroleros Argentina BV, as Borrower, in the amount of One Hundred Thirty Four Thousand Eight Hundred Thirty and 25/100 U.S. Dollars ($134,830.25). The total balance due as of April 30, 2015 is Ninety Seven Thousand Seven Hundred Fifty One and 93/100 U.S. Dollars ($97,751.93).

17.	Intercompany Note dated May 27, 2015, between Key energy Services, LLC as Payee, and Key Energy Services de Mexico, S. de R.L. de C.V., as Maker, in the amount of Fifteen Million and No/100 U.S. Dollars ($15,000,000.00), subject to interest at Three and Three Quarter Percent (3.75%) per annum on the unpaid principal balance.